As filed with the Securities and Exchange Commission on November 13, 2006.

                          (Registration No. 333-135245)


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (AMENDMENT NO. 1)



                                UTIX GROUP, INC.
                 (Name of small business issuer in its charter)

           Delaware                        7900                  75-2340624
   (State or jurisdiction of         (Primary Standard        (I.R.S. Employer
incorporation or organization)   Industrial Classification     Identification
                                       Code Number)                Number)

                     7 New England Executive Park, Suite 610
                            Burlington, MA 01803-2933
                                 (781) 229-2589
                        (Address and telephone number of
                               principal executive
                         offices and place of business)

                      ------------------------------------

                                 Anthony G. Roth
                             Chief Executive Officer
                     7 New England Executive Park, Suite 610
                            Burlington, MA 01803-2933
                               Tel: (781) 229-2589
                               Fax: (781) 229-8886
            (Name, address and telephone number of agent for service)

                                -----------------

                         Copy of all communications to:
                             Jeffrey A. Rinde, Esq.
                                Hodgson Russ, LLP
                                60 E. 42nd Street
                               New York, NY 10165
                               Ph. (212) 661-3535
                               Fax: (212) 972-1677

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF     AMOUNT TO     PROPOSED     PROPOSED     AMOUNT OF
SECURITIES TO BE REGISTERED       BE        MAXIMUM       MAXIMUM   REGISTRATION
                              REGISTERED    OFFERING     AGGREGATE       FEE
                                           PRICE PER     OFFERING
                                             SHARE         PRICE

--------------------------------------------------------------------------------
Common stock (1)               1,759,781      $1.50    $2,639,671.50    $282.44
--------------------------------------------------------------------------------
Common stock underlying          480,361      $4.00    $1,921,444.00    $205.59
warrants (2)
--------------------------------------------------------------------------------
            Total  (2)         2,240,142                $4,561,115.50   $488.03*
--------------------------------------------------------------------------------

*   $476.00 of the fee was paid with the initial filing on June 22, 2006.


(1) The price is estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and represents the average of the bid and asked prices of the common stock as reported on the OTC Bulletin Board on June 20, 2006, a date within 5 business days prior to the filing of this registration statement.

(2) Consists of shares of common stock issuable upon exercise of warrants that are being registered for the benefit of certain selling stockholders. Offering price represents the higher of: (a) the exercise prices of the warrants, and (b) the offering price of securities of the same class as the common stock underlying the warrants calculated in accordance with Rule 457(c), for the purpose of calculating the registration fee pursuant to Rule 457(g).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                                      PROSPECTUS


                 Subject to completion, dated November 13, 2006

                                UTIX GROUP, INC.
                        2,240,142 SHARES OF COMMON STOCK

      This prospectus relates to disposition of up to 2,240,142 shares of our common stock, or interests therein, by the selling stockholders referred to in this prospectus or their transferees. The shares covered by this prospectus include:

      o 1,759,781 shares of common stock held by the selling stockholders (including 384,369 shares held in escrow, to be released at such times as it will not cause certain of the selling stockholders to exceed ownership limitations to which they are subject); and


      o 480,361 shares issuable upon exercise of warrants held by the selling stockholders.

      We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, or interests therein, covered by this prospectus. However, we will receive gross proceeds of approximately $1,921,444 if the warrants are exercised for cash. Any proceeds received by us from the cash exercise of the warrants will be used for general corporate purposes.


      Our common stock is traded in the over-the-counter market and prices are quoted on the OTC Bulletin Board under the symbol "UTIX.OB". On November 9, 2006, the last reported sale price for our common stock was $1.15. The selling stockholders, or their transferees may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time or sale, or at negotiated prices.

INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is November __, 2006

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS


Prospectus Summary............................................................ 3
    Our Company............................................................... 3
    Corporate Information .................................................... 5
    The Offering.............................................................. 6
Summary Historical Financial Information...................................... 7
Risk Factors.................................................................. 8
Forward Looking Statements....................................................15
Use of Proceeds...............................................................15
Market for Our Common Stock...................................................16
Capitalization................................................................17
Management's Discussion and Analysis of Financial Condition and Results
  of Operations...............................................................18
Business......................................................................31
Legal Proceedings.............................................................42
Management....................................................................43
Executive Compensation........................................................49
Security Ownership of Certain Beneficial Owners and Management................53
Certain Relationships and Related Transactions................................58
Description of Securities.....................................................63
Selling Stockholders..........................................................66
Plan of Distribution..........................................................82
Legal Matters.................................................................84
Experts.......................................................................84
Changes in and Disagreements with Accountants on Accounting and Financial
  Disclosure..................................................................84
Where You Can Find Additional Information.....................................84
Financial Statements.........................................................F-1

                               PROSPECTUS SUMMARY


THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. TO FULLY UNDERSTAND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, THE RISKS OF PURCHASING OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS," AND OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES. IN THIS PROSPECTUS, "WE", "US" AND "OUR", REFER TO UTIX GROUP, INC. AND ITS WHOLLY-OWNED SUBSIDIARY CORPORATE SPORTS INCENTIVES, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES. UNLESS OTHERWISE INDICATED, THE TERM "YEAR," "FISCAL YEAR" OR "FISCAL" REFERS TO OUR FISCAL YEAR ENDING SEPTEMBER 30TH. EXCEPT AS SPECIFICALLY INDICATED OTHERWISE, WE HAVE ADJUSTED ALL REFERENCES TO OUR COMMON STOCK IN THIS PROSPECTUS TO REFLECT THE EFFECT OF A 1-FOR-100 REVERSE STOCK SPLIT ON APRIL 7, 2006.

                                   OUR COMPANY

      We provide prepaid experience tickets that are redeemable at golf courses, ski resorts, spas, bowling centers, movie theaters, nationwide and settled via the Discover(R) credit card network. Since the introduction of our magnetic strip tickets in June 2004, we have gone from issuing an average of 60,000 tickets annually, to issuing over 760,000 tickets in a two-year period. For the fiscal year ended September 30, 2005, we had a net loss of $9,961,000 on net revenues of $6,901,000, and for the nine month period ended June 30, 2006, we had a net loss of $8,756,000 on net revenues of $1,256,000.

      In conjunction with our technology partner, eFunds Prepaid Solutions/WildCard Systems, Inc., we have developed a proprietary model and technology that we believe uniquely identifies and segments merchants and specific lifestyle experiences in a manner that will enable us to offer an array of prepaid experience ticket products. We believe that we are currently the only issuer able to offer prepaid gift tickets redeemable for specific lifestyle experiences. Our prepaid tickets are settled on the Discover(R) Card credit system at varying prices at approximately 12,000 designated venues nationwide.

      Unlike traditional gift cards that are limited to a specified face dollar value at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience at one of numerous participating venues nationwide. Our products are offered through two distinct distribution channels:

o to corporations and other business users for incentive reward, consumer acquisition, and similar programs, and

o to consumers who purchase products at mass merchandise retail chains and through the internet for personal or business gifting.

      Our unique "System For Marketing Leisure Activity Through Prepaid Tickets" was granted patent number US 7,066,383 B2 on June 27, 2006.

Our principal strategic goals are to:

o establish our prepaid experience ticket methodology as the next generation of prepaid products, thereby increasing our revenues and profits; and

o establish our company as the premier provider of prepaid lifestyle experiences in the sports, recreation, leisure, and entertainment arenas.

      One of our marketing strategies is to create co-branded specialty tickets with leading marketing brands (e.g., Red Door Spas and Mario Tricoci Salons gift tickets) and various movie studio film releases. We recently entered into an exclusive relationship with PGA TOUR, Inc., which will allow us to utilize the PGA TOUR brand in connection with our development, marketing and sale of prepaid golf experience ticket products. We believe these license and co-brand opportunities will help establish Utix as the brand behind the brand and will create national awareness of our products and drive our sales performance.

                              CORPORATE INFORMATION

      We were incorporated in Delaware in 1988, under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc." In 1994, we changed our name to "Cyto Skin Care Corporation", and, later that year, to "Chantal Skin Care Corporation." In 1999, Chantal Skin Care Corporation became an inactive company with no substantial assets, liabilities, operations or transactions.

      In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc., a New Hampshire corporation ("Corporate Sports"), and changed our name to "Utix Group, Inc." As a result of the exchange, (i) Corporate Sports became our wholly owned subsidiary, (ii) the former security holders of Corporate Sports acquired a controlling interest in our company, and (iii) Corporate Sports' business became our primary business operations. Although Corporate Sports Incentives, Inc. is a wholly owned subsidiary, all staff and operations now reside in Utix Group, Inc. and we operate under the name Utix Group, Inc.

      Our headquarters are located at 7 New England Executive Park, Suite 610, Burlington, MA 01803, and our telephone number is 800-627-7547. Our website can be accessed at www.utix.com.

                                          THE OFFERING

Common Stock Offered by the
    Company....................................    None

Common Stock Offered by the Selling
    Stockholders...............................    Up to 2,240,142 shares of our
                                                   common stock, including: (i)
                                                   1,375,412 shares which are
                                                   currently issued and
                                                   outstanding, (ii) 384,369
                                                   shares held in escrow, to be
                                                   released at such times as it
                                                   will not cause certain of the
                                                   selling stockholders to
                                                   exceed ownership limitations
                                                   to which they are subject,
                                                   and (iii) up to 480,361
                                                   shares issuable upon exercise
                                                   of warrants held by the
                                                   selling stockholders

Common Stock Outstanding Prior to this
    Offering...................................    1,587,074 shares*

Common Stock Outstanding after this
    Offering...................................    2,451,804 shares

Use of Proceeds................................    We will not receive any
                                                   proceeds from this offering

Symbol for our Common Stock....................    "UTIX"

* Does not include 384,369 shares held in escrow, to be released at such times as it will not cause certain of the selling stockholders to exceed ownership limitations to which they are subject.

                                  RISK FACTORS

      We urge you to read the "Risk Factors" section beginning on page 8 of this prospectus so that you understand the risks associated with an investment in our common stock.

                       SUMMARY HISTORICAL FINANCIAL INFORMATION

      The following tables set forth our summary historical financial information. The calculation of basic and diluted net loss per share is described in Notes 3 and 13 to the financial statements included elsewhere in this prospectus. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS


                                For the Nine Months       For the Fiscal Year
                                   Ended June 30,         Ended September 30,
                                2006          2005        2005          2004
                                    (Unaudited)
                             -----------  -----------  -----------  -----------
Net Revenues                 $ 1,255,729  $ 6,272,087  $ 6,901,494  $ 2,264,862
Cost of Revenues                 980,748    6,414,948    6,740,821    1,372,310
Provision for Inventory
   Write-Down                         --      750,000      872,682           --
                             -----------  -----------  -----------  -----------
Gross Profit(Loss)               247,981     (892,861)    (712,009)     892,552
Selling and Administrative
   Expenses                    3,326,711    4,222,915    5,624,883    4,068,178
Non-Cash Operating Expenses      662,662      848,059      881,913      171,130
                             -----------  -----------  -----------  -----------
Loss from Operations          (3,714,392)  (5,963,835)  (7,218,805)  (3,346,756)
Other Income (Expense)          (107,055)     (90,462)    (248,263)    (256,198)
Non-Cash Interest and
   Other Expenses             (3,623,418)  (1,668,780)  (2,493,517)    (222,016)
                             -----------  -----------  -----------  -----------
Net loss                     $(7,444,865) $(7,723,077) $(9,960,585) $(3,824,970)
                             ===========  ===========  ===========  ===========
Series A preferred stock
   deemed dividend            (1,311,286)          --           --           --
                             -----------  -----------  -----------  -----------
Loss applicable to
   common shareholders       $(8,756,151) $(7,723,077) $(9,960,585) $(3,824,970)
                             ===========  ===========  ===========  ===========
Net loss per common share -
   Basic and diluted         $    (13.34) $    (20.86) $    (27.26) $    (23.10)
Weighted average common
   shares outstanding -
   Basic and diluted             656,511      370,235      365,393      165,606


CONSOLIDATED BALANCE SHEET DATA

                                    As at June 30,        As at September 30,
                                          2006            2005          2004
                                      (Unaudited)
                                    ---------------   -----------   -----------
Cash and cash equivalents             $ 2,385,841     $   748,586   $ 2,687,342
Working capital (deficit)                (590,770)     (3,922,868)   (2,107,371)
Total assets                            3,792,877       2,579,234     4,754,089
Long-term liabilities, including
   current portion of notes payable         5,271       5,004,306     3,870,414
Series A convertible preferred stock    5,405,000              --            --
Stockholders' deficit                  (5,871,058)     (5,113,497)   (2,236,802)

                                  RISK FACTORS


      An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties before buying shares of our common stock in this offering. If any of the damages threatened by any of the following risk factors actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.


RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY INCURRED OPERATING LOSSES, AND WE HAVE A WORKING CAPITAL DEFICIT AND AN ACCUMULATED STOCKHOLDERS' DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

      We incurred losses in fiscal 2005 and 2004 of $9,960,585 and $3,824,970, respectively. As of September 30, 2005, we had a working capital deficit of $3,922,868 and a total stockholders' deficit of $5,113,497. In addition, we expect to increase our infrastructure and fixed operating expenses to fund our anticipated growth. Further, we do not expect to generate profits in fiscal 2006 and may not be able to generate profits thereafter. As a result, we may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that we will ever achieve significant revenues or profitability or, if we do achieve them, that we will be able to consistently sustain them or increase them on a quarterly or annual basis.


WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING, FAILING WHICH THERE IS A HIGH RISK THAT WE MAY HAVE TO LIMIT OR CURTAIL OUR BUSINESS BEFORE THE END OF 2006.

      Our ability to meet forecasted orders, effect timely delivery of tickets to retail chains that we have entered into placement agreements, and to develop sales and marketing materials necessary to properly support our license and co-brand agreements will depend directly upon our ability to manage cash flows in fiscal 2006 and raise debt or equity to fund future cash requirements related to the expansion of our business. Furthermore, we incur substantially all of the expenses related to the production and marketing of our retail gift tickets before we realize cash from such transaction, which may be as much as one year from the point of sale, because our current arrangement with our credit card processor, Discover Financial Services, requires consumer payments to be maintained in escrow pending use or redemption of our cards at the venue of use and payment by Discover(R) Card to the venue. If future financing is not available or obtainable, our investors may lose a substantial portion or all of their investment, and our business may fail. Our current burn rate is approximately $400,000 per month and is comprised of approximately $190,000 per month in fixed/semi-fixed charges (including payroll and rent) and approximately $210,000 per month in variable charges (E.G., inventory, marketing, product development, and legal) At this burn rate we could exhaust our cash resources as soon as the end of calendar 2006. We cannot assure you that we will be able to obtain the required financing on a timely basis, or if obtainable that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain future financing on a timely basis, we may have to significantly curtail our sales and operating initiatives, which would materially and adversely affect our business and future prospects.

CUSTOMER PAYMENTS ARE HELD IN ESCROW UNTIL THE APPLICABLE TICKETS ARE REDEEMED OR EXPIRE WHICH CAN BE AS MUCH AS ONE YEAR FROM POINT OF SALE. THIS ESCROW REQUIREMENT MATERIALLY AND ADVERSELY AFFECTS OUR OPERATING CASH FLOW AND LIQUIDITY.

      Although we are entitled to receive payment for our gift tickets when purchased by the consumer at the point of sale, under our current arrangements with our credit card processor, consumer payments are maintained in escrow pending use or redemption of our cards at the golf course or other venue of use, and payment by our processor to the venue. As a result, we are currently entitled to receive cash payment from our credit card processor only when the user redeems our Utix gift tickets at the venue or the ticket expires unused. Since our tickets may be used for up to one year from the time they are purchased by the consumer or corporate buyer, we will incur substantially all of the expenses related to the production and marketing of such tickets before we realize cash from such transaction, which may be as much as one year after the time of sale. In the absence of obtaining future financing, this gap will materially and adversely affect our future cash flow, liquidity and selling activities.

OUR AUDITORS HAVE EXPRESSED THE VIEW THAT OUR NEGATIVE WORKING CAPITAL, NEGATIVE STOCKHOLDERS' EQUITY AND RECURRING LOSSES FROM OPERATIONS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      Our auditors have included an explanatory paragraph in their report for the years ended September 30, 2005 and 2004 indicating there is substantial doubt regarding our ability to continue as a going concern. The financial statements included elsewhere in this registration statement do not include any adjustments to asset values or recorded liability amounts that might be necessary in the event we are unable to continue as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment in our common stock.

WE RELY HEAVILY ON OUR CHIEF EXECUTIVE OFFICER, THE LOSS OF WHOM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

      Our future success is dependent on retaining the services of our Chief Executive Officer and of having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors are deemed essential to maintaining the continuity of our operations. If we were to lose the services of Anthony G. Roth, our President, Chief Executive Officer and a Director, our business could be materially adversely affected. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.

      We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, client service and sales. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.


WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE QUALIFIED PROFESSIONALS WE REQUIRE TO SUCCEED IN OUR BUSINESS

      Our future success depends in large part on our ability to recruit and retain sales and marketing professionals. Our sales and marketing staff currently consists of five full-time sales executives and numerous broker and agency relationships. Qualified professionals of this type are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for qualified sales and marketing professionals is intense, and we have experienced considerable turnover in the sales staff over the past twelve months. If we are unable to recruit and retain a sufficient number of qualified employees in this area, the growth of our business could be hindered.


OUR PRODUCTS HAVE NOT PREVIOUSLY SOLD IN SIGNIFICANT VOLUME ON THE RETAIL LEVEL AND CONSUMERS MAY NOT DESIRE TO PURCHASE OUR GIFT TICKETS FROM THE STORES WITH WHICH WE HAVE OR WILL CONTRACT. IN THAT EVENT, OUR RETAIL BUSINESS MAY FAIL TO FURTHER DEVELOP.

      Achieving market acceptance for our proposed retail products will require substantial marketing efforts and expenditure of significant funds to educate the public, mass merchandise retailers and venues providing golf, movie, spa and other entertainment or leisure services about the distinctive characteristics and anticipated benefits of our products and technologies. If we do not obtain sufficient additional capital to fund our retail marketing strategies, we may have to further limit or suspend development of the retail sales channel.


WE MAY BE UNABLE TO DEVELOP AND IMPLEMENT A COMMERCIALLY SUCCESSFUL RETAIL MARKETING ROLLOUT, IN WHICH EVENT WE WILL NOT BE ABLE TO ESTABLISH AND EXPAND OUR RETAIL BUSINESS.


      While we focus our strategy on corporate business-to-business and business-to-consumer channels, our projected growth and business success depends in part upon public acceptance and demand for our retail gift tickets. In the event that consumer demand is less than anticipated, our mass retailers may elect to pull our products off of the shelves, in which event our business and growth would be materially and adversely affected. Current economic conditions or other factors beyond our control may adversely impact our plans and business. If we fail to achieve adequate sales, we will not be able to establish and expand our retail business.


THE TIMING OF OUR RETAIL PRODUCT ROLLOUTS ARE UNCERTAIN, WHICH MAY DELAY OUR PROJECTED REVENUE.


      Our projected fall 2006 retail rollout for our golf, bowling and spa gift tickets (276,000 total tickets) is subject to unanticipated delays, expenses or technical or other problems. If we are unable to effect adequate delivery of our ticket products, our projected revenue may be delayed. Additionally, our inability to meet our promised rollout target commitments could cause the retailers with whom we have contracts to refuse to offer our products in future years.


WE ARE HIGHLY DEPENDENT ON OUR RELATIONSHIP WITH EFUNDS PREPAID
SOLUTIONS/WILDCARD SYSTEMS, INC. FOR THE PROCESSING OF OUR TICKET SALES. OUR BUSINESS COULD FAIL IF EFUNDS PREPAID SOLUTIONS/WILDCARD SYSTEMS, INC. FAILS TO ADEQUATELY PERFORM OR TERMINATES OUR AGREEMENTS WITH THEM.


      Our ability to generate revenue from the sales of our magnetic strip products will largely depend upon the level of performance by eFunds Prepaid Solutions/WildCard Systems, Inc. in producing and processing our gift tickets. Under the terms of our existing agreements, eFunds Prepaid Solutions/WildCard Systems, Inc. manages and is responsible for the technical and financial settlement of transactions over the Discover payment network, as well as all customer service, ticket tracking, and purchase upgrades. In the event that eFunds Prepaid Solutions/WildCard Systems, Inc. should, for any reason, fail to adequately perform under our agreements, or terminates our agreements, our business could fail.



WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES. IF WE LOSE ONE OR MORE OF THESE CLIENTS, OUR FINANCIAL PERFORMANCE COULD SUFFER

      We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of customers. The promotions we get involved with are likely to vary from year to year, and a significant customer in one year may not purchase our gift tickets in a subsequent year. To the extent that any significant customer purchase less of our products our revenues could decline substantially. As a result, the loss of any significant customer could seriously diminish our revenues and our financial performance. In 2005, our 5 largest clients generated approximately 86% of our revenues. If we are unable to maintain our relationships with significant customers, or secure new large customers to replace them our financial condition and results of operations will be materially adversely affected.


WE FACE INTENSE COMPETITION FROM OTHERS SEEKING TO MARKET PREPAID GIFT CARDS, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS INITIATIVES.


      We face intense competition in the market for stored value or prepaid cash cards from national retail chains, such as Blockbuster Video and Home Depot, that have created their own proprietary card programs, as well as from magnetic strip stored value cards provided by MasterCard and Visa to certain of its member banks. In addition, we face competition from paper gift certificate producers. Many of our competitors are national businesses and financial institutions with vastly greater infrastructure and capital resources than we possess. If we cannot create a niche market for one-time use, prepaid experience gift tickets in a timely manner, or if one of our competitors develops a similar product, our business could be materially adversely affected.

THE ATTRIBUTES OF OUR EXPERIENCE TICKETS, WHICH OFFER WHOLE EXPERIENCES AT A FIXED PRICE, MAY NOT BE SUFFICIENTLY APPEALING TO CONSUMERS.

      Consumers may prefer the flexibility of traditional stored value gift cards, which are limited to their specific stated value but can be used multiple times until their stated value is exhausted, over our experience tickets, which may be used on only one occasion and that pay for the entire amount of a single experience regardless of whether the cost of the experience at the venue at the time of use would be greater or less than the nominal value of the experience ticket at the time of purchase. If enough consumers do not accept the appeal of our offering of whole experiences at a fixed cost, our business plan will not be successful.

OUR TARGET MARKET MAY DETERMINE THAT THEY PREFER THE FLEXIBILITY OF HAVING A SET DOLLAR AMOUNT, RATHER THAN OUR ONE-TIME USE GIFT TICKETS, THEREBY HINDERING THE GROWTH OF OUR BUSINESS

      Our gift tickets cab only be used one time regardless of whether the price for the product or service selected is equal to or different from the cost of the ticket. On the other hand, many of our competitors stored value products can be used multiple times until the stored value is fully depleted. Our target market may determine that they prefer the flexibility of having a set dollar amount they could use at multiple times or on multiple purchases, instead of our one-time use tickets. If such a determination was made by our potential customers, the growth of our business could be hindered.


THE TECHNOLOGY DRIVING OUR TICKET PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD LEAD TO CUSTOMER DISSATISFACTION AND FAILURE OF OUR RETAIL BUSINESS.


      We largely depend upon the technology and software platform developed by eFunds Prepaid Solutions/WildCard Systems, Inc. operating on the Discover network. Accordingly, if, for any reason, this technology fails, both users and venues offering golf, skiing and other lifestyle services may become dissatisfied and discontinue their use or sponsorship of our prepaid tickets. In that event, our business may fail.


WE ARE DEPENDENT UPON EFUNDS PREPAID SOLUTIONS/WILDCARD SYSTEMS, INC.'S PATENT PROTECTION AND MAY NOT BE SUCCESSFUL IN OUR OWN PROPOSED APPLICATION FOR PATENT PROTECTION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Our future success depends in large measure on the strength of eFunds Prepaid Solutions/WildCard Systems, Inc.'s patent protection for its process and magnetic strip technology, and may also depend in part on our ability to obtain patent protection for our gift ticket applications. Although we are in the process of filing for patent protection in connection with our gift ticket applications, we cannot assure you that:


      o     any patent applied for will be reviewed in a timely manner;

      o any patent issued will afford meaningful protection against competitors with similar technology;

      o     any patent issued will not be challenged by third parties;


      o others will not independently develop similar technologies, duplicate our technologies or design around our technologies whether or not patented;

      o we will have sufficient resources to maintain a patent infringement lawsuit should anyone be found or believed to be infringing our patent, or

      o the technology ultimately used by us will be covered in any patent issued from our pending patent application or other patent applications which we may file.


Although our unique "System for Marketing Leisure Activity through Prepaid Tickets" was granted patent number US 7,066,383 B2 on June 27, 2006, we cannot be assured that it will provide our proprietary information adequate protection.


      Furthermore, we cannot assure you that certain aspects of our technology will not be challenged by the holders of patents or that we will not be required to license or otherwise acquire from third parties the right to use additional technology. The failure to overcome these challenges or obtain the required licenses or rights on acceptable terms could have a material adverse effect on our business.

OUR CONFIDENTIALITY AGREEMENTS MAY NOT ADEQUATELY PROTECT OUR PROPRIETARY INFORMATION, THE DISCLOSURE OF WHICH WOULD DECREASE OUR COMPETITIVE EDGE.


      Although we currently have some patent protection for our products, we rely on trademarks and confidentiality agreements to protect our names and logos and our proprietary information, know-how and trade secrets. Our competitors may either independently develop the same or similar information or obtain access to our proprietary information. In addition, we may not prevail if we assert challenges to intellectual property rights against third parties. In this regard, our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and one year thereafter. Our employees may not comply with the terms of these agreements.


RISKS RELATED TO HOLDING OUR SECURITIES

WE HAVE A CONCENTRATION OF STOCK OWNERSHIP AND CONTROL, WHICH MAY HAVE THE EFFECT OF DELAYING, PREVENTING, OR DETERRING A CHANGE OF CONTROL.


      Our common stock ownership is highly concentrated. See "Security Ownership of Certain Beneficial Owners and Management." Through their ownership of Series A preferred stock, Series B preferred stock, and related warrants, four of our stockholders beneficially own and have the right to acquire an amount of our common stock that will be equal to 65.0% of our total outstanding common stock after their acquisition. For a discussion of relationships between us and persons who beneficially own greater than 5% of our common stock, see "Certain Relationships and related Transactions", below. As a result of the concentrated ownership of our stock, a relatively small number of stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.


OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.


      Trading in our common stock in the over-the-counter market has been limited and sporadic, and the thin trading market has probably contributed to its volatility. During the period between November 1, 2004 and November 1, 2006, the reported sales price of our stock (giving effect to a one-for-100 reverse stock split we recently effected) has ranged from a high of $90 to a low of $0.80. Any of the following factors could affect the market price of our common stock:


      o     our failure to achieve and maintain profitability;

      o     our failure to meet financial analysts' performance expectations;

      o our exposure to product liability claims resulting from the use of our products;

      o     the development of a retail market for our products;

      o actual or anticipated variations in our quarterly results of operations;

      o     changes in market valuations of similar companies;

      o announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

      o     the loss of major customers;

      o     the loss of significant partnering relationships;

      o     additions or departures of key personnel; and

      o     general market, political and economic conditions.

      In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

WE MAY EXPERIENCE FUTURE SALES OF LARGE AMOUNTS OF COMMON STOCK BY EXISTING SHAREHOLDERS.


      Future sales of large amounts of our common stock by the selling stockholders could adversely affect the market price of our common stock. On November 9, 2006, there were 1,587,074 shares of our common stock outstanding, and an additional 384,369 shares of our common stock being held in escrow, subject to certain beneficial ownership limitations. The selling stockholders may sell up to 2,240,142 shares of common stock pursuant to this offering. Sales of a large number of shares of common stock by the selling stockholders in the public market could adversely affect the market price and could materially impair our future ability to generate funds through sales of common stock or other equity securities.


WE ARE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS.


      Our common stock is approved for quotation on the NASD OTC Bulletin Board. Since our common stock trades below $5.00 per share (the last reported sale price for our common stock on November 9, 2006 was $1.15), it is considered a "penny stock" and is subject to SEC rules and regulations that impose limitations on the manner in which it can be publicly traded.


      These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Potential investors in our common stock are urged to obtain and read this disclosure carefully before purchasing any shares that are deemed to be "penny stock." Also under these regulations, certain brokers who recommend a penny stock to persons other than established customers or certain accredited investors must make a special written suitability determination regarding the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These procedures require the broker-dealer to:

      o obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

      o reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

      o provide the investor with a written statement setting forth the basis on which the broker-dealer has made the determination of suitability; and

      o receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

      These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

      Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

      Our "penny stock" designation may adversely affect the development or continuation of the public market for our common stock.


A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ARE ISSUABLE UPON CONVERSION OF OUTSTANDING SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, AND UPON EXERCISE OF OUTSTANDING STOCK OPTIONS AND WARRANTS, WHICH WILL SUBSTANTIALLY REDUCE THE PERCENTAGE OWNERSHIP OF HOLDERS OF OUR CURRENTLY OUTSTANDING SHARES OF COMMON STOCK.

      As of the date of this prospectus, we have issued and outstanding a total of 1,587,074 shares of our common stock, which does not include an additional 384,369 shares being held in escrow, subject to certain beneficial ownership limitations. An aggregate of 7,196,927 shares of common stock are subject to issuance upon conversion of outstanding Series A preferred stock and Series B preferred stock, and upon exercise of outstanding options and warrants. The issuance of these additional shares of common stock upon exercise or conversion of such outstanding options, warrants and convertible securities will substantially reduce the percentage equity ownership of holders of shares of common stock.


WE HAVE THE RIGHT TO ISSUE UP TO 25,000,000 SHARES OF "BLANK CHECK" PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.


      We may issue up to 25,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, our board of directors has authorized 2,000 shares of Series A preferred stock, of which 1,071 are currently issued and outstanding, and 2,692,308 shares of Series B preferred stock, of which 2,298,077 are currently issued and outstanding. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.


WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

      We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

                           FORWARD-LOOKING STATEMENTS


      Some of the statements contained in this prospectus are not statements of historical or current fact. As such, they are "forward-looking statements" based on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions. They include statements relating to:


      o     future sales and financings;

      o     the future development of our business;

      o     our ability to execute our business strategy;

      o     projected expenditures; and

      o     the market for our products.

      You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are not predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements and our prospects generally, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

      Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors are set forth under "Risk Factors" in this prospectus and in our periodic filings made with the SEC.

                                USE OF PROCEEDS


      Each of the selling stockholders will receive all of the net proceeds from the sale of shares by that stockholder. We will not receive any of the proceeds from the sale or other disposition of the shares common stock, or interests therein, covered by this prospectus. The shares covered by this prospectus are, either issued and outstanding or issuable upon exercise of common stock purchase warrants. Upon the exercise of warrants by payments of cash, we will receive the exercise price of the warrants of approximately $1,921,444 in aggregate if all warrants are exercised. To the extent that we receive cash upon the exercise of the warrants, we expect to use that cash for general corporate purposes.

      We used the proceeds from our prior sale of the shares to the selling stockholders to: rebuild retail inventory; redesign ticket art, packaging and fulfillment materials; create sales and marketing materials; and for general working capital to fund continuing operations.

                          MARKET FOR OUR COMMON STOCK

MARKET INFORMATION

      Our common stock is quoted under the symbol, "UTIX.OB" on the OTC Bulletin Board, a service maintained by the National Association of Securities Dealers, Inc. Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. All prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. THE HIGH AND LOW BID PRICES FOR THE LAST TWO FISCAL YEARS AND THE SUBSEQUENT INTERIM PERIOD PRESENTED HAVE BEEN ADJUSTED TO REFLECT THE ONE-FOR-100 REVERSE STOCK SPLIT WE EFFECTED ON APRIL 7, 2006:


                                                  High                      Low
2004
----
March 31, 2004                                       *                        *
June 30, 2004                                        *                        *
September 30, 2004                                   *                        *
December 31, 2004                                  $85                      $40

2005
----
March 31, 2005                                     $90                      $40
June 30, 2005                                      $55                      $15
September 30, 2005                                 $26                       $5
December 31, 2005                                  $21                       $4

2006
----
March 31, 2006                                     $ 4                    $2.50
June 30, 2006                                    $2.10                    $1.13
September 30, 2006                               $2.05                    $1.01


----------

      *shares not traded or no available quoted prices during these periods

HOLDERS


      As of November 9, 2006, there were approximately 88 stockholders of record of our common stock.


DIVIDENDS

      We have not paid any dividends since inception and do not anticipate paying any dividends in the foreseeable future. Additionally, certain of our loan agreements prohibit us from paying or declaring a dividend until the loans are paid in full. We currently intend to retain all available funds and any future earnings of our business for use in the operation of our business. The declaration, payment and amount of future dividends, if any, will depend upon our future earnings, results of operations, financial position and capital requirements, among other factors, and will be at the sole discretion of our Board of Directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

      As of the date of this prospectus, our only equity compensation plan was our 2003 Stock Option Plan, which was approved by our stockholders. The following table provides information about the plan as of that date.

                      EQUITY COMPENSATION PLAN INFORMATION


                                        (a)            (b)            (c)
                                                                    NUMBER OF
                                                                    SECURITIES
                                                                    REMAINING
                                                                  AVAILABLE FOR
                                     NUMBER OF                        FUTURE
                                    SECURITIES       WEIGHTED        ISSUANCE
                                   TO BE ISSUED       AVERAGE      UNDER EQUITY
                                       UPON          EXERCISE      COMPENSATION
                                    EXERCISE OF      PRICE OF         PLANS
                                    OUTSTANDING     OUTSTANDING     (EXCLUDING
                                     OPTIONS,        OPTIONS,       SECURITIES
                                   WARRANTS AND    WARRANTS AND    REFLECTED IN
                                      RIGHTS          RIGHTS       COLUMN (A))
PLAN CATEGORY
Equity compensation plans            711,645*         $5.73           38,355
approved by security holders

*Reflects shares issuable upon exercise of options issued and issuable under our 2003 Stock Option Plan. Numbers of shares and prices per share have been adjusted to reflect a one-for-100 reverse stock split on April 7, 2006.


                                 CAPITALIZATION


      The following table sets forth our capitalization on an actual basis as of June 30, 2006:

                                                            as of June 30, 2006
                                                            --------------------
                                                                    Actual
                                                                    ------

Long-term liabilities, including current portion of
  notes payable                                                        5,271
Preferred Stock - $.001 par value; authorized
  25,000,000 shares; 1,081 shares issued and outstanding           5,405,000
Common stock - authorized 375,000,000 shares,
  $.001 par value; issued and outstanding, 1,484,554 shares            1,485
Additional paid-in capital                                        17,478,035
Deferred compensation                                               (365,341)
Accumulated deficit                                              (22,985,237)
                                                                 -----------
Total Stockholders' equity (deficit)                              (5,871,058)
                                                                 -----------
Total Capitalization (deficit)                                      (460,787)
                                                                 ===========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

      The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes thereto. Our fiscal year ends on September 30, and each of our fiscal quarters ends on the final day of each December, March and June. The following discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of uncertainties, risks and assumptions associated with these statements.

      Our independent registered public accountants have expressed in their audit opinion for fiscal year 2005 that there is substantial doubt that we can continue as a going concern.

RESULTS OF OPERATIONS


RECENT DEVELOPMENTS

      One of our marketing strategies is to license national brands (i.e., become the brand behind the brand - "powered by Utix") or co-brand our tickets in order to maximize national awareness for our products and drive sales volume. To that end, on July 17, 2006 we entered into a binding letter of intent with PGA TOUR, Inc., providing us with an exclusive licensing and co-brand agreement with the PGA TOUR to feature the PGA TOUR brand on Utix golf tickets. Not only is the PGA TOUR a nationally recognized brand but there are also approximately 65 Fortune 500 companies that sponsor the PGA TOUR. We believe that this license agreement will drive significant agency driven programs. We anticipate having PGA TOUR Ticket-to-Golf (powered by Utix) product available for sale in November 2006.

NINE MONTHS ENDED JUNE 30, 2006 COMPARED WITH THE NINE MONTHS ENDED JUNE 30,
2005.

      Net revenues for the nine months ended June 30, 2006 were $1,255,729, or $5,016,358 lower than the $6,272,087 in revenues recognized for the nine months ended June 30, 2005. The revenue growth in the first nine months of fiscal 2005 as compared to the same period in 2006 is primarily attributable to the new movie product, which was launched late in September 2004. We won a major contract to supply custom movie tickets in support of a large promotional campaign initiated by a national telecommunications firm. Over 700,000 tickets were ordered for this one promotional program, about 30% of which were redeemed as of June 30, 2005, resulting in earned corporate revenues from movie tickets of approximately $4.9 million, or 78.5% of the total revenue for the year to date. This was a cost-plus, redemption only contract therefore revenue is earned only when tickets are redeemed. In addition, we sold approximately $611,500 in movie, golf and spa tickets through retail channels, of which were redeemed and expired retail tickets resulted in $271,439 for the nine months ended June 30, 2005 and $461,288 for the nine months ended June 30, 2006. By comparison, the promotional movie contract we had for the first nine months of fiscal 2006 was not nearly of the magnitude of the one that was active during the same period of 2005. Management made a decision not to replenish retail inventory for the calendar 2005 fall/holiday season. Further, we experienced high turnover in our sales force since June of 2005 and only by March of 2006 had the funding and resources to rebuild the corporate sales force.

      Gross profit (loss) for the nine months ended June 30, 2006 was $274,981, or 21.9% of revenues, as compared to $(892,861), or (14.2)% of revenues, for the nine months ended June 30,2005. The negative gross profit during the nine months ended June 30, 2005 was attributable to the $750,000 write down of inventory, higher than anticipated fulfillment and transaction costs associated with a major corporate movie ticket program, and the lower margins on the movie product. The 21.9 % gross profit earned in the nine months ended June 30, 2006 was lower than the 25% to 30% we would anticipate for this nine month time period due to approximately $68,900 write-off of costs associated with a promotional movie ticket program.

      Total operating expenses, which include selling and administrative expenses and non-cash operating expenses, for the nine months ended June 30, 2006 were $3,989,373 as compared to $5,070,974 for the nine months ended June 30, 2005. The decrease in operating expenses was $1,081,601, a 21.3% reduction.

      Selling and administrative expenses, at $3,326,711 were approximately $896,204 lower in the first nine months of 2006 as compared to $4,222,915 for the same period in 2005. Cost reductions in the nine months ended June 30, 2006 versus 2005 were primarily related to approximately $482,000 lower professional fees and other costs associated with interim debt financing and public reporting as well as $434,000 for the 2005 new product, package redesign and brand development initiatives, $100,000 lower office and infrastructure costs and $115,000 lower travel costs - partially offset by a $214,000 increase in general business consulting services.

      Non-cash operating expenses were $662,662 and $848,059 for the nine months ended June 30, 2006 and 2005, respectively, a 21.9% or $185,397 decrease. Non-cash operating expense in the nine months ended June 30, 2006 included $415,537 in stock and option grants to non-employees, $206,438 attributable to the amended and restated warrants issued in connection with the restructuring, and $40,682 amortization of deferred compensation associated with employee option grants. Whereas, non-cash operating expenses for the nine months ended June 30, 2005 were primarily attributable to $817,606 in non-employee stock and warrant grants.

      Other income (expense) were $(3,730,473) and $(1,759,242) for nine three months ended June 30, 2006 and 2005, respectively. The $l,971,231 increase in charges for the nine months ended June 30, 2006, as compared to 2005, was primarily related to $3.6 million in non-cash charges attributable to the conversion of notes payable into common stock and warrants granted in accordance with the Restructuring (described below) and a $100,495 reduction in the fair value of warrants issued in connection with the Series A Preferred Stock, versus the approximately $1.5 million the fair value of warrants issued in connection with notes, the conversion of notes payable and changes in warrant strike prices in the nine months ended June 30,2005.

      Our net loss for the nine months ended June 30, 2006, at $(7,444,865), was 3.6% or $278,512 lower than the net loss of (7,723,077) for the nine months ended June 30, 2005.

      During the nine months ended June 30, 2006, we recorded a Series A preferred stock deemed dividend of $1,311,286. In accordance with Emerging Issues Task Force (EITF) 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK, (EITF 00-19), derivative financial instruments, including warrants, are recorded at fair value as a liability and subsequent changes in fair value are reflected in the statement of operations. We concluded that the Registration Rights Agreement liquidated damages provision applicable to the Warrant Shares issued in connection with the Series A Preferred Stock offering described below meets the definition of net cash settlement under EITF 00-19. In accordance with EITF 00-19, the fair value of the warrants of $370,141 was accounted for as a liability, and any subsequent changes in the fair value of the warrants at each balance sheet date are to be reflected in the Consolidated Statement of Operations as mark to market warrant adjustment. Accordingly we recorded a $(100,495) reduction in the fair value, at June 30,2006. As the Series A Preferred Stock was immediately convertible, we recorded the combined discount that resulted from the warrants, beneficial conversion feature and the approximately $571,000 in third party fees associated with the offering, or a total of $1,311,286, as a one-time deemed dividend. The resulting loss applicable to common shareholders for the nine months ended June 30,2006 was $(8,756,151).


FISCAL YEAR 2005 COMPARED WITH FISCAL YEAR 2004

      Net revenues from gift ticket sales for the twelve months ended September 30, 2005 were $6,901,494 as compared to $2,264,862 for the twelve months ended September 30, 2004, an increase of $4,636,632, or 205%. The increase was primarily attributable to the new movie product, which was launched late in September 2004. Utix won a major contract to supply custom movie tickets in support of a large promotional campaign initiated by a national telecommunications firm. This is a cost-plus, redemption only contract; therefore, revenue is earned only when tickets are redeemed. Over 700,000 tickets were shipped for this promotional program and approximately 279,000 were redeemed as of September 30, 2005, resulting in earned revenues from movie tickets of approximately $5.1 million, or 74% of the total revenue for the year.

      Gross profit (loss) for the year ended September 30, 2005 was $(712,009), or (10)% of revenues, as compared to $892,552, or 39% of revenues, for the year ended September 30, 2004. The shortfall in gross profit was attributable to a $1.7 million loss incurred on the cost-plus, redemption only movie contract described above, as well as, an $872,682 inventory reserve associated with low sell through at retail and obsolete packaging. The redemption only contract was a one-time event in which the program yielded redemption rate of 40% as compared to the 72% historical norm for the Company's products. Because the contract was structured so that revenue could only be earned on redeemed tickets, we sustained a significant loss. With the exception of a few grandfathered contracts, we no longer offer cost-plus, redemption-only contracts to our customers.

      Total operating expenses for the year ended September 30, 2005 were $6,506,796 as compared to $4,239,308 for the year ended September 30, 2004. The increase in operating expenses was $2,267,488. Non-cash operating expenses, associated with warrants issued for services, represented approximately $710,800 of the increase in operating expenses for the year. The remaining cost increases were attributable to additional staffing, increased marketing and selling activities, new product and brand development, facilities and IT infrastructure upgrades. We increased staffing to as high as 25 during the year, but by year end we had reduced staffing down to 20. We have essentially completed our planned infrastructure spending; however, going forward we will need to rebuild the sales team.

      Other income (expense) was ($2,741,780) and ($478,214) for the twelve months ended September 30, 2005 and 2004, respectively. The $2,263,566 increase in charges for year was primarily due to the warrant issuance costs associated with debt financing, extension of maturities of certain notes, and related services.


      Our loss for the year ended September 30, 2005 was $9,960,585. This compares to a loss of $3,824,970 for the year ended September 30, 2004, an increase in loss of $6,135,615 or 160%. The increase in the loss was attributable to approximately $3.0 million in non-cash operating, interest and other expenses associated with warrant and option issuances, high expenses related to a large redemption only contract, $1.0 million in inventory provisions and fixed assets write-downs, and increased staffing, facilities and marketing costs. We expect continuing losses until we significantly penetrate our targeted sales channels and build a sustainable recurring revenue stream.

      We believe achieving significant sales penetration and building a sustainable revenue stream requires us to focus our resources primarily on our corporate (business-to-business and business-to-consumer) sales channels. We will continue to market to the retail channel as opportunities arise but only with controlled inventory volume and in select merchant categories (e.g., large drug and office supply chains versus convenience store chains). To succeed, we need to build depth in our sales force. Our business model does not require us to have a large sales force - only 5-7 sales and account managers - but we need to acquire and retain the "correct" talent. Further, we need to attract, maintain and grow additional reseller, reward and loyalty program accounts. Finally, we believe that America buys brands; accordingly, our strategy is to license national brands (i.e., become the brand behind the brand - "powered by Utix"), as well as to develop co-brand opportunities around our tickets (e.g., with Red Door Spas or movie studios) in order to maximize national awareness for our products and to drive sales volume.


GOING CONCERN

      We have suffered recurring losses from operations, have a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about our ability to continue as a going concern. We have raised additional equity capital and eliminated existing debt subsequent to December 31, 2005. However, we will have to manage cash flows carefully and we have no assurance that sufficient additional capital will be raised in the future to meet our operating requirements.

      As of September 30, 2005, our independent registered public accountants continue to express the opinion that there is substantial doubt that we can continue as a going concern.

THE SHARE EXCHANGE




      On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Chantal Skin Care Corporation ("Chantal"), Corporate Sports, Joel Pensley, as the principal shareholder of Chantal, and the stockholders of Corporate Sports. On the same day, following the exchange, the Company changed its name to Utix Group, Inc. ("Utix"). Mr. Pensley was the former president of Chantal and, at the time of the exchange, was the owner of 43,950 shares or 82.1% of the outstanding capital stock of Chantal. As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 135,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constituted 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports.


      Under the terms of the Share Exchange Agreement:


      o The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 107,926 shares of Utix common stock, and the 27.82673 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 270,074 Share Equivalents of Utix;


      o The board of directors of Corporate Sports became the board of directors of Utix;


      o Joel Pensley transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and Nexgen Holdings Corp. ("Nexgen"), in equal amounts, a total of 37,500 shares of Utix common stock, or 85.3% of the shares then owned by Mr. Pensley. The Rubin Trust and Nexgen subsequently transferred 1,000 of such shares, in equal amounts, to affiliates of Capital Access Group, LLC. In March 2004, Nexgen sold all of its equity in Utix to Mr. Pensley, and in May 2004, Utix agreed to repurchase 15,000 of the 24,700 shares then owned by Mr. Pensley for $1,500 and to issue to Mr. Pensley a five-year warrant to purchase 7,500 shares of common stock at an exercise price of $0.15 per share;


      o     Utix adopted the 2003 Stock Option Plan;

      o Robert M. Rubin (the settler of the Rubin Trust) committed to provide not less than $300,000 of financing of 7% Utix bridge notes;

      o The Rubin Trust agreed not to sell any of its Utix shares until November 13, 2005; and

      o The Rubin Trust agreed to vote its shares of Utix common stock in such manner the majority of our board of directors shall determine in appointing nominees to the board of directors.

LIQUIDITY AND CAPITAL RESOURCES

      Since our inception, our capital resources have been limited. Further, our current arrangement with Discover requires sales proceeds to be maintained in escrow pending ticket use or redemption, which can be as much as a year from point of sale. We have had to rely upon the sale of equity and debt securities for cash required for product development and manufacture, strengthening the infrastructure, marketing and sales activities, as well as to fund our escrow requirements and our day-to-day operating needs. We will have to rely upon future sales of debt and equity securities to raise capital. Our ability to meet our existing orders, support and build the infrastructure and meet escrow requirements will depend directly upon our ability to manage cash flow in fiscal 2006. We will require additional capital for fiscal 2007. These funds will be used to fund future cash requirements related to the expansion of our business.

      In July 2005, we elected not to participate in the 2005 holiday season retail inventory replenishment. While the 2004 retail launch provided broad visibility for our experience products, we believe the cost of another large (contingent sale based) retail inventory roll-out at this time would exceed the benefit. We will maintain our relationship with Incomm with a focus toward using retail channels for specific promotions involving smaller, more controlled inventory quantities.

      To grow the core corporate channel we will target Fortune 1,000 employee/affiliate incentives programs, customer acquisition/retention promotions, gift with purchase campaigns and loyalty points/reward programs. We hope to create co-branded specialty tickets with leading manufacturers and marketing brands. We plan to continue to develop new products and enhance the existing portfolio with technology innovations. Finally we will pursue cooperative marketing and reseller agreements for the family of Utix experience tickets. We cannot assure you that these initiatives will be successful.

      We will be seeking to relieve our cash flow deficits through varying methods of financing. If funds are not available or obtainable for fiscal 2007, our business may fail. We cannot assure you that financing, whether debt or equity, will always be available to us in an amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to us.


      As of June 30, 2006 we had cash and cash equivalents of $2,385,841 as compared to $748,586 as of September 30,2005. Working capital at June 30, 2006 was $1,425,794 (excluding other liabilities and liability associated with warrants) as compared to a working capital deficiency of $(3,922,868) at September 31, 2005. Cash inflows exceeded cash outflows and cash on hand increased by $1,637,255 during the nine months ended June 30,2006 due to $4.8 million in net proceeds from the sale of Series A preferred stock described below, less $3.3 million in cash used in operations. In addition, we had $963,430 in cash accounts restricted for use in settling magnetic stripe tickets issued as of June 30,2006.

      We intend to raise an additional $3 million to $10 million of funding through the sale equity securities to meet our ongoing working capital requirements in 2007, including the financing of the production of an adequate inventory of tickets as well as marketing initiatives needed support our corporate programs (particularly the PGA TOUR branded ticket).


SALES OF SERIES A PREFERRED AND RELATED DEBT RESTRUCTURING

      In January 2006, we issued and sold 1,093 shares of our Series A Convertible Preferred Stock, $0.001 par value ("Series A preferred stock"), and warrants ("Warrants") to purchase up to 683,125 shares of our common stock, $0.001 par value ("Common Stock"), for an aggregate purchase price of $5,465,000 (the "Offering").


      The Warrants are exercisable at a price of $4.00 per share, subject to normal and customary anti-dilution adjustments, or if we sell additional securities at a purchase price lower than such excercise price. The Warrants expire, subject to certain limited exceptions, on January 20, 2011. The Warrants may be exercised for cash or, in following the first anniversary of the date of their purchase, and if the shares underlying the Warrants may not then be freely sold to the public for any reason, pursuant to a cashless exercise feature. We have the right to call the Warrants if the closing price of our common stock equals or exceeds $12.00 for each of 20 consecutive trading days and certain other conditions are met. At any given time, we may not call more than the lesser of (i) 20% of the aggregate amount of Warrants initially issued or (ii) the number of remaining Warrants held by the holders thereof.

      The Series A preferred stock will be entitled to such dividends as may be determined by our board of directors from time to time, provided that we may not pay cash dividends on the common stock without paying a dividend on the Series A preferred stock on an as-converted basis. Upon any liquidation, dissolution or winding up of our company, the holders of the Series A preferred stock will be entitled to a liquidation preference equal to the purchase price of the Series A preferred stock plus any accrued and unpaid dividends. The Series A preferred stock is convertible at any time at the holders' option at a conversion price of $2.00 per share, subject to normal and customary anti-dilution adjustments, or if we sell additional securities on preferential terms. Currently, each share of Series A preferred stock is convertible into 2,500 shares of common stock. In addition to any other voting rights provided by law, the Series A preferred stock has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each share of Series A preferred stock is entitled to one vote for each share of common stock into which it is then convertible. As of the date hereof, 22 shares of our Series A preferred stock have been converted into 55,000 shares of our common stock.


      We filed with the Securities and Exchange Commission a registration statement covering the resale of the common stock issuable upon conversion of the Series A preferred stock and upon exercise of the Warrants purchased in the Offering, which became effective as of May 9, 2006. If we do not keep the registration statement effective until the date on which all of such shares covered by such registration statement may be sold pursuant to Rule 144(k), then we will have to pay to each Investor liquidated damages equal to 1.5% percent of the aggregate subscription amount paid by the investors for each month that such event has not occurred.

      As a condition to the Investors agreeing to the terms of the Offering, we were required to restructure our outstanding debt and warrants as follows: (i) all of our outstanding debt (the "Outstanding Debt") as of January 13, 2006 had to be paid in full to the debtholders of record (the "Debtholders") as of January 13, 2006 by (A) converting 50% of the principal amount of the Outstanding Debt into approximately 1,232,750 shares of our common stock at the conversion rate of $2.00 per share; and (B) converting the remaining 50% of the principal amount of the Outstanding Debt into approximately 197,240 shares of our common stock at the conversion rate of $12.50 per share; and (C) issuing warrants (the "Debtholder Warrants") to purchase an aggregate of 308,188 shares of common stock at the exercise price of $4.00 per share for a period of five years; and (ii) all of the holders (the "Warrantholders") of our outstanding warrants (the "Original Warrants") as of January 13, 2006 received amended and restated warrants (the "Restated Warrants") whereby the Warrantholders have the right to purchase approximately 172,173 or 50% of the number of shares of our common stock each Warrantholder could have purchased under the Original Warrants at the exercise price of $4.00 per share for a period of five years ((i) and (ii) above collectively referred to herein as the "Restructuring"). As a result of the Restructuring, we have agreed to issue an aggregate of 1,429,990 shares of our common stock in satisfaction of our Outstanding Debt and agreed to issue warrants to purchase an aggregate of

480,361 shares of our common stock in satisfaction of Outstanding Debt and restating of the Original Warrants. As of January 13, 2006, we obtained the consent of all of the Debtholders and Warrantholders as to the terms of the Restructuring.

      In addition to the foregoing, as consideration for certain defaults related to our registration obligations, we issued an aggregate of 33,000 shares of common stock (or common stock equivalents) to the holders of the obligations.

      At the time of the Offering, we did not have a sufficient number of authorized shares of common stock available to issue the shares of common stock that we were required to issue pursuant to the terms of the Restructuring or the Offering. Effective April 7, 2006, we amended our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue to 375,000,000 (the "Amendment") and to effectuate a one-for-100 reverse split of the our common stock (the "Reverse Split"). As a result of the Amendment and Reverse Split, we have sufficient authorized shares of common stock available to issue, and reserve for issuance, all of the shares of common stock required to be issued, or reserved for issuance, pursuant to the Offering and the Restructuring. As of the date hereof, all of such shares have been issued, with the exception of 384,369 shares, which are subject to certain ownership limitations.

CAPITAL AND LIQUIDITY PRIOR TO SALE OF SERIES A PREFERRED AND WARRANTS AND RELATED DEBT RESTRUCTURING

      Between March 2003 and November 2003, we, and our subsidiary Corporate Sports, borrowed an aggregate of $1,295,000 from our executive officers, directors, principal stockholders and other third parties. In connection with these borrowings, we issued to the lenders our 7% notes due November 13, 2004 and warrants entitling them to purchase an aggregate of 8,250 shares of our common stock at an exercise price of $0.10 per share, and 9% convertible notes due 2006 and warrants entitling such persons to purchase an aggregate of 9,099 shares of our common stock at an exercise price of $52 per share.

      Pursuant to an offer we made in June 2004, the holders of $825,000 principal amount of these 7% and 9% notes agreed to convert their notes and accrued interest into an aggregate of 23,571 shares of our common stock at a conversion price of $35 per share upon effectiveness of our registration statement, the effective date of which was September 8, 2004, and $70,000 of these notes was repaid. As consideration for the conversion, we agreed to reduce the exercise price of the warrants to purchase our common stock from $52 to $35 and increase the number of shares that could be purchased from 9,099 to 13,429. Furthermore, pursuant to an offer we made in June 2004, four of the holders of the notes issued in November 2003 aggregating $300,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In August 2004, these four note holders agreed to rescind the agreement AB INITIO. In December 2004, the holder of $112,500 of these notes agreed to extend the maturity date to November 30, 2005, and we agreed to grant five-year warrants to them to purchase 3,214 shares of our common stock at $35 per share. We negotiated the extension of the other three loans totaling $187,500 on the same terms at which the holder of $112,500 extended his note, thus issuing five-year warrants to purchase 5,357 shares of our common stock at $35 per share in exchange for the extension. The remaining $100,000 was converted to a demand note, $50,000 of which was made payable upon the next $500,000 equity raise, and the remaining $50,000 was made payable upon the subsequent $500,000 equity raise.

      In February 2004 we borrowed an additional $350,000 from three persons, including certain principal stockholders. These loans are also evidenced by our 7% notes due and payable on November 30, 2004, a date subsequently extended to November 30, 2005. We also issued to the lenders five year warrants entitling them to purchase 3,500 shares of our common stock at an exercise price of $10 per share, subject to anti-dilution provisions.

      Pursuant to an agreement in June 2004, two of the holders with notes aggregating $250,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In August 2004, these two note holders agreed to rescind the agreement ab initio. In December 2004, the holder of $150,000 of these loans agreed to extend the loans to November 30, 2005, in return for our agreement to grant five-year warrants exercisable for 4,286 shares of our common stock at $35 per share. We also negotiated an extension of $100,000 of these notes on the same terms as agreed to with the holder of $150,000 of these notes, receiving five-year warrants exercisable for 2,857 shares of our common stock at $35 per share. The remaining $100,000 in loans was repaid.

      In April and May 2004, we issued secured subordinated notes for an aggregate amount of $460,000 to six persons, including certain officers, directors and other affiliates, which were due December 31, 2004. The notes bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes were subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $3.5 million. The notes were secured by a second priority security interest in all of our assets, and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes described below, each of the note holders agreed to fully subordinate his or her right to payment under the 10% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, the note holders shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004, the holders of $460,000 aggregate principal amount of these 10% notes converted their notes plus accrued interest into an aggregate of 13,626 shares of our common stock at a conversion price of $35 per share following effectiveness of our registration statement, the effective date of which was September 8, 2004.

      In May 2004, we issued secured 15% notes for an aggregate of $1,535,000 to eleven persons, some of whom are current shareholders of ours. The notes were originally due in May 2005 and bear interest at the rate of 15% per annum, payable quarterly. The notes were subject to mandatory prepayment prior to such maturity date out of 50% of the net proceeds, if any, in excess of $2.5 million that we may derive from any one or more equity financings. The notes were secured by a priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, which is senior to an aggregate of $1,405,000 of the notes we issued between March 2003 and April 2004. The holders of $285,000 of these notes converted into shares of our common stock at $35 per share, leaving a balance of $1,250,000 of these 15% notes then outstanding.

      In connection with the issuance of the 15% notes in May 2004, we also issued to the lenders five year warrants entitling them to purchase 43,857 shares of our common stock at an exercise price of $35 per share, subject to anti-dilution provisions.

      As part of the sale of the 15% notes, we paid a $114,200 finders fee to Great Court Capital, LLC and issued warrants to purchase 5,000 of our shares at an exercise price of $15 per share to an unaffiliated third party in consideration for introducing us to Great Court Capital, LLC.

      We renegotiated the terms of the remaining $1,250,000 of 15% notes and accrued interest that were due in May 2005. In January 2005, we amended and restated the 15% notes to (a) eliminate the requirements to prepay the 15% notes out of proceeds of our public offering, and (b) extend the maturity date of all 15% notes to November 2005. In consideration for such financial accommodations, we issued to the remaining note holders additional warrants to purchase an aggregate of 26,042 shares of common stock exercisable at an exercise price of $48 per share (subject to anti-dilution provisions), agreed to eliminate any right to repurchase or cancel the original warrants to purchase an aggregate of 35,714 shares of common stock exercisable at $35 per share, issued to such investors in May 2004, and granted certain "cashless" exercise rights for the warrants. We also had the option to give the note holders the right to convert to shares of our common stock at $35 per share, and the note holders have 60 days to decide whether or not to convert. We also agreed to file a registration statement no later than February 11, 2005 to register shares underlying the new warrants, the original warrants, and the potential conversion of the revised notes (a total of 97,500 shares of common stock). This registration statement was declared effective by the Securities and Exchange Commission on March 8, 2005. It included the shares underlying the original and new warrants. As of June 30, 2005, we had not registered the shares underlying the potential conversion of these notes. We accrued the applicable penalty as of September 30, 2005 and are including the shares underlying potential conversion in this registration statement.

      In May 2004, we entered into a financial advisory agreement with Strategic Development Partners, LLC, an affiliate of Great Court. Under the terms of the advisory agreement, Strategic Development Partners agreed to assist us in connection with our marketing efforts and in introducing us to investment bankers and/or broker/dealers who may assist us in the sale of our securities in the United States and Europe. We agreed to issue to Strategic Development Partners, for $1,143, a total of 11,428 shares of our common stock and paid Strategic Development Partners $75,000. We had the right to cancel the agreement at any time after July 28, 2004 on 30 days notice.

      In conjunction with the renegotiation of the terms of the 15% notes, we renegotiated the Strategic Development Partners agreement under which we issued and sold to SD Partners for $1,125 a total of 11,250 shares of common stock and also issued five-year warrants to purchase up to 11,250 shares of common stock at $48 per share, subject to anti-dilution provisions. In addition, we agreed to register all of these shares by February 11, 2005 in the registration statement to be filed under the Great Court Agreement, which registration statement was declared effective on March 8, 2005. The shares underlying the original and new warrants were registered. The shares underlying the potential conversion of these notes have not been registered and we have accrued the applicable penalty. Finally, we agreed to pay SD Partners a fee of $125,000.

      In August 2004, we issued $430,000 of notes with interest at 12% to four individuals, with a sixty (60) day maturity date. The holders of $80,000 of these notes agreed to convert principal and accrued interest into common stock at $35 per share. The holder of $250,000 of these notes agreed to convert $125,000 of principal plus accrued interest into common stock at $35 per share and to extend $125,000 of these notes plus accrued interest to December 31, 2005. The remaining $100,000 note became a demand note, $50,000 of which was repaid in the quarter ending March 31, 2005.

      The Company filed an SB-2 Registration Statement with an effective date of September 8, 2004. On September 27, 2004, Gravitas, as a placement agent, completed $2,986,000 of financing at $35 per share. On December 7, 2004, Gravitas completed $990,225 of financing and $1,069,200 of financing both at $45 per share. The public offering was closed on December 7, 2004.

      On December 10, 2004, we closed a private sale of 2,222 shares of common stock at $45 per share.

      During the three months ended March 31, 2005, we closed on a sale of $1.6 million, three year, 5% convertible notes that are convertible to common stock at $40 per share, completed the private sale of $595,000 of common stock at $40 per share and the private sale of $19,485 of common stock at $45 per share, which were used to meet ongoing working capital requirements in 2005.

      In May 2005, we completed the private sale of 1,000 common shares at $40 per share.

      In February 2005, we raised $2,100,000 in a sale of our 5% convertible notes in the aggregate principal face amounts of $1,600,000 and raised $500,000 through the sale of 12,500 shares of our common stock at $40 per such share through Laconia Capital Corporation, a registered broker-dealer. The convertible notes were convertible at $40 per common share.

      In July 2005, we issued $1,310,000 of convertible notes to 12 individuals, some of whom were then shareholders of ours. The convertible notes were convertible at $12.50 per common share. In connection with the issuance of these notes, we also issued to the lenders two year warrants entitling them to purchase 104,800 shares of our common stock at an exercise price of $12.50 per share. The notes were originally due on September 18, 2005, and bore interest at the rate of 12% per annum, payable at maturity. In consideration for extending the maturities of these notes, we offered each note holder additional interest of 1%. The holders of $810,000 of these notes accepted the offer and agreed to convert their notes upon the next equity round. As of September 30, 2005, we were in default on $500,000 of these notes and accordingly the interest rate is now at 15% per annum. We repaid $200,000 plus interest in October 2005, leaving a principal balance of $300,000. We issued this note holder additional warrants to purchase 67,000 shares of common stock at $12.50 per share to cure the default.

      In December 2005, we raised $146,000 through the issuance of 12% Convertible Notes to 5 individuals who were shareholders of ours. These notes were convertible at $12.50 per common share, and would mature on March 31, 2006. The notes were accompanied by warrants to purchase 5,840 shares at $12.50 per share. The warrants would expire in December 2007.

CASH FLOW FROM SALES AND RECOGNITION OF REVENUES

      We customarily sell our gift tickets to corporate or business clients on terms that require full payment, in advance. Our current arrangements require that the full value of the sale be deposited in an escrow account, until Discover either makes payment to the golf course, ski resort or other venue, upon redemption or use of the card, or when the card expires unused. Consequently, we will not realize any cash from a sale until the ticket is redeemed or expires unused (i.e., "breaks"); which could be as much as one year from the date of sale of the ticket.


      We recognize both revenues and costs of sales at the time of redemption. We recognize revenues on unredeemed retail tickets when the consumers' ability to use the ticket expires (ten months for golf and spa, six months for bowling, and three or six months for movie). Allowances for ticket returns are estimated as a component of net revenues. We estimate the allowance based upon historical experience of known returns.


OPTIONS AND WARRANTS


      As of June 30, 2006, we had outstanding options and warrants to purchase an aggregate of 1,875,131 shares of common stock. The exercise price of the exercisable warrants and options range from $2.00 to $50.00 per share. If all of these options and warrants are exercised prior to their expiration date we will receive aggregate proceeds of $8,730,443.


DIVIDENDS

      We have not shown positive earnings in the past two fiscal years, and have not paid any dividends. In all likelihood, we will use our earnings, if any, to develop our business and do not intend to declare dividends for the foreseeable future. Any decision to pay dividends on our common stock in the future will be made by our board of directors on the basis of earnings, financial requirements and other such conditions that may exist at that time.

OFF BALANCE SHEET ARRANGEMENTS

      None.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS:

CONTRACTUAL OBLIGATIONS AS OF JUNE 30, 2006 ARE AS FOLLOWS:


--------------------------------------------------------------------------------
                              PAYMENTS DUE BY PERIOD
--------------------------------------------------------------------------------
  Contractual      Total      Less than                    After      More than
  Obligations                   1 year       1-3 years    3-5 years     5 years
--------------------------------------------------------------------------------
Building leases  $  514,133    $  131,268     $382,865       --           --
--------------------------------------------------------------------------------
Capital lease    $   26,281    $   20,719     $  5,562       --           --
obligations
--------------------------------------------------------------------------------
Total            $  540,414    $  151,907   $  388,427       --           --
--------------------------------------------------------------------------------


RECENT ACCOUNTING PRONOUNCEMENTS

      In March 2005, the FASB issued FIN 47, ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS, which clarifies that the term 'conditional asset retirement obligation' as used in SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

      In August 2005, the FASB issued Statement No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS ("SFAS No. 154"). This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

      In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS AN AMENDMENT OF ARB NO. 43, CHAPTER 4, INVENTORY PRICING. This standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waste material (spoilage). Such abnormal expenses must be recognized in the period in which they are incurred. In addition, SFAS No. 151 requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. The Company does not believe that this standard will have a material impact on its financial position or results from operations.

CRITICAL ACCOUNTING POLICIES

REVENUE RECOGNITION


      We defer revenue until the ticket is either redeemed or expires. Revenue on unused tickets is recorded following ticket expiration which is generally ten months from date of activation for golf, ski and spa, six months for bowling, and three or six months from date of activation for movie. The life of a non-magnetic strip ski ticket ranges from six to seventeen months, depending upon date of purchase. Allowances for ticket returns are estimated as a component of revenues. We estimate the allowance based upon historical experience of known returns.


STOCK-BASED COMPENSATION

      In accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No.123) (as amended by SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION -TRANSITION AND DISCLOSURE), we have elected to account for stock-based compensation under the intrinsic value method with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis. We account for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, AND RELATED INTERPRETATIONS.

      On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), SHARE BASED PAYMENT (SFAS 123R) which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires that all share-based payments to employees, including grants of stock options, be recognized in the statements of operations, based on their fair values. Pro forma disclosure will no longer be an alternative.

      Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include retrospective and modified prospective adoption methods. Under the retrospective method, prior periods may be restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for all periods presented or as of the beginning of the year of adoption.

      The modified prospective method requires that compensation expense be recognized beginning with the effective date, based on the requirements of SFAS 123R, for all share-based payments granted after the effective date, and based on the requirements of SFAS 123, for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. The provisions of the statement are effective for Small Business Filers as of the beginning of the first annual reporting period that begins after December 15, 2005. We expect to adopt the standard on October 1, 2006. We are evaluating the requirements of SFAS 123R and we have not determined our method of adoption or the impact on its financial position or the results of operations. See above for information related to the pro forma effects on our reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS123 to stock-based employee compensation.

      In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

                                    BUSINESS

INTRODUCTION


      Our principal business activity is to provide prepaid experience tickets that are redeemable via the Discover credit card payment network at participating venues nationwide. Unlike traditional gift cards that are limited to a specified face dollar value at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as an 18-hole round of golf, a day of skiing, 4 strings of bowling, one-hour Swedish massage, or 2 adult admissions to a movie) at one of approximately 12,000 participating venues nationwide.

      For approximately 20 years, Utix Group, Inc. (formerly Corporate Sports Incentives) supplied prepaid plastic golf and ski gift tickets to corporations, redeemable at participating courses and mountains. Our participating courses and mountains invoiced us for tickets redeemed and we paid them via check. Through 2002, we were a premium gift, incentive and consumer reward company that marketed its line of proprietary plastic ski and golf gift tickets to Fortune 1000 companies.

      Commencing in 2003 we expanded our management team and are now doing business as Utix Group, Inc. We have taken steps to significantly expand the scope of our business and to begin to establish Utix as the premier provider of prepaid lifestyle experience tickets for admissions to the sports, recreation, leisure, and entertainment arenas:


      o We have been named an official ticket and card products issuer by Discover, the largest proprietary payment network in the U.S.


      o Through our software technology and credit card processing partner, eFunds Prepaid Solutions/WildCard Systems, Inc., we launched our proprietary magnetic strip ticket products in June 2004.

      o Our proprietary magnetic strip tickets can be automatically activated for given lifestyle or recreation experience, are authorized by swiping through the venue's credit card reader and payment is remitted electronically to the venue via the Discover merchant payment network system. Thus, our participating venues now benefit from faster and more efficient payment processing.


      o     We have invested in staffing, computer hardware and software.


      o Our unique "System for Marketing Leisure Activity through Prepaid Tickets" was granted patent number US 7,066,383 B2 on June 27, 2006.


      As a result, we now have the infrastructure for a much more scaleable business. Whereas, in the period from 1998 to 2003 we issued nearly 60,000 tickets annually for primarily golf and ski usage, since the introduction of the magnetic strip tickets in June of 2004, we have issued over 760,000 tickets, primarily for movie, golf and skiing experiences.

      In conjunction with our technology partner, eFunds Prepaid Solutions/WildCard Systems, Inc., we have developed a business model and proprietary technology that we believe uniquely identifies and segments merchants and specific lifestyle experiences on a magnetic strip ticket, which will enable us to offer an array of prepaid experiences. Based on information provided by Discover, we believe we are currently the only issuer on the Discover credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences of varying prices at a number of designated venues nationwide. Further, we believe these partnerships have given us credibility in the marketplace. We currently offer our products through distinct distribution channels:


      o Sales of prepaid magnetic strip and manual plastic gift tickets to corporations and other business users for gifting, reward, loyalty and incentive, a business we have conducted for approximately 18 years;

      o Sales of prepaid magnetic strip gift tickets to corporations in support of large customer acquisition, customer retention and gift with purchase promotional marketing programs;

      o Sales of prepaid magnetic strip gift tickets direct to small businesses and consumers who purchase our products via our website, www.utix.com, for traditional gifting and incentive/rewards; and


      o Sales of prepaid magnetic strip gift tickets at third party retail locations via our retail activation partner (see below).


      In all distribution channels, recipients are given the opportunity to enjoy, on one occasion only, such activities as -- 18 holes of golf at one of nearly 2,000 participating golf courses; a one-day ski or snowboard lift ticket at one of close to 200 mountains; or, 2 games of bowling (including shoe rental) each for 2 people at one of over 2,200 bowling centers. We also offer a gift ticket that provides a one-hour massage at one of approximately 1,000 spas or provides two admission tickets to over 6,700 movie theaters. Since we pay the golf courses, ski resorts or other venues their full published list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any of our gift tickets, and users are treated as full paying guests at all locations.


      We test-marketed our gift tickets in 2003 and entered the retail market in 2004. In the second half of calendar year 2004, we entered into consignment sale placement arrangements with national food, drug, mass and specialty retail chains. Interactive Communication International Inc. ("InComm") facilitates our retail distribution channel and is our retail ticket activation partner. InComm, with headquarters in Atlanta, Georgia, develops electronic point of sale activation technology which it has deployed to more than 50,000 retail locations. InComm sends the ticket activation request transaction, on our behalf, from the in-store point-of-sale system to our processor, eFunds/WildCard Systems upon authorized purchase by the consumer. InComm also physically distributes and arranges for the sale of prepaid gift products to the retail outlets.

      While the 2004 retail launch showed some success, including broad visibility for our experience-based products and validation of the technology platform, we have decided to defer any further significant investment in the retail channel. We believe in order to achieve significant sales penetration and build a sustainable revenue stream we must focus our resources primarily on our corporate (business-to-business and business-to-consumer) sales channels. We also believe that America buys brands as such, and our strategy is to license national brands and market the Company as the brand behind the brand ("powered by Utix") and to develop co-branding opportunities around our tickets (e.g., with major studios around our movie tickets) that will maximize awareness of our products and drive our sales volume. We will maintain our relationship with Incomm with a focus toward using retail channels for specific in-store promotions, with smaller, controlled inventory quantities. Should such limited time promotional opportunities (or just-in-time inventory situations) become available to us, we will be able to take advantage of the retail capabilities that we have validated in 2004 and 2005.

      To grow our core corporate channels, we plan to target corporate employee/affiliate incentives programs, customer acquisition/retention promotions, gift with purchase campaigns and loyalty points/reward programs. Further, we recognize the value of tapping into partner distribution channels and have begun to aggressively pursue reseller and major distribution agreements with stored value gift card providers and leading promotional and marketing companies.


      We intend to create co-branded specialty tickets with leading marketing brands (e.g., Red Door Spas and Mario Tricoci Salons gift tickets and various movie studio film releases. By leveraging our new strategic alliances with the National Golf Course Owners Association, and also with PMG (the Promotion Management Group), provider of major motion picture studio in-theater promotions, we will endeavor to create new sales opportunities as well as enhance our portfolio of participating venues. We also plan to continue to development new products and enhance the existing portfolio with technology innovations.

      Our headquarters are located at 7 New England Executive Park, Suite 610, Burlington, MA 01803 and our telephone number is (781) 505-8100. Our website can be accessed at www.utix.com.

HISTORY AND DEVELOPMENT OF THE BUSINESS

      We were incorporated in Delaware in 1988 under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc." and in 1994 we changed our name to "Cyto Skin Care Corporation", which was then changed in the same year to "Chantal Skin Care Corporation". In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc., a New Hampshire corporation, and we changed our name to "Utix Group, Inc." As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 135,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constitute 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139.33 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports. Immediately prior to the exchange, Chantal Skin Care Corporation common stock was registered under the Securities Exchange Act, but it was an inactive company having no assets, liabilities, operations or transactions since 1999.


      Corporate Sports was founded in 1986 as a premium gift, incentive and consumer reward company that marketed a proprietary line of plastic gift tickets to Fortune 1,000 companies. The company operated a relatively small ($1.5 million to $2.0 million in average annual revenues) and profitable (10% to 18% average earnings, before executive salaries, fees and bonuses) entrepreneurial business and enjoyed long-standing customer retention with its corporate clients and venues.


CORPORATE BUSINESS


      We sell to our corporate clients Utix golf, ski, spa or movie plastic gift tickets for distribution to their employees and customers, as well as to the employees of other companies with which they do business. Each gift ticket type provides the user with one admission to a variety of entertainment venues, including close to 2,000 golf courses in all 50 States, Mexico and the Caribbean, nearly 200 ski (and snowboard) mountain resorts throughout North America, 1,000 spas, 2,200 bowling centers and 6,700 movie theaters in the United States. Unlike traditional gift cards that are limited to a specified face dollar at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa or movie) at numerous locations or venues applicable to that experience.

      Our corporate clients have included American Express, SBC, Bank One, Carlson Marketing Group, Discover Financial, Frequency Marketing (a Verizon program), Dr. Pepper, Citigroup, Hewlett Packard, Nestle and Pepsi Cola. Five of our customers accounted for approximately 40% of our fiscal 2004 sales. Many incentive and reward programs have run continuously for over five years. In October 2004, we initiated a large promotional contract with SBC that accounted for 74% of total sales in fiscal 2005.

      We believe we are distinct from other prepaid discount promotional offerings in that our Utix member golf courses, ski resorts and other venues are paid their full published list prices on the day the gift ticket is used, rather than a negotiated discount price. As a result, Utix ticket holders are able to enjoy many venues that are unavailable to discount oriented programs, and a first-class sport, leisure or entertainment experience with no blackouts or restrictions. Where rates at some participating upscale golf courses and spas exceed our standard ticket prices, our corporate customers may purchase one or more upgrades at the initial point of sale in order to allow ticket recipients access to those venues. In addition, the ticket recipients who opt to upgrade their tickets for a participating venue to a higher level can do so easily over the phone or online.

      We produce and fulfill client requests for corporate tickets with packaging containing the client's corporate logo, the expiration date and other requested information. Ticket holders can easily identify where the tickets may be used by searching our on-line directory via our website, or by calling our customer service department. Use of the tickets is limited to approximately ten months from issuance, except for movie tickets which have three and six month expiration options. As a ticket approaches its expiration date, at the user's request, we will exchange the ticket for a new ticket with a new term for an additional time period of the same length, either for free or for a price based on the amount of any differential between the original price and the current list price. Approximately 10% to 12% of our corporate gift tickets are returned for exchange. In addition, in fiscal 2005, approximately 34% of our corporate tickets were subject to "breakage," which means that they were never used and not returned for exchange.

      Our corporate tickets are primarily magnetic strip, however some corporate programs are still manual. The ski product became available in magnetic strip form in October 2005. When the user presents a manual ticket at the desired venue, the operator of the venue cuts each ticket in half and mails it back to us together with an invoice billing us for the use of the venue, which we normally pay within ten (10) days of receipt.


RETAIL BUSINESS

      Our retail gift ticket program was new in 2004 and has been coordinated with eFunds/WildCard Systems, Discover and InComm, and enables retailers to activate our tickets at the cash register in exchange for payment. Like our corporate business, each gift ticket type provides the user with one admission to a variety of entertainment venues, including nearly 2,000 golf courses located in all 50 States, Mexico and the Caribbean, and 1,000 spas and 6,700 movie theatres located in the United States.

      Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded retail tickets will permit users to enjoy a specific one-time experience (such as golf or going to a spa or movie) at numerous locations or venues applicable to that experience. For example, by purchasing a Utix golf ticket at a retail location, the gift giver enables the gift recipient to enjoy a round of golf at any one of nearly 1,500 level 2 participating golf courses nationwide, depending upon the season and day selected.

      Retail customers can easily identify where the tickets may be used by viewing a directory attached to each ticket package or accessing our website, or by calling the customer service department. Based on our proprietary magnetic strip technology, when the ticket is redeemed at the golf course or other venue by the user, the venue will be paid their full published list price for the services they deliver. We believe that the key benefit to retailers is that there is no inventory or slippage cost associated with offering our tickets as they are not activated until checkout. With redemption on the Discover network, the venue is able to realize its full settlement automatically, within about 3 business days, just like regular Discover Card payments.

      Although not tied to a particular dollar amount, each of our gift tickets has an authorization ceiling per our proprietary level and variable rate redemption tables. Therefore, if the venue's charge for golf or spa experience exceeds the authorization ceiling for the level applicable to the desired venue, the user can, either online or by simply dialing a toll-free telephone number (listed on the ticket), charge his or her credit card to add additional ticket upgrades to the prepaid gift ticket, thus expanding the number of golf and spa venues available for ticket redemption. Whereas our corporate customers can directly purchase higher level tickets to enjoy premium venues, only the standard (basic) level tickets are available at retail locations. If the gift recipient would like to play a round of golf at one of our participating premium golf courses whose charges exceed our standard gift ticket range, the gift recipient may opt to purchase an upgrade to the gift ticket that he or she received to allow entry into a premium golf course.

      Upon activation at retail, the retailer and activation partner earn a commission that is a negotiated percentage of the retail price up to 14% and becomes obligated to pay us for the sale. The retailer pays us a fixed price for the gift tickets, so if the retailer sells below our suggested retail price, any shortfall is covered by the retailer. The payment made by the retailer will be held in an escrow account that is utilized for ticket settlement via the Discover merchant payment system. We expect to receive gross profit from the sale of our retail products from an estimated average margin of 2% to 6% on tickets that are redeemed by the consumer and an estimated average "breakage" of 28%, which is the percentage of all tickets that are never used and not returned for exchange. These projected margin and breakage percentages were based on our historical performance in selling corporate tickets since 1986 and validated by the test marketing of our retail product.


      We determine our margin for redeemed gift tickets by taking the retail price and subtracting from it the venue's list price, the commission paid to retailers and the cost for producing the gift tickets, as well as any processing cost. For example, if we sell our Utix Golf Ticket at retail at $50, the golf venue's list price for a round of golf is $38, the commission paid to retailers is $7.00 (14% of retail price), and the cost for producing and processing a Utix Golf Ticket is $2, then our gross margin is $3.00 or 6%. For tickets that were never used and not returned for exchange, we do not have to subtract the venue's list price since the experience was never claimed. Therefore, we determine gross profit on breakage by taking the retail price and subtracting from it only the commission paid to retailers and the cost for producing and processing the gift tickets.

      While the 2004 retail launch showed some success, including broad visibility for our experience-based products and validation of the technology platform, we have decided to limit our investment in the retail channel to specific promotion. We will maintain our relationship with Incomm with a focus toward using retail channels for specific in-store promotions, with smaller, controlled inventory quantities. Should such limited time promotional opportunities (or just-in-time inventory situations) become available to us going forward, we will be able to take advantage of the retail capabilities that we validated in late 2004 and in 2005.

OPERATIONS

      We have been named an official ticket issuer by Discover Financial Services and have executed an exclusive partnering agreement with eFunds/WildCard Systems, one of the leading credit card processors, for ticket development and processing. As part of a two-year contract that we entered into with Discover Financial Services in January 2004, which is subject to automatic one-year renewals unless terminated by either party, we have received a commitment for minimum ticket purchases totaling $500,000 for the first two years for use in Discover's promotional activities. Other than granting to Discover a volume discount, we treat Discover like any other retailer from which we collect our gross margin and breakage percentages.

      Our technology partner, eFunds Prepaid Solutions/WildCard Systems, Inc., has worked with us to enhance the proprietary software and processing and magnetic strip technology to enable each of our subscribing venues to charge its regular price to ticket users for the lifestyle experiences they provide and seamlessly receive immediate payment under the Discover payment network. We have entered into a contract with InComm to act as integrator for retail sales activity.

      We presently outsource the production of our products, consisting of plastic ticket cards, directories, packaging components. Although we have arrangements with specified vendors, there are other vendors that can provide the same services at competitive prices. eFunds Prepaid Solutions/WildCard Systems, Inc. oversees the ticket manufacturing. We order directories through standard quote and purchase order arrangements on an as-needed, per unit basis. We order the assembly and shipping of our retail products on an as-needed, per unit basis. We also outsource the fulfillment of larger corporate programs on an as-needed, per unit basis. As a result of this outsourcing strategy, to date we have been able to keep our in-house costs low. Order processing, tracking, fulfillment and customization for corporate sales is completed in-house and managed internally.

      We have created a finance/accounting department capable of meeting public reporting requirements and of supporting a high growth strategy, while upgrading our IT infrastructure, replacing all computer hardware and upgrading internet throughput. By building a venue relations department dedicated to acquisition, retention, education, tracking of fee schedules, and database management of participating venues, we created an even stronger barrier of entry. We continue to enhance our financial and operating systems to interface effectively with Systems and to strengthen our infrastructure by adding dedicated customer service staff and in-house systems development capabilities.

      In 2004, We developed new venue relations database software which has provided significant improvements in the areas of rate, communications and prospect tracking as well as on-line and printed directory production. In addition, we have developed an in-house customer service tracking system. Integrated reporting and query abilities have also been incorporated into these systems,

      Also in the fall of 2004, we launched an on-line shopping cart on its web site (www.utix.com). The web-site is continually updated with a searchable, on-line directory of participating venues. The site also provides customers with descriptions of product offerings, usage and return/exchange instructions, as well as, access to information regarding the level and expiration date of a given ticket number.

STRATEGIC GOALS

      Our principal strategic goals are to establish Utix prepaid experience tickets as the next generation of prepaid products, thereby increasing our revenues and profits. We intend to achieve this objective in our core corporate and consumer driven sales channels, both of which we support through common processing methods. We specifically intend to generate high volume, recurring sales revenue by:


      o achieving distinction in the leisure and entertainment gift and incentive industry with our experience based ticket products;


      o increasing the number of corporations, marketing and affinity companies, promotional agencies, member reward organizations and related business clients subscribing to our products and services;

      o executing distribution agreements with resellers, licensing arrangements and cobrand partnerships; and,

      o building nationwide brand acceptance through mass marketing and co-branding of our products through leading corporate and consumer marketing promotions and gift with purchase campaigns.


      We plan to utilize a national public relations firm to generate video and written news releases to educate consumers about our product and coordinate promotional event marketing. Our marketing efforts will primarily involve print media coverage, PR event and cooperative marketing with lead partners. We anticipate a cost of approximately $150,000 for this campaign, which will be funded out of our general working capital. In addition, we are working with movie studios, promotion agencies and corporate clients to create specific consumer call-to-action and customer acquisition programs using custom Utix movie tickets. We hope to implement our strategy based on the following internal and industry factors:


      o we believe that our new prepaid ticket patent application coupled with eFunds/WildCard Systems's proprietary encoding and processing systems and technologies represent an innovative marketing concept that turns "dollars into tickets and ultimately experiences;"

      o in contrast to typical dollar value gift cards limited to one store or retail chain, our tickets allow access to one of a number of competitive user venues;

      o we believe that our magnetic strip and software technology will enable venues that traditionally could not accept prepaid tickets to effect transactions on our Utix products without the cost of additional hardware and software at the point-of-sale;

      o over the past twenty years we have maintained a corporate ticket business with nationwide venue coverage and earned an excellent reputation for our products and services with a number of large Fortune 1000 companies that have been repeat customers for many years;

      o we believe our experience-based family of products support emerging industry trends toward "cashless" rewards and incentives

THE INDUSTRY

      Sales of worldwide prepaid gift cards are projected to be nearly $70 billion in 2005, up 26% over a year ago, according to First Annapolis Consulting of Maryland, an advisory firm and a leading consultant in the prepaid card industry.


      The vast majority of cards being sold are issued by retailers, but bank-issued cards are rapidly gaining in popularity because they can be used so many places. (Exceptions include online and phone airline ticket purchases and reservations for hotel and rental cars) In the fourth quarter of 2005, pre-paid cards accounted for 20% of all net retail sales and are expected to represent 10% of all retail sales in 2006 according to First Annapolis.


      Videostore chain Blockbuster is credited with introducing the first gift card in 1996, a mere ten years ago. Gift card sales have exploded since, hitting $45 billion ten year and forecast to grow to $89 billion in 2007, according to Tower Group.


      eFunds Prepaid Solutions/WildCard Systems, Inc. has also benefited from these market trends. They now process over $3 billion annually in retail gift cards. The increase was generated primarily from the launch of four new retail gift card programs for Bank of America, Marriott Hotels, Simon Property Group and First National Bank of Omaha. The services provided by eFunds/WildCard Systems, to their other clients are similar to the services provided to us in that our ticket will also ride the rail of existing merchants and bear product specifications such as expiration date. All of eFunds/WildCard Systems's other clients, however, provide cash cards, whereas Utix is the only prepaid experience gift ticket partner with, or client of eFunds/WildCard Systems, whose product is not tied to a dollar value.


COMPETITION

      In the past decade, stored value cards have made a significant impact in the marketplace thanks to the continued penetration of credit cards in traditional cash and check locations (i.e. gas stations, movie theatres, supermarkets, convenience stores and others). The first popular application of these stored value products were pre-paid telephone cards. The advent of debit cards and EFT (electronic funds transfer) products helped open the possibilities of stored value products at proprietary store point-of-sale terminals.

      Many retailers began creating stored value products as proprietary card programs through their merchant processors. First Data Systems, the nation's largest card processor, was among the first to pioneer this effort. Successful examples include the Blockbuster Video, Home Depot and Starbucks gift card products. Incomm, based in Atlanta, GA., is a new retail transaction provider in the industry working to enable retailers to activate gift cards at their point-of-sale (POS). Incomm has focused their enabling strategy on drug, grocery and convenience store chains. Presently, thousands of these targeted retail store fronts are selling gift cards in special retail racks and enabling the retailers to activate these cards at POS.

      In the past five years, stored value cards have proliferated with the magnetic strip capability provided by MasterCard and Visa to its member banks. In particular, Bank of America has introduced a Visa stored-value card

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


possessing incremental dollar amounts of between $10 to $100 that have become popular in large retail distribution channels such as supermarkets, convenient stores and drug store chains. The front card face can also feature a Happy Birthday, Congratulations, Happy Anniversary, or other "best wishes" themes. Under MasterCard and Visa rules, stored value cards registering the Bank Card Association marks on the card face require that they be universally accepted at the millions of MasterCard and Visa merchant locations worldwide.

      Even as stored value cards continue to become popular financial payment vehicles in the marketplace, paper gift certificates still represent the majority of all pre-paid transactions made in the US. Although we believe that prepaid gift cards will continue to make substantial inroads, paper gift certificates remain popular among large movie theatre chains, catalogers, music retailers, and large department store chains, as well as pre-paid vouchers with large hotel, restaurant and travel agency chains.

      First Annapolis reported that the gift card $70 billion total represented 35% of all prepaid card volume. Following behind were payroll cards ($61.6 billion) and prepaid phone cards ($35 billion), with cash access cards, government payments and college campus prepaid products rounding out the list.

      As noted above, the issuers of stored value cards can be divided into two categories: large brand companies (such as Blockbuster) and large banks (such as Bank of America). Although all of the above producers of stored valued cards and paper gift certificates have substantially greater infrastructure and financial resources than our company, we believe that we are uniquely positioned in this market because we are a hybrid of the two types of issuers.


      Our gift tickets are not limited to a store or a chain of stores (as is the case with the gift cards issued by large brand companies) nor are they limited to a universe of venues where a bank-issued card can be used. Instead our gift ticket can be used nationwide at any of our participating venues, allowing independent venues to be part of a select universal prepaid ticket platform. Furthermore, we believe we are the only gift card issuer that provides a prepaid experience that is not tied to a dollar value.


OUR PRODUCTS AND SERVICES

      We currently offer five product groups with a variety of lifestyle tickets options and are developing additional lifestyle branded products. Our product offerings consist of:

RECREATION PRODUCTS:

Utix Golf Tickets                        Useable at close to 2,000 golf courses
                                         in all 50 states, the Caribbean and
                                         Mexico

SwingPack                                SwingPack includes a gift box with
                                         golf balls and tickets

Utix Ski and Snowboard Tickets           Useable at over 200 mountains in the
                                         U.S. and Canada

Utix Bowling Ticket                      Launched in October 2005 with
                                         approximately 2,200 locations in all
                                         50 states

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


LEISURE PRODUCTS:

Utix Spa Ticket                          Launched in May 2004 with
                                         approximately 1,000 locations in 48
                                         states

Red Door and Mario Tricoci               Launched April 2006
   Manicure
   Swedish Massage
   Half Day of Beauty

Utix Movie Ticket                        Launched in the Summer of 2004.
                                         Useable at over 6,700 movie theatres.

INTELLECTUAL PROPERTY

      In conjunction with eFunds Prepaid Solutions/WildCard Systems, Inc., we believe we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa or movie) at numerous locations or venues applicable to that experience. Based on information provided by Discover, we believe we are currently the only issuer on the Discover credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated and competitive venues.

      We currently rely on trademarks and confidentiality agreements to protect our brands and logos and our proprietary information, know-how and trade secrets. Our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and for up to one year thereafter.


      Our future success may significantly depend upon the level of patent protection obtained for our process primarily related to our variable rate redemption process and inclusion table concept. We filed for a patent in February 2004 under the title "System for Marketing Leisure Activity Services through Pre-Paid Tickets." Patent number US 7,066,383 B2 was issued on June 27, 2006.


RELATIONSHIPS WITH EFUNDS PREPAID SOLUTIONS/WILDCARD SYSTEMS, INC. AND DISCOVER FINANCIAL SERVICES

      eFunds Prepaid Solutions/WildCard Systems, Inc. is a technology leader in magnetic strip, host-based, stored-value cards used for electronic payment products and services. eFunds/WildCard Systems is certified by MasterCard, Visa and Discover as an endpoint on their networks and is authorized to issue cards bearing Visa, MasterCard, Discover, Cirrus and other payment marks. eFunds/WildCard Systems has developed a secure platform that supports client-configurable program management, cardholder account management, cash distribution and other essential services to banks and its business partners.

      We selected eFunds/WildCard Systems as our technology and transaction processing partner for the rollout of our magnetic strip ticket platform for a variety of reasons, the most important being eFunds/WildCard Systems's commitment to build our proprietary technology and software. eFunds/WildCard Systems has allocated resources for its proprietary technology and infrastructure costs to launch our new line of retail gift tickets. Furthermore, as a result of our relationship with eFunds/WildCard Systems, we were authorized as an official issuer for Discover Financial Services as of January 2004. Discover has also allocated meaningful co-marketing resources and monies toward the launch efforts and venue relations management.

      Other prepaid credit or gift cards for one-time use are limited in that the amount charged on the card by the user must correspond to the credited amount prepaid on the card. In contrast, the eFunds/WildCard Systems/Utix proprietary software, processing and magnetic strip enables the retailer selling our Utix Tickets(TM) to activate the ticket either by swiping it though a standard credit card reader or through our order processing staff who automatically activate tickets for corporate clients. Simultaneously, this technology permits all of the nationwide venues (e.g., golf course or spas) in our program, who charge a variety of list prices for their green's fees and other charges, to swipe the ticket when it is presented by the consumer and receive immediate payment and credit under the Discover payment network. At the time the ticket is redeemed by the user at the designated venue, the Discover payment system remits payment electronically to the venue. These financial and technology partnerships have made our tickets scalable in a dramatic fashion for the first time in our history.

      In April 2003, we entered into a development agreement with eFunds/WildCard Systems for the specification and establishment of our Utix Ticket programs. We also entered into a separate services agreement under which eFunds/WildCard Systems will exclusively manage the processing of transactions. Pursuant to the services agreement, we must maintain sufficient funds in an account maintained by Utix and eFunds/WildCard Systems to fund cards issued by us. eFunds/WildCard Systems may terminate the services agreement immediately by written notice if, among other things, we do not pay the fees and expenses due to eFunds/WildCard Systems, we fail to fund the account maintained by eFunds/WildCard Systems to fund the issuance of cards by us, or bankruptcy proceedings are commenced by or against us.

      Under the terms of our agreements, eFunds/WildCard Systems provides product coding, processing and other services. These services include coordination of ticket manufacture, customer service (via interactive voice recognition, live agent support, and web site), data tracking and daily reporting. eFunds/WildCard Systems is reimbursed for the ticket manufacturing as well as per ticket processing fees ranging from $0.50 to $1.50 depending on the services provided and new subprogram set-up fees. eFunds/WildCard Systems also receives additional consideration in the form of 2.25% of magnetic strip ticket redemption cost. Discover provides a flexible payment system at the merchant level. Discover is paid a license fee of $0.135 per ticket number, a redemption charge of $0.075 for each ticket authorized for settlement by its payment network and annual fee per product category (i.e., golf, spa, etc.). We are currently in negotiations with both eFunds/WildCard Systems and Discover regarding pricing in the agreements with have with them.

STAFFING

      As of the date of this filing, we employed 23 persons including our executive officers, of which 18 are full-time and 5 are part-time. None of our employees is represented by a labor union. All key employees are required to sign confidentiality and non-compete agreements.

      Our sales and marketing staff consists of 5 full-time sales executives and numerous broker and agency relationships. We have experienced considerable turnover in the sales staff over the past twelve months and will need to rebuild and continue to strengthen the sales force going forward.

      Venue relations and database management has three dedicated employees and utilizes outsourced telemarketing support. Rate information, contact data, and general location information for over 10,000 individual locations is maintained by Utix operations.

      We outsource customer service for ticket recipients primarily to eFunds Prepaid Solutions/WildCard Systems, Inc. The Company does have one full-time staff position dedicated to customer service. In addition, order processing and venue relations staff also provides customer service as needed.


      Currently, our Chief Financial Officer, with two full-time and three part-time accountants and a manager of IT applications, oversees IT, finance and order processing.


      Currently, a Director of Operations, with one fulfillment manager, oversees production and fulfillment. We have contracted an outsource agent, Fulfillment America, to assist with large volume and custom program fulfillment projects, as required.

      A full-time V.P. manages marketing coordination, and with a marketing associate supervises multiple graphic, communications and brand specialty outsource agencies.

      We also have a V.P. of Program Development who coordinates program development with eFunds Prepaid Solutions/WildCard Systems, Inc.

PROPERTIES

      Our principal executive office is located in approximately 7,173 square feet of rented space located at 7 New England Executive Park (Suite 610), Burlington, Massachusetts under a five-year lease with an unaffiliated third party. The monthly base rental payment on that lease is approximately $10,940. The lease runs through May 2010.

                               LEGAL PROCEEDINGS

      There are no legal proceedings pending or threatened against us, and we are not aware of any proceedings that a governmental authority is contemplating against us.

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


                                   MANAGEMENT

      The following table sets forth the name, age and position of each of the members of our board of directors and executive officers as of the date of this prospectus:

NAME                         AGE  POSITION

Jonathan Adams               61   Co-Chairman of the Board of Directors

Charles A. Lieppe            62   Co-Chairman of the Board of Directors

Anthony G. Roth              42   President, Chief Executive Officer and
                                  Director

Mark L. Pover                41   Chief Financial Officer and Secretary



Robert Powers                53   Director

Robert J. Corliss            53   Director

William F. Fenimore, Jr.     62   Director Nominee


      JONATHAN ADAMS has served as Chairman of the Board of Corporate Sports since its inception in 1986 and as Co-Chairman of the Board of Utix since November 2003. He is one of our Class I Directors, and will hold office until our 2009 Annual Meeting of Stockholders, and until his successor has been elected and qualifies. Together with Anne Concannon, Mr. Adams co-founded, managed and operated Corporate Sports Incentives for fifteen years. During his career, Mr. Adams was President, Chief Executive Officer and Founder of International Micrographics Inc., a wholesale distributor of microfilm consumables founded in 1982, A&J Realty Trust, an owner and manager of real estate founded in 1988, and The Sharper Edge, a distributor of ski-sharpening equipment founded in 1990.

      CHARLES A. LIEPPE has served as Co-Chairman of the Board of Directors of Corporate Sports since October 2003 and Co-Chairman of the Board of Directors of Utix since November 2003. He is one of our Class II Directors, and will hold office until our 2007 Annual Meeting of Stockholders, and until his successor has been elected and qualifies. From January 2002 to September 2003, he was a member of the Advisory Board of Corporate Sports. From August 1999 to August 2003, he was an independent business consultant in Gulfstream, FL. From June 1997 to June 1999, he was President and Chief Executive Officer of DBT Online, Inc. in Boca Raton, FL, a New York Stock Exchange traded online information company. From January 1996 to May 1997, he served as President and Chief Executive Officer of Nabisco International in New York, NY. From January 1991 to December 1995, he was Chief Executive Officer of Berol Corporation in Nashville, TN, a manufacturer of writing instruments, school supplies and art products. From June 1989 to December 1990, Mr. Lieppe was President and Chief Operating Officer of Westpoint Pepperell, a manufacturer of consumer and commercial bed and bath products. From 1968 to 1989, he was employed in various capacities leading to Vice President, and General Manager of Procter & Gamble. Mr. Lieppe received his B.A. and MBA from Columbia University in 1966 and 1968, respectively.

      ANTHONY G. ROTH has served as the President and Chief Executive Officer of Corporate Sports since January 2002, and of Utix since November 2003. He has been a Director of ours since November 2003. He is one of our Class I Directors, and will hold office until our 2009 Annual Meeting of Stockholders, and until his successor has been elected and qualifies. Mr. Roth is the nephew of Gerald Roth, who was a member of Utix's board of directors from November of 2003 until January of 2006. From May 1999 to December 2001, Mr. Roth served as President of Moonstruck Chocolatier, Eclipse Management Group in Portland, Oregon, a national manufacturer, distributor, & retailer of gourmet chocolate products. From 1997 to 1999, Mr. Roth was Executive Vice President of Naturade, Inc. in Irvine, CA, a national manufacturer/distributor of over 200 nutritional hand and body products. From September 1996 to February 1997, Mr. Roth was President of Performance Nutrition, Inc. in Dallas, TX, a formulator and sales/marketing company of nutritional products.

      From October 1995 to August 1996, Mr. Roth served as President of Roth Financial Group, Inc. in Champaign, IL, a business development and finance consulting firm. He was Vice President, Branch Manager at Merrill Lynch in Champaign, IL from May 1994 to Sept. 1995. From November 1992 to May 1994, Mr. Roth was Vice President of Hilliard Lyons, Inc. in Champaign, IL, a retail brokerage firm. A 1986 graduate of the University of Illinois, with a B.S. in Agricultural Economics, Mr. Roth also completed an advanced degree from the New York Institute of Finance in 1988.

      MARK L. POVER joined Utix as its Chief Financial Officer on February 1, 2006. Prior to joining Utix, he served as the Chief Financial Officer of Turbine Entertainment Software Corporation, a Massachusetts-based publisher and developer of subscription-based online entertainment, since 1999. Prior thereto, Mr. Pover served as Chief Financial Officer of Eon Reality, a developer of interactive visual content management software that he co-founded; as Chief Financial Officer of Prosolvia, Inc., the U.S. division of Prosolvia AB, a publicly traded Swedish company; as General Manager of Deluxe Video Services, a division of publicly traded Rank Group, PLC; and as Chief Financial Officer of VIDCO International and Associates. From 1987 through 1993, Mr. Pover served as a professional accountant with the firms of Porvin, Todes & Burnstein, P.C. and Kopmeyer & Hoag, P.C. He earned a Bachelor of Science degree in Administration from the University of Michigan and a Masters of Science degree in Management from Walsh College.




      ROBERT POWERS has served as a Director of Corporate Sports since September 2003 and as a Director of Utix since November 2003. He is one of our Class III Directors, and will hold office until our 2008 Annual Meeting of Stockholders, and until his successor is elected and qualifies. Mr. Powers has been CFO and COO of Metro International's US operations since 2004. Metro is one of the largest and fastest growing newspapers in the world. Previously he was co-founder and partner of Applied Value Corporation, an international management consultancy firm headquartered in Lexington, MA. From 1982 to 1999, Mr. Powers was employed by Arthur D. Little, Inc. in Cambridge, MA, a management and technology consulting firm, where his most recent role was Vice President of Finance and Operations for their North American business from 1977 to 1981. Prior to that he had a similar role in support of the firm's European operations. Mr. Powers earned his B.S./B.A. from Babson College, Wellesley, MA in 1975 and his MBA from Suffolk University, Boston, MA in 1979.

      ROBERT J. CORLISS has been a Director of ours since January 2005. He is one of our Class III Directors, and will hold office until our 2008 Annual Meeting of Stockholders, and until his successor is elected and qualifies. Mr. Corliss is the President and CEO of The Athlete's Foot, the world's largest franchisor of athletic footwear. Mr. Corliss joined The Athlete's Foot in 1998, following a career of over 25 years as an executive and entrepreneur in the retail industry. In 2003, Mr. Corliss, along with members of the senior management team, purchased The Athlete's Foot from Group Rallye. Prior to joining The Athlete's Foot, Mr. Corliss was the founder, president and CEO of Infinity Sports, Inc., a manufacturer, distributor and licensor of athletic products primarily under the brand Bike Athletic. Mr.

Corliss was successful in broadening global distribution and virtually doubling the size of Bike Athletic over a three-year period. Earlier experience includes leading the successful turnaround and eventual sale of Herman's Sporting Goods, Inc. as President and CEO. At the time, Herman's generated approximately $700 million annual revenue and was the leading sporting goods retailer in the world. Mr. Corliss also served as principal and managing director of Senn-Delaney Management Consultants, the largest retail-consulting firm in the United States. In his five years with the company, Mr. Corliss founded London-based Senn-Delaney International. Mr. Corliss is active in the sporting goods industry and serves on the Board of Directors with The American Running Association and the Sporting Goods Manufacturers Association. Additionally, Mr. Corliss serves as a Director and Executive Committee member of the National Retail Federation and Chairman of the National Retail Federation Foundation. He also serves on the Board of Directors for The World Federation of the Sporting Goods Industry, is a member of the Professional Advisory Board for St. Jude Children's Research Hospital, and is both an Advisor and Adjunct Professor for Emory University's Goizueta Business School.


      WILLIAM F. FENIMORE, JR. has been a Director of ours since July 2006. He is one of our Class II Directors, and will hold office until our 2007 Annual Meeting of Stockholders, and until his successor is elected and qualifies. He has served as a Managing Partner of BridgeLink, LLC, in Philadelphia, PA, a Swiss based M&A, capital advising firm serving European and U.S. firms in capital raising activities, since October 2003. Prior to this Mr. Fenimore served as President of Fenimore and Associates, a Philadelphia based business consulting firm, from January 2000 to October 2003. He also served as Chief Executive Officer of Integrion Financial Network, an Internet technology company, from October 1996 to December 1999. Before joining Integrion Financial Network, Mr. Fenimore served as Group Executive Vice President, Chief of Technology and Strategic Planning for Meridian Bancorp from September 1994 to April 1996. Before this, Mr. Fenimore served in various management positions with CoreStates Financial Corp. and its predecessor bank, Philadelphia National Bank, from 1965 through August of 1994. Mr. Fenimore earned a B.A. degree from Lenoir Rhyne College, NC, in 1995, and an M.B.A. from Drexel University in 1969.


AUDIT COMMITTEE

      On December 26, 2003, the Board of Directors established an Audit Committee, which consists of three or more directors, each of whom must be an independent director, as defined in the Charter for the Audit Committee. The Audit Committee consists of Robert Powers, as Chairman of the Committee, Charles Lieppe and Robert Corliss, each of whom meets the definition of "financial expert" as that term is defined by the Securities and Exchange Commission and as required by the Sarbanes-Oxley Act of 2002. Members of the Committee are appointed by the Board of Directors and, unless otherwise directed by the Board of Directors, serve one-year terms. Members may be removed by the Board of Directors at any time with or without cause. Upon the removal or resignation of a member, the Board of Directors may appoint a successor to serve the remainder of the unexpired term. The Audit Committee will meet at least four times annually and more frequently as circumstances dictate.

      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (1) the integrity of the financial reports and other financial information provided by us to the public or any governmental body; (2) our compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting and legal compliance; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; (6) our auditing, accounting, and financial reporting processes generally; and (7) the performance of such other functions as the Board of Directors may assign from time to time. The Audit Committee has the authority to:

      o make recommendations to the Board of Directors regarding the appointment or replacement of independent public accountants;

      o confer with our independent registered public accountants regarding the scope, method and results of the audit of our books and accounts;

      o review our financial reporting process and the management recommendations made by our independent registered public accountants;

      o     recommend and implement any desired changes to our audit procedures;
            and

      o perform such other duties as the Board of Directors may from time to time direct.

COMPENSATION COMMITTEE

      On December 26, 2003, the Board of Directors established a Compensation Committee, which consists of three or more directors, each of whom must be an independent director, as defined in the charter for the Compensation Committee, and a "Non-Employee Director" as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Compensation Committee consists of Charles Lieppe, as Chairman of the Committee, Robert Corliss and Robert Powers. Members of the Committee are appointed by the Board of Directors and, unless otherwise directed by the Board of Directors, serve one-year terms. Members may be removed by the Board of Directors at any time with or without cause. Upon the removal or resignation of a member, the Board of Directors may appoint a successor to serve the remainder of the unexpired term. The Committee will hold at least two meetings per year or more frequently as circumstances dictate.

      The purpose of the Compensation Committee is to: (1) assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers; (2) to establish and put into practice competitive compensation programs to attract, retain and motivate qualified senior executives and to align those executives' financial interests with the interests of our stockholders; and (3) to produce the annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee has the authority to:

      o establish (1) the compensation (including salaries, bonuses and every other type of compensation that is not made available on a similar basis to our employees in general) of our Chief Executive Officer, (2) compensation policies applicable to the our executive officers and (3) the bases for the compensation of our Chief Executive Officer, including the facts and criteria on which it is based;

      o exercise all rights, authority and functions of the Board of Directors under our 2003 Stock Option Plan (the "2003 Plan"), which was adopted by the Board in November 2003, including, without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make other stock awards thereunder; provided that the Compensation Committee shall not be authorized to amend the 2003 Plan; and provided further, however, that the Board of Directors shall retain the right to exercise any such rights, authority and functions;

      o serve as the Administrator of the 2003 Plan, as that term is defined in the 2003 Plan;

      o recommend to the Board of Directors compensation arrangements for our non-employee directors and to establish such arrangements; and

      o perform such other duties as the Board of Directors may from time to time direct.

COMPENSATION OF THE BOARD OF DIRECTORS

      Directors are reimbursed for expenses actually incurred in connection with each meeting of the board or any committee thereof attended. In addition, each non-employee director, other than Mr. Lieppe, will be entitled to a grant under our 2003 stock option plan of options to purchase up to 100,000 shares, vesting in equal amounts over three years, for so long as he or she serves as a director.

      Jonathan Adams receives an annual salary of $12,000 to serve as our Co-Chairman of the Board of Directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

      Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

      Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

      Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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


                             EXECUTIVE COMPENSATION

      The following table sets forth information with respect to compensation earned during the fiscal year ended September 30, 2005 by our executive officers. Other than the executive officers listed below, no other executive officers earned compensation exceeding $100,000 during the fiscal year ended September 30, 2005. The compensation indicated in the following table includes compensation earned from or paid by Utix Group and Corporate Sports during the last three fiscal years.

  Name and Principal        Annual Compensation        Long-Term      All Other
       Position                                       Compensation  Compensation

                      Fiscal    Salary       Bonus     Securities
                       Year                            Underlying
                       9/30                           Options/SAR's
                                                           (#)
Anthony G. Roth        2005   $158,077 (1)  $50,000   24,350 (2)          --
President, Chief       2004   $148,043      $25,000   17,850              --
Executive Officer      2003   $136,062      $ 3,046   10,000              --
and Director

John F. Burns,         2005   $115,596      $20,000   --                  --
Chief Financial        2004   $105,217      --        8,700               --
Officer                2003   --            --        --                  --
(through July 31,
2005)

Steven Apesos, E.V.P.  2005   $122,306      $6,000    --                  --
Business Development   2004   $107,585      --        2,450               --
(through October 28,   2003   $ 41,538      --        --                  --
2005)


Cynthia A. Cronan,     2005   $105,769      $11,000   2,000 (3)           --
Chief Accounting       2004   $ 55,769      --        1,500               --
Officer,               2003   --            --        --                  --
V.P. Finance (through
September 28, 2006)


(1) Effective January 30, 2006, Anthony G. Roth began receiving a base salary of $220,000 annually.

(2) 10,000 of these shares are issuable upon exercise of incentive stock options exercisable at $50 per share and vesting over four years, 7,850 shares are issuable upon exercise of incentive stock options exercisable at $35 per share and vesting over four years, and 6,500 shares are issuable upon exercise of incentive stock options exercisable at $40.00 per share and vesting over four years.

(3) 300 of these shares are issuable upon exercise of incentive stock options exercised at $50 per share, 1,200 shares issuable upon exercise of incentive stock options at $35 per share, and 500 shares are issuable upon exercise of incentive stock options exercisable at $40 per share, all vesting over four years.


OPTION/SAR GRANTS IN 2005

      The following table provides information regarding individual grants of stock options to each executive officer in Fiscal Year 2005.

                       Number of      % of Total
                       Securities      Options
                       Underlying     Granted to
                         Options       Employees       Exercise     Expiration
       Name              Granted       in Period         Price         Date
--------------------------------------------------------------------------------

Anthony Roth            10,000           27.5%            $50        12-31-13
                         7,850                            $35          9-8-14

John Burns               7,500           13.4%            $35          9-8-14
                           200                            $40        12-31-13
                         1,000                            $50          2-1-07

Steven Apesos            1,200            3.7%            $35          9-8-14
                           250                            $35          9-8-14
                         1,000                            $50        12-31-13

Cynthia Cronan           1,200            2.2%            $35          9-8-14
                           300                            $50          2-1-14


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END

      None.

LONG TERM INCENTIVE PLAN ("LTIP") AWARDS

      None.

EMPLOYMENT AGREEMENTS

      ANTHONY G. ROTH, our President and Chief Executive Officer, has a five-year employment agreement with us that became effective January 2, 2002 and was amended in November 2003. Pursuant to the amended agreement, Mr. Roth was to be paid an annual salary of $160,000 and was awarded a one-time bonus of $50,000 in November 2004. Under this agreement, Mr. Roth is eligible for an annual bonus of up to 75% of his salary and is entitled to one-year severance if he is terminated by us without cause. If Mr. Roth is terminated following a change in control, he will be entitled to two-years severance. Mr. Roth is also granted options to purchase 10,000 shares of our common stock at $50 per share and 7,850 options at $35 per share, both of which vest over four years pursuant to our stock option plan, which was adopted by our board of directors in November 2003. Effective January 30, 2006, Mr. Roth began receiving a base salary of $220,000 annually.

      Mr. Roth has also agreed that he will not directly or indirectly disclose confidential information or otherwise engage in any activities competitive with our business for so long as he shall be performing services for us, and for three years thereafter. Furthermore, no amendment of Mr. Roth's employment agreement or other increases in compensation, bonuses, stock options, benefits or other transactions may be effected by us without the consent of a majority of the disinterested members on our board of directors and the affirmative approval and recommendation of not less than a majority of the three directors comprising the Compensation Committee.

      MARK L. POVER, our Chief Financial Officer, entered into an Employment Agreement our company on February 1, 2006 under which he became our Chief Financial Officer effective March 1, 2006. The agreement has a one-year term and automatically renews for successive one-year terms unless we or Mr. Pover gives written notice of the desire to terminate the agreement at least six months prior to the scheduled end of a term. Under the agreement, Mr. Pover will be paid an annual base salary of $192,000, which amount will be reviewed and adjusted periodically by our Compensation Committee. Based on his individual performance, our general operating performance, and certain other factors, Mr. Pover will also be eligible for an annual performance bonus equal to up to 30% of his annual base salary. The agreement also provides for us:

      o to grant Mr. Pover ten year options to purchase an amount of shares of its common stock equal to 1.5% of the issued and outstanding stock on the date his employment commenced, with the options to vest at the rate of 25% after one year and 2.1% per month at the end of each of the next 36 months thereafter; an

      o to pay Mr. Pover an $8,000 bonus on the six month anniversary of his employment (subject to review by the Chief Executive Officer); and

      Mr. Pover's Employment Agreement provides that it may be terminated by us either for "cause," upon the death or disability of Mr. Pover, or for his poor performance (as determined by the board of directors).

      o If we terminate the Employment Agreement for "cause," we will pay Mr. Pover his annual base salary, and pro-rated annual bonus, earned through his last day of employment, and any stock options not yet vested as of the last day of employment will be canceled.

      o If Mr. Pover's employment is terminated for reason of his death or "disability," we will, for nine months following the date of his death or deemed disability, continue to pay to him, his surviving spouse, if living, or his estate, his annual base salary plus any accrued bonus, computed at a rate of 110% of the previous year's bonus, pro-rated for the partial year and continue to provide full benefits.

      o If Mr. Pover's employment is terminated because of his poor performance, as determined by our board of directors, we will provide him with his base salary, benefits, and annual bonus for a period of nine months following the date of termination, with the bonus to be computed at a rate of 110% of the previous years bonus, pro-rated for the partial year. In addition, Mr. Pover will retain all stock options, warrants, restricted stock and/or other equity arrangements vested as of the date of termination, 50% of the then-remaining unvested portion of any such equity arrangements shall automatically vest, and all remaining unvested equity arrangements will be canceled.

      o Mr. Pover may terminate the Employment Agreement upon thirty days prior written notice to the Board of Directors if we (a) reduce his title, scope of authority, duties or responsibilities, or (b) relocate his principal workplace, increasing his commute by more than twenty miles (in each case, a "Material Modification"), or he may otherwise voluntarily resign; provided the notice is delivered to the Chairman of the Board within 60 days following the occurrence of the Material Modification, or "voluntary resignation."

      o If Mr. Pover's employment is terminated due to a Material Modification, we will pay him his base salary, benefits, and bonus for a period of 9 months following the date of termination. In addition, Mr. Pover will retain (a) all stock options, warrants restricted stock and other equity arrangements vested as of the date of termination, as applicable, and (b) 100% of the then remaining unvested portion of the restricted stock will automatically vest, if applicable.

      o If the Employment Agreement is terminated due to Mr. Pover's "voluntary resignation," we will pay his annual base salary and annual bonus earned to and including the last day of employment, and any statutory benefits, and all stock options not yet vested on the last day of employment will be canceled.

      o If Mr. Pover's employment is terminated other than for disability or death, or for cause, within 12 months following a "change in control" of our company, then we will pay him his base salary and benefits, as well as an annual bonus, for a period of twelve (12) months following the date of termination. In that case: (a) Mr. Pover will receive benefits in full for the 12 month period following the termination; (b) his bonuses will be computed at a rate of 150% of the previous year's bonus or an amount as negotiated between the parties, but in no event shall such amount be less than 60% of Mr. Pover's then current base salary; (c) all stock options, warrants, restricted stock and other equity arrangements vested as of the date of termination will remain with Mr. Pover; and (d) 100% of the then remaining unvested portion of all of his stock options, warrants, restricted stock and any other equity arrangements will automatically become vested, exercisable and/or granted, as applicable.

      Mr. Pover's Employment Agreement also contains confidentiality, non competition, and non solicitation provisions.

STOCK OPTION PLAN

      Pursuant to our 2003 stock option plan approved in November 2003 and which expires on November 13, 2013, options to purchase an aggregate of 126,000 shares of our common stock may be issued. In January 2006, the Board of Directors voted to increase the authorized options from 126,000 to 750,000, subject to the approval of our shareholders. Of that amount, options to acquire 711,645 shares of our common stock have been issued at an average exercise price of $5.73 per share as of the date of this prospectus.

      The 2003 Plan is administered by the Compensation Committee. Options granted under the 2003 Plan are not generally transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 2003 Plan vest in such annual increments as is determined by the Compensation Committee, typically in four equal annual increments for incentive stock options and three equal annual increments for non-qualified stock options. To the extent that options are vested, they must be exercised within a maximum of three months of the end of optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the 2003 Plan shall be determined by the Compensation Committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of incentive stock options for all other employees shall be not less than 100% of fair market value per share on the date of grant, and for consultants and non-employee directors, as determined by the Compensation Committee of the Board of Directors. The maximum term of an option granted under the 2003 Plan may not exceed 10 years from the date of grant.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


      The following discloses, as of November 9, 2006, information concerning the ownership of our common stock and Series A preferred stock by:


      o each person who is known by us to own beneficially 5% or more of our common stock or more than 5% of our preferred stock,

      o     each of our directors,

      o     each named executive officer, as defined under SEC rules, and

      o     all officers and directors as a group.


      A person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within sixty
(60) days. Beneficial ownership also includes shares indirectly held or shares over which a person has the right, by contract, understanding or other arrangement, to exercise voting or dispositive powers. As of November 9, 2006, there were an aggregate of (i) 1,587,074 shares of common stock outstanding,
(ii) 1,071 shares of Series A preferred stock outstanding, and (iii) 2,298,077 shares of Series B preferred stock outstanding. The 1,587,074 shares of our issued and outstanding common stock do not include 384,369 shares being held in escrow, subject to certain beneficial ownership limitations.

      Except as otherwise required by law, the Series A preferred stock and Series B preferred stock have the right to vote with our common stock as a single class on any matter on which the holders of common stock are entitled to vote (including the election of directors). Each share of Series A preferred stock and Series B preferred stock is entitled to one vote for each share of common stock that would be issuable upon conversion of that share on the record date. As of the date of this prospectus, each share of Series A preferred stock was entitled to 2,500 votes (or 2,677,500 votes in the aggregate for all outstanding shares of Series A preferred stock) and each share of Series B preferred stock was entitled to one vote (or 2,298,077 votes in the aggregate for all outstanding shares of Series B preferred stock).


      Except as otherwise indicated, we believe that the persons identified in the table have sole voting and dispositive power with respect to their shares. Unless otherwise indicated, the address for each beneficial owner is c/o Utix Group, Inc., 7 New England Executive Park, Suite 610, Burlington, MA 01803.

                                                                SERIES A                SERIES B
                                       COMMON STOCK          PREFERRED STOCK         PREFERRED STOCK
                                  BENEFICIALLY OWNED (1)  BENEFICIALLY OWNED (1)  BENEFICIALLY OWNED (1)
                                  ----------------------  ----------------------  ----------------------
NAME AND ADDRESS                     NUMBER    PERCENT      NUMBER     PERCENT      NUMBER     PERCENT

5% STOCKHOLDERS:

Austin W. Marxe                     2,942,309    65.0%        800       74.7%     384,616        16.7%
and David M. Greenhouse (2)
527 Madison Avenue
Suite 2600
New York, NY 1022

MicroCapital Fund  LP (3)             862,500     35.2%        --          --     750,000        32.6%
c/o MicroCapital LLC
623 Fifth Avenue, Suite 2502
New York, NY 10022

Crescent International Ltd (4)        442,307     21.8%        --          --     384,615        16.7%
c/o Cantara (Switzerland) SA
84 Av. Louis-Casai
CH 1216 Cointrin, Switzerland

Crown Investment Partners, LP (5)     354,200     18.2%        --          --     308,000        13.4%
P.O. Box 410797
St. Louis, MO 63141

MicroCapital Fund  Ltd (6)            287,500     15.3%        --          --     250,000        10.9%
c/o MicroCapital LLC
623 Fifth Avenue, Suite 2502
New York, NY 10022

Little Wing L.P. (7)                  270,262    16.7%         34        3.2%          --          --
c/o Quilcap Corp.
145 East 57th St., 11th Floor
New York, NY 10022

John Winfield (8)                     145,146     9.2%         --          --          --          --
820 Moraga Drive
Los Angeles, CA 90049

SGC Capital Management, LLC (9)       125,000     7.3%         30        2.8%          --          --
19495 Biscayne Blvd., Suite 608
Aventura, FL 33180

The Crown Advisors #5 (10)             88,550     5.3%         --          --      77,000         3.4%
P.O. Box 410797
St. Louis, MO 63141

Charles Warshaw (11)                   79,567     5.0%         --         --           --          --
9 Phaeton Drive
Melville, NY 11747

                                                                SERIES A                SERIES B
                                       COMMON STOCK          PREFERRED STOCK         PREFERRED STOCK
                                  BENEFICIALLY OWNED (1)  BENEFICIALLY OWNED (1)  BENEFICIALLY OWNED (1)
                                  ----------------------  ----------------------  ----------------------
NAME AND ADDRESS                     NUMBER    PERCENT      NUMBER     PERCENT      NUMBER     PERCENT
NAMED EXECUTIVE OFFICERS AND DIRECTORS:

Charles Lieppe (12)                  51,220      3.2%          --         --          --         --
Co-Chairman of the Board
of Directors

Jonathan Adams (13)                  48,358      3.0%          --         --          --         --
Co-Chairman of the Board
of Directors

Anthony Roth (14)                    25,069      1.6%          --         --          --         --
President, Chief Executive
Officer and Director

William F. Fenimore, Jr. (15)         6,213         *          --         --          --         --
Director

Robert Powers (16)                    1,500         *          --         --          --         --
Director

Robert Corliss (17)                     833         *          --         --          --         --
Director

Mark L. Pover (18)                        0         *          --         --          --         --
Chief Financial Officer
and Secretary

All Executive Officers and          133,193      8.2%          --         --          --         --
Directors as a Group
(7 persons) (19)

----------

      *Less than one percent

(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the SEC, shares of common stock that an individual or group has a right to acquire within sixty
(60) days pursuant to the exercise of options or warrants, or the conversion of preferred stock are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of Utix common stock shown as beneficially owned by him.


(2) Includes: (i) 1,000,000 shares of common stock issuable upon conversion of 400 shares of Series A preferred stock held by Special Situations Private Equity Fund, L.P., (ii) 192,308 shares of common stock issuable upon conversion of 192,308 shares of Series B preferred stock held by Special Situations Private Equity Fund, L.P.,(iii) 278,846 shares of common stock issuable upon exercise of currently exercisable warrants held by Special Situations Private Equity Fund, L.P., (iv) 730,000 shares of common stock issuable upon conversion of 292 shares of Series A preferred stock held by Special Situations Fund III, QP, L.P., (v) 140,385 shares of common stock issuable upon conversion of 140,385 shares of Series B preferred stock held by Special Situations Fund III, QP, L.P., (vi) 203,558 shares of common stock issuable upon exercise of currently exercisable warrants held by Special Situations Fund, QP, L.P., (vii) 210,000 shares of common stock issuable upon conversion of 84 shares of Series A preferred stock held by Special Situations Cayman Fund, L.P., (viii) 40,385 shares of common stock issuable upon conversion of 40,385 shares of Series B preferred stock held by Special Situations Cayman Fund L.P., (ix) 58,558 shares of common stock issuable upon exercise of currently exercisable warrants held by Special Situations Cayman Fund, L.P., (x) 60,000 shares of common stock issuable upon conversion of 24 shares of Series A preferred stock held by Special Situations Private Fund III, L.P., (xi) 11,538 shares of common stock issuable upon conversion of 11,538 shares of Series B preferred stock held by Special Situations Fund III, L.P., and (xii) 16,731 shares of common stock issuable upon exercise of currently exercisable warrants held by Special Situations Fund III, L.P.. Austin W. Marxe, is a general partner of each of Special Situations Private Equity Fund, L.P., Special Situations Fund III, QP, L.P, Special Situations Cayman Fund, L.P., and Special Situations Private Fund III, L.P. (collectively, the "Funds"), and has voting and investment power over the shares owned by the Funds. Mr. Marxe disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3) Includes (i) 750,000 shares of common stock issuable upon conversion of 750,000 shares of Series B preferred stock held by MicroCapital Fund LP, and
(ii) 112,500 shares of common stock issuable upon exercise of currently exercisable warrants held by MicroCapital Fund LP. MicroCapital LLC is the general partner of MicroCapital Fund LP, and has sole voting and investment power over the shares owned by MicroCapital Fund LP. Ian P. Ellis is the Managing Member of MicroCaptial LLC. Mr. Ellis and MicroCapital LLC disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(4) Includes (i) 384,615 shares of common stock issuable upon conversion of 384,615 shares of Series B preferred stock held by Crescent International Ltd. ("Crescent"), and (ii) 57,692 shares of common stock issuable upon exercise of currently exercisable warrants held by Crescent. Maxi Brezzi is the authorized signatory for Crescent, and has sole voting and investment power over the shares owned by Crescent. Mr. Brezzi disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5) Includes (i) 308,000 shares of common stock issuable upon conversion of 308,000 shares of Series B preferred stock held by Crown Investment Partners, LP, and (ii) 46,200 shares of common stock issuable upon exercise of currently exercisable warrants held by Crown Investment Partners, LP. The Crown Advisors, LLC is the Investment Manager of Crown Investment Partners, LP, and has sole voting and investment power over the shares owned by Crown Investment Partners, LP. Chris Pauli is the Managing Member of The Crown Advisors, LLC. Mr. Pauli and The Crown Advisors, LLC disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(6) Includes (i) 250,000 shares of common stock issuable upon conversion of 250,000 shares of Series B preferred stock held by MicroCapital Fund Ltd, and
(ii) 37,500 shares of common stock issuable upon exercise of currently exercisable warrants held by MicroCapital Fund Ltd. MicroCapital LLC is the general partner of MicroCapital Fund Ltd, and has sole voting and investment power over the shares owned by MicroCapital Fund Ltd. Ian P. Ellis is the Managing Member of MicroCaptial LLC. Mr. Ellis and MicroCapital LLC disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(7) Includes: (i) 85,000 shares of common stock issuable upon conversion of 34 shares of Series A preferred stock held by Little Wing L.P., and (ii) 51,702 shares of common stock issuable upon exercise of currently exercisable warrants held by Little Wing, with an exercise price of $4.00 per share. Quilcap Corp., is the general partner of Little Wing, and has sole voting and investment power over the shares owned by Little Wing. Parker L. Quillen is the President of Quilcap Corp. Mr. Quillen and Quilcap Corp. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(8) Includes: (i) 72,573 shares of common stock held by Mr. Winfield, and (ii) 72,573 shares held by The InterGroup Corporation over which Mr. Winfield has voting control and investment power. Mr. Winfield and InterGroup also hold warrants, options and convertible notes with respect to an aggregate of 313,084 shares that are not included because they are the subject of agreements with the Company that the warrants and options cannot not be exercised, and the debt cannot not be converted, at any time when the result would be to cause Mr. Winfield and InterGroup to beneficially own more than 9.99% of the outstanding common stock of the Company.

(9) Includes: (i) 75,000 shares of common stock issuable upon conversion of 30 shares of Series A preferred stock held by SCG Capital Management, LLC ("SCG Capital"), and (ii) 25,000 shares of common stock issuable upon exercise of currently exercisable warrants held by SCG Capital. Stephen Geduld is the Manager of SCG Capital and has sole voting and investment power over the shares owned by SCG Capital. Mr. Geduld disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in SCG Capital.

(10) Includes (i) 77,000 shares of common stock issuable upon conversion of 308,000 shares of Series B preferred stock held by The Crown Advisors #5, and
(ii) 11,550 shares of common stock issuable upon exercise of currently exercisable warrants held by The Crown Advisors #5. The Crown Advisors, LLC is the Investment Manager of The Crown Advisors #5, and has sole voting and investment power over the shares owned by The Crown Advisors #5. Chris Pauli is the Managing Member of The Crown Advisors, LLC. Mr. Pauli and The Crown Advisors, LLC disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(11) Includes 16,817 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Warshaw.

(12) Includes: (i) 6,976 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Lieppe, and (ii) 13,500 shares of common stock underlying stock options held by Mr. Lieppe. Does not include 66,750 additional shares underlying options, all of which vest over a period of three (3) years.

(13) Includes 1,250 shares of common stock underlying stock options held by Mr. Adams. Does not include 20,000 additional shares underlying options, which vest over a period of four (4) years.

(14) Includes: (i) 14,519 shares of common stock registered in the name of Roth Financial Group, Inc., a company wholly-owned by Anthony G. Roth and his wife, for which Mr. Roth controls the voting and investment power, and (ii) 10,550 shares of common stock underlying stock options held by Mr. Roth. Does not include 163,800 additional shares underlying options, all of which vest over a period of four (4) years.

(15) Includes 2,667 shares of common stock underlying oprions held by Mr. Fenimore. Does not include 1,333 additional shares underlying options, all of which vest over a period of three (3) years.

(16) Includes 1,500 shares of common stock underlying stock options held by Mr. Powers. Does not include 41,000 additional shares underlying options, all of which vest over a period of three (3) years.

(17) Includes 875 shares of common stock underlying stock options held by Mr. Corliss. Does not include 16,125 additional shares underlying options, all of which vest over a period of three (3) years.

(18) Does not include 70,000 shares underlying options held by Mr. Pover, all of which vest over a period of four (4) years.

(19) Includes: (i) 14,519 shares of common stock registered in the name of Roth Financial Group, Inc., a company for which Anthony Roth, controls the voting and investment power, (ii) 6,976 shares of common stock issuable upon exercise of currently exercisable warrants held by Charles Lieppe, and (iii) 30,342 shares of common stock underlying stock options. Does not include 379,008 additional shares underlying options not currently exercisable, all of which vest over a period of four (4) years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Between March 2003 and April 2004, Utix and Corporate Sports borrowed an aggregate of $1,945,000 from certain executive officers, directors, principal stockholders and other affiliates. These loans are described below.

      TRANSACTIONS WITH CHARLES LIEPPE.

      In March 2003, Corporate Sports borrowed $100,000 under a one-year line of credit provided by Charles A. Lieppe, as lender. Mr. Lieppe is Co-Chairman of our board of directors. Mr. Lieppe received a $1,000 fee on execution of the agreement and an additional $2,000 when Corporate Sports made its initial draw under the line of credit. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, were due and payable in March 2004, unless the agreement wad extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for consulting services previously rendered to Corporate Sports and as additional consideration under the $100,000 line of credit, Corporate Sports granted five year warrants to Mr. Lieppe to purchase 0.5 shares of common stock of Corporate Sports.

      In November 2003, the line of credit note issued by Corporate Sports to Mr. Lieppe was cancelled and exchanged for a new 7% bridge note in the amount of $100,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase an aggregate of 483.97 shares of Utix Common Stock at an exercise price of $20.70 per share. The maturity date of this note was subsequently extended to March 31, 2005. The new note was subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $1.5 million. The note was unconditionally guaranteed by Corporate Sports and convertible into shares of our common stock at Mr. Lieppe's option after December 2004. In consideration for the loan extension, we issued a warrant to Mr. Lieppe entitling him to purchase 1,000 shares of Utix common stock at an exercise price of $1.00 per share.

      In April 2004 we issued to Mr. Lieppe a secured subordinated note for $25,000 that was due December 31, 2004. That note bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note was subject to mandatory prepayment if, prior to the maturity date, we completed an equity financing of at least $3.5 million; upon such prepayment, we will be required to pay a prepayment premium of 5% of the loan amount. The note was secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products.

      Prior to the issuance of 15% notes that we issued in May 2004, Mr. Lieppe agreed to fully subordinate his right to payment under his note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr. Lieppe shall be entitled to receive regularly scheduled payments of principal and interest under the April 2004 10% note. Pursuant to an agreement in June 2004, Mr. Lieppe agreed to convert his $25,000 secured subordinated note into 714.29 shares of our common stock at a conversion price of $35 per share upon effectiveness of the registration statement that went effective on September 8, 2004.

      As a result of the Restructuring we completed as of April 7, 2006, Mr. Lieppe's notes were converted into 29,000 shares of our common stock, and his

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warrants were exchanged for amended and restated warrants to purchase 6,976 shares of our common stock at an exercise price of $4.00 per share.

      TRANSACTIONS WITH GERALD ROTH.

      In April 2003, Corporate Sports borrowed $75,000 under a one-year line of credit arrangement with Gerald Roth, as lender, on the same terms and conditions as the line of credit agreement with Charles A. Lieppe. Mr. Roth was a member of our board of directors between November 2003 and January 2006. Advances under the line of credit bore interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, were due and payable in March 2004, unless the agreement was extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement were secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Corporate Sports granted five year warrants to Mr. Roth to purchase 0.375 shares of its common stock.

      In November 2003, the line of credit note issued by Corporate Sports to Mr. Roth was cancelled and exchanged for a new 7% bridge note in the amount of $75,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase 362.98 shares of Utix Common Stock at an exercise price of $20.70 per share. The new note was subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note was unconditionally guaranteed by Corporate Sports and convertible into shares of our common stock at Mr. Roth's option after December 2004. In consideration for the loan extension, Mr. Roth received a warrant entitling him to purchase 750 shares of our common stock at an exercise price of $1.00 per share.

      Pursuant to an agreement in June 2004, Mr. Roth agreed to convert his $750 note into 2,142.86 shares of our common stock at a conversion price of $0.35 per share upon effectiveness of our registration statement that became effective on September 8, 2004.

      As a result of the Restructuring we completed as of April 7, 2006, Mr. Roth's warrants were exchanged for amended and restated warrants to purchase 181 shares of our common stock at an exercise price of $4.00 per share.

      TRANSACTIONS WITH STEVEN APESOS.

      In April 2003, Corporate Sports borrowed $50,000 under a one-year line of credit arrangement with Steven Apesos, as lender, on the same terms and conditions as the line of credit agreement with Charles A. Lieppe described above. Mr. Apesos is our Executive Vice President. Advances under the line of credit bore interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, were due and payable in March 2004, unless the agreement was extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement were secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Corporate Sports granted received five year warrants to Mr. Apesos to purchase 0.250 shares of its common stock.

      In November 2003, the line of credit note issued by Corporate Sports to Mr. Apesos was cancelled and exchanged for a new 7% bridge note issued by Utix in the amount of $50,000 and due in November 2004, and the warrants were exchanged for warrants to purchase 24,199 shares of Utix common stock at an exercise price of $0.207 per share. At the same time, Mr. Apesos lent Utix an additional $10,000. The new notes aggregating $60,000 were subject to

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mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $1.5 million. The notes were unconditionally guaranteed by Corporate Sports and convertible into shares of our common stock at Mr. Apesos's option after December 2004. In consideration for the loan extension, Mr. Apesos received a warrant entitling him to purchase 600 shares of our common stock at an exercise price of $1.00 per share.

      In a similar transaction in July 2003, Mr. Apesos lent to Corporate Sports an additional $50,000, which accrued interest at the rate of 9% per annum and would have matured in August 2006. In consideration for providing this loan, Mr. Apesos received five year warrants to purchase common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described below, the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase 967.95 shares of Utix common stock at an exercise price of $51.70 per share. The note was unconditionally guaranteed by Corporate Sports and convertible into 1,161.54 shares of our common stock at Mr. Apesos's option after December 2004. We had the right to prepay the note prior to August 1, 2004 by providing Mr. Apesos thirty-days notice and paying a 10% premium.

      In April 2004 Mr. Apesos lent Utix an additional $25,000, and we issued to him our $25,000 secured subordinated note that was due December 31, 2004. The note bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note was subject to mandatory prepayment if, prior to the maturity date, we completed an equity financing of at least $3.5 million; upon prepayment, we would be required to pay a prepayment premium of 5% of the loan amount. The note was secured by a second priority security interest in all of our assets and in all of the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products.

      Prior to the issuance of 15% notes that we issued in May 2004, Mr. Apesos agreed to fully subordinate his right to payment under his note and any security interest or lien securing the note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr. Apesos was be entitled to receive regularly scheduled payments of principal and interest under the 10% notes.

      Pursuant to an agreement in June 2004, Mr. Apesos agreed to convert all of his notes, aggregating $135,000, into 3,857.14 shares of our common stock, at a conversion price of $35 per share. In consideration of the conversion, we agreed to reduce the exercise price of the warrants to purchase 967.95 shares issued to Mr. Apesos in July 2003 from $51.07 to $35 per share upon the effectiveness of our registration statement that became effective in September of 2004. We provided the same exercise price reductions to all other holders of our warrants exercisable at $51.70 per share who agreed to convert our notes into common stock at $35 per share.

      In August 2004, Mr. Apesos lent $100,000 to us under a sixty (60) day note which accrues at an interest rate of 12% per annum. As of October 31, 2004, the note became a demand note, of which $50,000 was repaid in the quarter ended March 2005.

      As a result of the Restructuring we completed as of April 7, 2006, Mr. Apesos's notes were converted into 14,500 shares of our common stock, and his warrants were exchanged for amended and restated warrants to purchase 3,960 shares of our common stock at an exercise price of $4.00 per share.

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      TRANSACTIONS WITH ROBERT M. RUBIN AND RELATED PARTIES.

      In accordance with the terms of the Share Exchange Agreement, Robert M. Rubin committed to provide Corporate Sports with $300,000 of debt financing. In November 2003, the Rubin Family Irrevocable Stock Trust purchased $112,500 of our 7% bridge notes due November 2004, and Mr. Rubin arranged for unaffiliated persons to purchase an additional $187,500 of such 7% notes. All those notes were unconditionally guaranteed by Corporate Sports. As additional consideration for providing $112,500 of the $300,000 of loans, the Rubin Trust received warrants entitling it to purchase 112,500 shares of our common stock at an exercise price of $.001 per share.

      In February 2004, in connection with the sale of $350,000 of additional 7% notes due in November 2004, the Rubin Family Irrevocable Stock Trust lent us an additional $150,000, arranged for an additional $100,000 of loans and received warrants to purchase 1,500 shares of our common stock at $10 per share. Pursuant to an agreement in June 2004, the Rubin Family Irrevocable Stock Trust extended the maturity date of the November bridge notes and February bridge notes to October 1, 2005 in exchange for us allowing the Trust, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issued shares of our common stock or notes or other securities convertible or exercisable for common stock, at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement. In addition, if the average trading price of our common stock, as traded on the NASD OTC Bulletin Board or any other securities exchange, was equal to or greater than $70 per share for the 30 consecutive trading days immediately prior to the maturity date, then on the maturity date, we could have paid the notes either in cash or in shares of our common stock at $35 per share; provided that the Trust would receive at least 100% of the principal and interest on resale of the shares. In August 2004, the Rubin Trust agreed to rescind the agreement to extend the maturity date AB INITIO.

      In January 2005, we renegotiated the terms of an aggregate of $550,000 of our 7% notes due November 2004 with the Rubin Trust and three other investors introduced to us by Robert M. Rubin. Under the terms of the arrangement, the new 7% notes matured on November 2005 and were convertible by the holders at any time into shares of our common stock at a conversion price of $35 per share. In addition, we issued to the holders of these notes five year warrants to purchase an additional 15,714.29 shares of our common stock at an exercise price of $35 per share. As a result, the Rubin Trust (which had lent us $262,500) received its pro rata share of these warrants, which gave the trust the right to purchase 7,500 shares.

      As a result of the Restructuring we completed as of April 7, 2006, Mr. Rubin and his affiliates' notes were converted into an aggregate of 159,500 shares of our common stock, and their warrants were exchanged for amended and restated warrants to purchase an aggregate of 43,482 shares of our common stock at an exercise price of $4.00 per share.

      TRANSACTION WITH ANNE CONCANNON.

      During fiscal year ended September 30, 2004, we paid Anne Concannon, a former member of our board of directors, $98,069 for her services as a Sales Executive. Ms. Concannon resigned as a member of our board of directors on January 3, 2005.

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


      TRANSACTION RELATED TO GARY PALMER.

      Our retail business strategy depends largely upon our development agreement and services agreement with eFunds Prepaid Solutions/WildCard Systems, Inc. Gary Palmer, who is the Chief Operating Officer and a Director of eFunds Prepaid Solutions/WildCard Systems, Inc., joined our board of directors in December 2003. Mr. Palmer resigned as a member of our board of directors on December 14, 2004.

      TRANSACTION RELATED TO ANTHONY G. ROTH.

      In November 2003 we borrowed $10,000 from Anthony G. Roth, our President and Chief Executive Officer, and issued to him a 7% bridge note due November 2004.

      In April 2004 we issued to Roth Financial Group, Inc., which is controlled by Anthony G. Roth, secured subordinated notes for an aggregate amount of $185,000 due December 31, 2004. The notes bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes were subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $3.5 million; upon such prepayment, we would have been required to pay a prepayment premium of 5% of the loan amount. The notes were secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products.

      Prior to the issuance of 15% notes that we issued in May 2004, Roth Financial Group agreed to fully subordinate its right to payment under its note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes occurred and was continuing, Roth Financial Group was entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004 Mr. Roth and Roth Financial Group agreed to convert $175,000 of the total indebtedness owed to them into 5,000 shares of our common stock at a conversion price of $35 per share upon effectiveness of our registration statement that became effective in September of 2004.

      TRANSACTION WITH JOEL PENSLEY.

      In May 2004, we agreed to repurchase for $1,500, an aggregate of 15,000 of the 24,700 shares of our common stock owned by Joel Pensley at the time of the repurchase. We cancelled the 15,000 shares repurchased. Mr. Pensley was the former President and principal stockholder of Utix prior to the November 2003 share exchange. In partial consideration of the stock repurchase, we issued to Mr. Pensley a five year warrant to purchase up to 7,500 of our shares of common stock at an exercise price of $15 per share. We also agreed to file a registration statement under the Securities Act covering the 9,700 remaining shares owned by Mr. Pensley as well as the 7,500 shares issuable upon exercise of his warrant. The registration statement covering Mr. Pensley's shares was filed in September 2004.

      As a result of the Restructuring we completed as of April 7, 2006, Mr. Pensley's warrants were exchanged for amended and restated warrants to

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


purchase 3,750 shares of our common stock at an exercise price of $4.00 per share.

      TRANSACTIONS WITH JOHN WINFIELD AND RELATED PARTIES.

      In February, 2005, we raised $1,500,000 through the sale of a $1,000,000 convertible promissory note to John Winfield and the InterGroup Corporation and the sale of 12,500 shares of our common stock at $40 per share through Laconia Capital Corporation, a registered broker-dealer. In connection with these transactions, John Winfield and the InterGroup Corporation purchased a total of 23,230.71 shares of our common stock from Anne Concannon, a former member of our board of directors, and 4 persons introduced to us by Great Court Capital, LLC, and purchased 10,000 shares of our common stock from Jonathan Adams, a present member of our board of directors, both in privately negotiated transactions. John Winfield also entered into an advisory agreement with us which provides, among other things, that we will issue warrants to him to purchase 20,000 shares of our common stock at $55 per share, and we will pay him a 6% commission on any sales made by us to any purchaser of our products that he introduces to us.

      As a result of the Restructuring we completed as of April 7, 2006, Mr. Winfield and his affilates' notes were converted into an aggregate of 121,916 shares of our common stock, and their warrants were exchanged for amended and restated warrants to purchase an aggregate of 123,750 shares of our common stock at an exercise price of $4.00 per share. We are obligated to issue an additional 313,084 shares of common stock to Mr. Winfield and/or his affiliates at such times it will not cause them to exceed ownership limitations to which they are subject.

                           DESCRIPTION OF SECURITIES


      We are authorized to issue 375,000,000 shares of common stock, par value $.001 per share and 25,000,000 shares of preferred stock, par value $.001 per share. As of November 9, 2006 we had 1,587,074 shares of our common stock issued and outstanding, 1,071 shares of our Series A convertible preferred stock outstanding, and 2,298,077 shares of our Series B convertible preferred stock issued and outstanding. The 1,587,074 shares of our issued and outstanding common stock do not include 384,369 shares being held in escrow, subject to certain beneficial ownership limitations.


WARRANTS


      As of November 9, 2006, we had outstanding warrants to purchase 1,163,487 shares of common stock at $4.00 per share, and warrants to purchase 346,218 shares of common stock at $2.60 per share. All of the warrants are subject to anti-dilution adjustments, are exercisable for a period of five years, and in certain cases contain cashless exercise provisions.


OPTIONS


      As of November 9, 2006, there were outstanding options under our 2003 Employee Stock Option Plan for participants to purchase up to approximately 711,645 shares of common stock at an average exercise price of $5.73 per share and of which 261,253 were fully vested.


PREFERRED STOCK

      Our Articles of Incorporation permit our Board of Directors to fix the rights, preferences and privileges of, and issue up to 25,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. The issuance of preferred stock or rights to purchase preferred stock could have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make more difficult acquisition of a substantial block of Company's common stock or limit the

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


price that investors might be willing to pay for shares of the Company's common stock.


      Effective January 13, 2006, we amended our Certificate of Incorporation by filing a Certificate of Designations with the Secretary of State of the State of Delaware. The Certificate of Designations authorizes us to issue up to 2,000 shares of Series A convertible preferred stock, par value $0.001 per share. On January 20, 2006, we issued a total of 1,093 shares of Series A convertible preferred stock. Currently, 1,071 of such shares are issued and outstanding. The rights, preferences, and limitations of the Series A convertible preferred stock are summarized as follows:


      o STATED VALUE: $5,000 per share (subject to anti-dilution and other adjustments)

      o DIVIDENDS: Dividends on the Series A preferred stock shall be declared from time to time as determined by the Board of Directors out of legally available funds. The Company may not declare, pay or set aside any dividends or distributions on the common stock (other than dividends payable solely in shares of common stock), unless the holders of the Series A preferred stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series A preferred stock equal to the product of (1) the per share dividend or distribution paid or set aside for the common stock , multiplied by (2) the number of shares of common stock into which the share of Series A preferred stock is then convertible into.


      o CONVERTIBLE: The Series A preferred stock is convertible at any time at the holder's option into that number of shares of common stock equal to the number of shares of common stock that is obtained by multiplying the number of shares of Series A preferred stock to be converted by the Liquidation Preference per share and dividing the result by $2.00 (subject to adjustment for stock issuances of common stock at a price below the conversion price, dividends, stock splits, reclassifications, and similar events). As of the date hereof, each share of Series A preferred stock is convertible into 2,500 shares of common stock.


      o LIQUIDATION PREFERENCE: Upon liquidation, dissolution or winding up of the Company, the Series A preferred stock ranks senior to the common stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Series A preferred stock, and each holder shall be entitled to be paid an amount per share equal to the Stated Value plus any accrued and unpaid dividends (the "Liquidation Preference").


      o VOTING: In addition to any voting rights provided by law, the Series A preferred stock has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each holder of Series A preferred stock is entitled to one vote for each share of common stock that would be issuable upon conversion of all shares of Series A preferred stock then held by the Series A preferred stockholder. As of the date hereof, each outstanding share of Series A preferred stock is entitled to 2,500 votes on each matter on which it may be voted together with the common stock.


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



      The foregoing is only a summary of certain material terms of the Series A preferred stock. For a complete description of the rights and preferences of the Series A preferred, reference is made to the Certificate of Designations.

      Effective November 3, 2006, we amended our Certificate of Incorporation by filing a Certificate of Designations with the Secretary of State of the State of Delaware. The Certificate of Designations authorizes us to issue 2,692,308 shares of Series B convertible preferred stock, par value $0.001 per share. On November 9, 2006, we issued a total of 2,298,077 shares of Series B convertible preferred stock. The rights, preferences, and limitations of the Series B convertible preferred stock are summarized as follows:

      o STATED VALUE: $1.30 per share (subject to anti-dilution and other adjustments)

      o DIVIDENDS: Dividends on the Series B preferred stock shall be declared from time to time as determined by the Board of Directors out of legally available funds. The Company may not declare, pay or set aside any dividends or distributions on the common stock (other than dividends payable solely in shares of common stock), unless the holders of the Series B preferred stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series B preferred stock equal to the product of (1) the per share dividend or distribution paid or set aside for the common stock, multiplied by (2) the number of shares of common stock into which the share of Series B preferred stock is then convertible into.

      o CONVERTIBLE: The Series B preferred stock is convertible at any time at the holder's option into that number of shares of common stock equal to the number of shares of common stock that is obtained by multiplying the number of shares of Series B preferred stock to be converted by the Liquidation Preference per share and dividing the result by $1.30 (subject to adjustment for stock issuances of common stock at a price below the conversion price, dividends, stock splits, reclassifications, and similar events). As of the date hereof, each share of Series B preferred stock is convertible into one share of common stock.

      o LIQUIDATION PREFERENCE: Upon liquidation, dissolution or winding up of the Company, the Series B preferred stock ranks senior to the common stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Series B preferred stock, and each holder shall be entitled to be paid an amount per share equal to the Stated Value plus any accrued and unpaid dividends (the "Liquidation Preference").

      o VOTING: In addition to any voting rights provided by law, the Series B preferred stock has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each holder of Series B preferred stock is entitled to one vote for each share of common stock that would be issuable upon conversion of all shares of Series B preferred stock then held by the Series B preferred stockholder. As of the date hereof, each outstanding share of Series B preferred stock is entitled to one vote on each matter on which it may be voted together with the common stock.

      The foregoing is only a summary of certain material terms of the Series B preferred stock. For a complete description of the rights and preferences of the Series B preferred stock, reference is made to the Certificate of Designations.


COMMON STOCK

      The following statement is a brief summary of certain provisions relating to our common stock:

      DIVIDENDS. The holders of common stock are entitled to receive, ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefore.

      LIQUIDATION PREFERENCE. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

      CONVERSION. The holders of common stock have no conversion rights and they are not subject to further calls or assessments by us.

      PREEMPTION. The holders of common stock have no preemptive rights and they are not subject to further calls or assessments by us.

      VOTING RIGHTS. The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote.

      REDEMPTION. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

TRANSFER AGENT

      The transfer agent for our common stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

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                              SELLING STOCKHOLDERS


      We are registering this offering under the terms of registration rights agreements between us and the holders of certain of our securities. Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be "accredited investors" as defined in Regulation D under the Securities Act.

      The selling stockholders acquired their securities in the following transactions:

THE SHARE EXCHANGE

      On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Chantal Skin Care Corporation ("Chantal"), Corporate Sports, Joel Pensley, as the principal shareholder of Chantal, and the stockholders of

Corporate Sports. On the same day, following the exchange, the Company changed its name to Utix Group, Inc. ("Utix"). Mr. Pensley was the former president of Chantal and, at the time of the exchange, was the owner of 43,950 shares or 82.1% of the outstanding capital stock of Chantal. As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 135,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constituted 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports.

      Under the terms of the Share Exchange Agreement:

      o The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 107,926 shares of Utix common stock, and the 27.82673 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 270,074 Share Equivalents of Utix;

      o The board of directors of Corporate Sports became the board of directors of Utix;

      o Joel Pensley transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and Nexgen Holdings Corp. ("Nexgen"), in equal amounts, a total of 37,500 shares of Utix common stock, or 85.3% of the shares then owned by Mr. Pensley. The Rubin Trust and Nexgen subsequently transferred 1,000 of such shares, in equal amounts, to affiliates of Capital Access Group, LLC. In March 2004, Nexgen sold all of its equity in Utix to Mr. Pensley, and in May 2004, Utix agreed to repurchase 15,000 of the 24,700 shares then owned by Mr. Pensley for $1,500 and to issue to Mr. Pensley a five-year warrant to purchase 7,500 shares of common stock at an exercise price of $0.15 per share;

      o     Utix adopted the 2003 Stock Option Plan;

      o Robert M. Rubin (the settler of the Rubin Trust) committed to provide not less than $300,000 of financing of 7% Utix bridge notes;

      o The Rubin Trust agreed not to sell any of its Utix shares until November 13, 2005; and

      o The Rubin Trust agreed to vote its shares of Utix common stock in such manner the majority of our board of directors shall determine in appointing nominees to the board of directors.

SUBSEQUENT CAPITAL RAISING ACTIVITIES

      Between March 2003 and November 2003, we, and our subsidiary Corporate Sports, borrowed an aggregate of $1,295,000 from our executive officers, directors, principal stockholders and other third parties. In connection with these borrowings, we issued to the lenders our 7% notes due November 13, 2004 and warrants entitling them to purchase an aggregate of 8,250 shares of our common stock at an exercise price of $0.10 per share, and 9% convertible notes due 2006 and warrants entitling such persons to purchase an aggregate of 9,099 shares of our common stock at an exercise price of $52 per share.

      Pursuant to an offer we made in June 2004, the holders of $825,000 principal amount of these 7% and 9% notes agreed to convert their notes and accrued interest into an aggregate of 23,571 shares of our common stock at a conversion price of $35 per share upon effectiveness of our registration statement, the effective date of which was September 8, 2004, and $70,000 of these notes was repaid. As consideration for the conversion, we agreed to reduce the exercise price of the warrants to purchase our common stock from $52 to $35 and increase the number of shares that could be purchased from 9,099 to 13,429. Furthermore, pursuant to an offer we made in June 2004, four of the holders of the notes issued in November 2003 aggregating $300,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In August 2004, these four note holders agreed to rescind the agreement AB INITIO. In December 2004, the holder of $112,500 of these notes agreed to extend the maturity date to November 30, 2005, and we agreed to grant five-year warrants to them to purchase 3,214 shares of our common stock at $35 per share. We negotiated the extension of the other three loans totaling $187,500 on the same terms at which the holder of $112,500 extended his note, thus issuing five-year warrants to purchase 5,357 shares of our common stock at $35 per share in exchange for the extension. The remaining $100,000 was converted to a demand note, $50,000 of which was made payable upon the next $500,000 equity raise, and the remaining $50,000 was made payable upon the subsequent $500,000 equity raise.

      In February 2004 we borrowed an additional $350,000 from three persons, including certain principal stockholders. These loans were also evidenced by our 7% notes due and payable on November 30, 2004, a date subsequently extended to November 30, 2005. We also issued to the lenders five year warrants entitling them to purchase 3,500 shares of our common stock at an exercise price of $10 per share, subject to anti-dilution provisions.

      Pursuant to an agreement in June 2004, two of the holders with notes aggregating $250,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In August 2004, these two note holders agreed to rescind the agreement ab initio. In December 2004, the holder of $150,000 of these loans agreed to extend the loans to November 30, 2005, in return for our agreement to grant five-year warrants exercisable for 4,286 shares of our common stock at $35 per share. We also negotiated an extension of $100,000 of these notes on the same terms as agreed to with the holder of $150,000 of these notes, receiving five-year warrants exercisable for 2,857 shares of our common stock at $35 per share. The remaining $100,000 in loans was repaid.

      In April and May 2004, we issued secured subordinated notes for an aggregate amount of $460,000 to six persons, including certain officers, directors and other affiliates, which were due December 31, 2004. The notes bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes were subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $3.5 million. The notes were secured by a second priority security interest in all of our assets, and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes described below, each of the note holders agreed to fully subordinate his or her right to payment under the 10% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall have occurred, the note holders were entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004, the holders of $460,000 aggregate principal amount of these 10% notes converted their notes plus accrued interest into an aggregate of 13,626 shares of our common stock at a conversion price of $35 per share following effectiveness of our registration statement, the effective date of which was September 8, 2004.

      In May 2004, we issued secured 15% notes for an aggregate of $1,535,000 to eleven persons, some of whom are current shareholders of ours. The notes were originally due in May 2005 and bear interest at the rate of 15% per annum, payable quarterly. The notes were subject to mandatory prepayment prior to such maturity date out of 50% of the net proceeds, if any, in excess of $2.5 million that we may have derived from any one or more equity financings. The notes were secured by a priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, which was senior to an aggregate of $1,405,000 of the notes we issued between March 2003 and April 2004. The holders of $285,000 of these notes converted into shares of our common stock at $35 per share, leaving a balance of $1,250,000 of these 15% notes then outstanding.

      In connection with the issuance of the 15% notes in May 2004, we also issued to the lenders five year warrants entitling them to purchase 43,857 shares of our common stock at an exercise price of $35 per share, subject to anti-dilution provisions.

      As part of the sale of the 15% notes, we paid a $114,200 finders fee to Great Court Capital, LLC and issued warrants to purchase 5,000 of our shares at an exercise price of $15 per share to an unaffiliated third party in consideration for introducing us to Great Court Capital, LLC.

      We renegotiated the terms of the remaining $1,250,000 of 15% notes and accrued interest that were due in May 2005. In January 2005, we amended and restated the 15% notes to (a) eliminate the requirements to prepay the 15% notes out of proceeds of our public offering, and (b) extend the maturity date of all 15% notes to November 2005. In consideration for such financial accommodations, we issued to the remaining note holders additional warrants to purchase an aggregate of 26,042 shares of common stock exercisable at an exercise price of $48 per share (subject to anti-dilution provisions), agreed to eliminate any right to repurchase or cancel the original warrants to purchase an aggregate of 35,714 shares of common stock exercisable at $35 per share, issued to such investors in May 2004, and granted certain "cashless" exercise rights for the warrants. We also had the option to give the note holders the right to convert to shares of our common stock at $35 per share, and the note holders have 60 days to decide whether or not to convert. We also agreed to file a registration statement no later than February 11, 2005 to register shares underlying the new warrants, the original warrants, and the potential conversion of the revised notes (a total of 97,500 shares of common stock). This registration statement was declared effective by the Securities and Exchange Commission on March 8, 2005. It included the shares underlying the original and new warrants. As of June 30, 2005, we had not registered the shares underlying the potential conversion of these notes. We accrued the applicable penalty as of September 30, 2005 and are including the shares underlying potential conversion in this registration statement.

      In May 2004, we entered into a financial advisory agreement with Strategic Development Partners, LLC, an affiliate of Great Court. Under the terms of the advisory agreement, Strategic Development Partners agreed to assist us in connection with our marketing efforts and in introducing us to investment bankers and/or broker/dealers who may assist us in the sale of our securities in the United States and Europe. We agreed to issue to Strategic Development Partners, for $1,143, a total of 11,429 shares of our common stock and paid Strategic Development Partners $75,000. We had the right to cancel the agreement at any time after July 28, 2004 on 30 days notice.

      In conjunction with the renegotiation of the terms of the 15% notes, we renegotiated the Strategic Development Partners agreement under which we issued and sold to SD Partners for $1,125 a total of 11,250 shares of common stock and also issued five-year warrants to purchase up to 11,250 shares of common stock at $48 per share, subject to anti-dilution provisions. In addition, we agreed to register all of these shares by February 11, 2005 in the registration statement to be filed under the Great Court Agreement, which registration statement was declared effective on March 8, 2005. The shares underlying the original and new warrants were registered. The shares underlying the potential conversion of these notes have not been registered and we incurred a penalty. As consideration for this penalty, the Company issued 33,000 shares of common stock, subject to share ownership limitations. Finally, we agreed to pay SD Partners a fee of $125,000.

      In August 2004, we issued $430,000 of notes with interest at 12% to four individuals, with a sixty (60) day maturity date. The holders of $80,000 of these notes agreed to convert principal and accrued interest into common stock at $35 per share. The holder of $250,000 of these notes agreed to convert $125,000 of principal plus accrued interest into common stock at $35 per share and to extend $125,000 of these notes plus accrued interest to December 31, 2005. The remaining $100,000 note became a demand note, $50,000 of which was repaid in the quarter ending March 31, 2005.

      The Company filed an SB-2 Registration Statement with an effective date of September 8, 2004. On September 27, 2004, Gravitas, as a placement agent, completed $2,986,000 of financing at $35 per share. On December 7, 2004, Gravitas completed $990,225 of financing and $1,069,200 of financing both at $45 per share. The public offering was closed on December 7, 2004.

      On December 10, 2004, we closed a private sale of 2,222 shares of common stock at $45 per share.

      During the six months ended March 31, 2005, we closed on a sale of $1.6 million, three year, 5% convertible notes that were convertible to common stock at $40 per share, completed the private sale of $595,000 of common stock at $40 per share and the private sale of $19,485 of common stock at $45 per share, which were used to meet ongoing working capital requirements in 2005.

      In May 2005, we completed the private sale of 1,000 common shares at $40 per share.

      In July 2005, we issued $1,310,000 of convertible notes to 12 individuals, some of whom were then shareholders of ours. The convertible notes were convertible at $12.50 per common share. In connection with the issuance of these notes, we also issued to the lenders two year warrants entitling them to purchase 104,800 shares of our common stock at an exercise price of $12.50 per share. The notes were originally due on September 18, 2005, and bore interest at the rate of 12% per annum, payable at maturity. In consideration for extending the maturities of these notes, we offered each note holder additional interest of 1%. The holders of $810,000 of these notes accepted the offer and agreed to convert their notes upon the next equity round. As of September 30, 2005, we were in default on $500,000 of these notes and accordingly the interest rate is now at 15% per annum. We repaid $200,000 plus interest in October 2005, leaving a principal balance of $300,000. In December 2005, we issued this note holder additional warrants to purchase 24,000 shares of common stock at $12.50 per share.

      In December 2005, we raised $146,000 through the issuance of 12% Convertible Notes to 5 individuals who were shareholders of ours. These notes were convertible at $12.50 per common share, and would mature on March 31, 2006. The notes were accompanied by warrants to purchase 5,840 shares at $12.50 per share. The warrants would have expired in December 2007.

SALES OF SERIES A PREFERRED STOCK AND RELATED DEBT RESTRUCTURING

      In January 2006, we issued and sold 1,093 shares of our Series A Convertible Preferred Stock, $0.001 par value ("Series A preferred stock"), and warrants ("Warrants") to purchase up to 683,125 shares of our common stock, $0.001 par value ("Common Stock"), for an aggregate purchase price of $5,465,000 (the "Offering").

      The Warrants are exercisable at a price of $4.00 per share, subject to normal and customary anti-dilution adjustments, or if we sell additional securities at a purchase price lower than such exercise price. The Warrants expire, subject to certain limited exceptions, on January 20, 2011. The Warrants may be exercised for cash or, if following the first anniversary of the date of their purchase the shares underlying the Warrants may not then be freely sold to the public for any reason, pursuant to a cashless exercise feature. We have the right to call the Warrants if the closing price of our common stock equals or exceeds $12.00 for each of 20 consecutive trading days and certain other conditions are met. At any given time, we may not call more than the lesser of
(i) 20% of the aggregate amount of Warrants initially issued or (ii) the number of remaining Warrants held by the holders thereof.

      The Series A preferred stock will be entitled to such dividends as may be determined by our board of directors from time to time, provided that we may not pay cash dividends on the common stock without paying a dividend on the Series A preferred stock on an as-converted basis. Upon any liquidation, dissolution or winding up of our company, the holders of the Series A preferred stock will be entitled to a liquidation preference equal to the purchase price of the Series A preferred stock plus any accrued and unpaid dividends. The Series A preferred stock is convertible at any time at the holders' option at a conversion price of $2.00 per share, subject to normal and customary anti-dilution adjustments, or if we sell additional securities on preferential terms. Currently, each share of Series A preferred stock is convertible into 2,500 shares of common stock. In addition to any other voting rights provided by law, the Series A preferred stock has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each share of Series A preferred stock is entitled to one vote for each share of common stock into which it is then convertible. As of the date hereof, 22 shares of our Series A preferred stock have been converted into 55,000 shares of our common stock.

      We filed with the Securities and Exchange Commission a registration statement covering the resale of the common stock issuable upon conversion of the Series A preferred stock and upon exercise of the Warrants purchased in the Offering, which became effective as of May 9, 2006. If we do not keep the registration statement effective until the date on which all of such shares covered by such registration statement may be sold pursuant to Rule 144(k), then we will have to pay to each Investor liquidated damages equal to 1.5% percent of the aggregate subscription amount paid by the investors for each month that such event has not occurred.

      As a condition to the Investors agreeing to the terms of the Offering, we were required to restructure our outstanding debt and warrants as follows: (i) all of our outstanding debt (the "Outstanding Debt") as of January 13, 2006 had to be paid in full to the debtholders of record (the "Debtholders") as of January 13, 2006 by (A) converting 50% of the principal amount of the Outstanding Debt into approximately 1,232,750 shares of our common stock at the conversion rate of $2.00 per share; and (B) converting the remaining 50% of the principal amount of the Outstanding Debt into approximately 197,240 shares of our common stock at the conversion rate of $12.50 per share; and (C) issuing warrants (the "Debtholder Warrants") to purchase an aggregate of 308,188 shares of common stock at the exercise price of $4.00 per share for a period of five years; and (ii) all of the holders (the "Warrantholders") of our outstanding warrants (the "Original Warrants") as of January 13, 2006 received amended and restated warrants (the "Restated Warrants") whereby the Warrantholders have the right to purchase approximately 172,173 or 50% of the number of shares of our common stock each Warrantholder could have purchased under the Original Warrants at the exercise price of $4.00 per share for a period of five years ((i) and (ii) above collectively referred to herein as the "Restructuring"). As a result of the Restructuring, we have agreed to issue an aggregate of 1,429,990 shares of our common stock in satisfaction of our Outstanding Debt and agreed to issue warrants to purchase an aggregate of 480,361 shares of our common stock in satisfaction of Outstanding Debt and restating of the Original Warrants. As of January 13, 2006, we obtained the consent of all of the Debtholders and Warrantholders as to the terms of the Restructuring.

      In addition to the foregoing, as consideration for certain defaults related to our registration obligations, we issued an aggregate of 33,000 shares of common stock (or common stock equivalents) to the holders of the obligations.

      At the time of the Offering, we did not have a sufficient number of authorized shares of common stock available to issue the shares of common stock that we were required to issue pursuant to the terms of the Restructuring or the Offering. Effective April 7, 2006, we amended our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue to 375,000,000 (the "Amendment") and to effectuate a one-for-100 reverse split of the our common stock (the "Reverse Split"). As a result of the Amendment and Reverse Split, we have sufficient authorized shares of common stock available to issue, and reserve for issuance, all of the shares of common stock required to be issued, or reserved for issuance, pursuant to the Offering and the Restructuring. As of the date hereof, all of such shares have been issued, with the exception of 384,369 shares, which are subject to certain ownership limitations.

ENTRY INTO CONSULTING AGREEMENT

      As of March 13, 2006, we entered into a Consulting Agreement with Investor Relations Services, Inc. and a related Payment Agreement with Summit Trading Limited (the "Agreements"). Pursuant to the Agreements, we issued 75,000 shares of our common stock (the "Shares"), and granted options to purchase an additional 100,000 shares of our common stock, to Summit Trading Limited, in consideration for certain investor relations and public relations services to be provided. Further, we granted Summit Trading Limited "piggyback registration rights" with regard to the Shares.

      We are registering these securities in order to permit the selling stockholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time.


      Because the exercise price of the related warrants may be adjusted, the number of shares common stock that will actually be issued to the holders of those securities may be more than or less than the number of shares being offered by this prospectus. The selling stockholders may sell all, some, or none of their shares in this offering. See "Plan of Distribution."

SELLING STOCKHOLDER TABLE


      As of November 9, 2006, we had 1,587,074 shares of common stock outstanding, which do not include an additional 384,369 shares being held in escrow, subject to certain beneficial ownership limitations. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of November 9, 2006, assuming the exercise of all of the warrants held by the selling stockholders on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling stockholders. The fourth column lists the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.


      The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. Except for Laconia Capital Corporation, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

      The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.


                             NUMBER
                          OF SHARES OF                 SHARES OF
                          COMMON STOCK     NUMBER     COMMON STOCK
                          BENEFICIALLY  OF SHARES OF  BENEFICIALLY   PERCENTAGE
                             OWNED      COMMON STOCK     OWNED      BENEFICIALLY
                            PRIOR TO        BEING      AFTER THE    OWNED AFTER
           NAME           OFFERING (1)     OFFERED    OFFERING (1)  OFFERING (1)
           ----           ------------  ------------  ------------  -----------
--------------------------------------------------------------------------------
Jonathan Adams (2)          48,358        47,108         1,250            *

Alexander Westcott &        12,500        12,500          -0-             *
Company, Inc. (3)

                             NUMBER
                          OF SHARES OF                 SHARES OF
                          COMMON STOCK     NUMBER     COMMON STOCK
                          BENEFICIALLY  OF SHARES OF  BENEFICIALLY   PERCENTAGE
                             OWNED      COMMON STOCK     OWNED      BENEFICIALLY
                            PRIOR TO        BEING      AFTER THE    OWNED AFTER
           NAME           OFFERING (1)     OFFERED    OFFERING (1)  OFFERING (1)
           ----           ------------  ------------  ------------  -----------
--------------------------------------------------------------------------------
Steven Apesos (4)            23,206         23,206        -0-             *

Backstretch Consulting LLC   4,000          4,000         -0-             *

Martha Ballog                 967            967          -0-             *

Gabrielle Begnini             700            700          -0-             *

Bobbi & Steven Investment     714            714          -0-             *
LLC

Mark Bolender (5)            18,839         18,839        -0-             *

Capital Access Group, Ltd.   1,750          1,750         -0-             *

Dr. Farooq Chaudhry (6)       684            684          -0-             *

Edward P. Clifford           2,767          2,767         -0-             *

Eric Dmitrenko (7)            861            861          -0-             *

Scott Dmitrenko              2,777          2,777         -0-             *

William Dumaine (8)          1,071          1,071         -0-             *

Howard Effron (9)            3,716          3,716         -0-             *

Morris Effron                 100            100          -0-             *

William F. Fenimore, Jr.     6,213          3,546        2,667            *
(10)

Frank Fergusen (11)          9,813          9,813         -0-             *

Norman Friedman (12)         9,420          9,420         -0-             *

David Friend (13)            78,310         47,143       31,167         2.0%

Tom Gilbert (14)             1,966          1,966         -0-             *

George Georgiafandis          390            390          -0-             *

Martha Goble                  250            250          -0-             *

Mort Goulder (15)            78,127         50,627       27,500         1.8%

Granada Enterprises, Inc.    18,750         18,750        -0-             *
(16)

                             NUMBER
                          OF SHARES OF                 SHARES OF
                          COMMON STOCK     NUMBER     COMMON STOCK
                          BENEFICIALLY  OF SHARES OF  BENEFICIALLY   PERCENTAGE
                             OWNED      COMMON STOCK     OWNED      BENEFICIALLY
                            PRIOR TO        BEING      AFTER THE    OWNED AFTER
           NAME           OFFERING (1)     OFFERED    OFFERING (1)  OFFERING (1)
           ----           ------------  ------------  ------------  -----------
--------------------------------------------------------------------------------
Great Court Capital, LLC      1,250         1,250         -0-            *
(17)

William Hayde (18)            2,500         2,500         -0-            *

Walter Hemming (19)           2,142         2,142         -0-            *

Jay Kaplowitz                  875           875          -0-            *

James Kendall (20)            36,504        29,004       7,500           *

Sidney Kessous (21)           24,802        19,470       5,332           *

Sol Kest (22)                100,901       100,901        -0-            *

Dani Kline                     100           100          -0-            *

Gary Knisely                  2,952         2,952         -0-            *

Robert Kornstein (23)         50,235        42,235       8,000           *

Laconia Capital Corp. (24)     625           625          -0-            *

Eugene Landry                  227           227          -0-            *

Charles Lieppe (25)           51,220        37,720       13,500          *

Little Wing, L.P. (26)       270,262       164,012      106,250        7.0%

Allen Lowy (27)               47,251        40,851       6,400           *

Avner Maloul (28)             53,219        43,619       9,600           *

Maot Group Partners, Ltd.     53,500        53,500        -0-            *
(29)

Arthur Marcus                  375           375          -0-            *

Mathers Associates (30)        500           500          -0-            *

Mohawk Management Company,    6,250         6,250         -0-            *
Inc. (31)

Nite Capital, L.P. (32)       78,125        78,125        -0-            *

                             NUMBER
                          OF SHARES OF                 SHARES OF
                          COMMON STOCK     NUMBER     COMMON STOCK
                          BENEFICIALLY  OF SHARES OF  BENEFICIALLY   PERCENTAGE
                             OWNED      COMMON STOCK     OWNED      BENEFICIALLY
                            PRIOR TO        BEING      AFTER THE    OWNED AFTER
           NAME           OFFERING (1)     OFFERED    OFFERING (1)  OFFERING (1)
           ----           ------------  ------------  ------------  -----------
--------------------------------------------------------------------------------
NY Holdings, Ltd. (33)       182,734       172,066       10,668           *

Michael Okun (34)             7,326         7,326         -0-             *

Gary Palmer (35)              44,988        13,738       31,250         2.1%

Paul Avery Jr. Revocable       560           560          -0-             *
Trust (36)

Joel Pensley (37)             3,750         3,750         -0-             *

Joan Quillan (38)             35,250        35,250        -0-             *

Parker Quillan (39)           3,372         3,372         -0-             *

Gerald Roth (40)              15,311        15,311        -0-             *

William T. Roth                 50            50          -0-             *

William M. Roth                200           200          -0-             *

Roth Financial Group (41)     25,069        14,519      10,550            *

Rubin  Family   Irrevocable   76,406        76,406        -0-             *
Stock Trust (42)

Sage Capital Investments,     25,000        25,000        -0-             *
Ltd. (43)

George Schwenk (44)           15,113        12,613       2,500            *

SD Partners, LLC (45)         16,875        16,875        -0-             *

Shaykin Family Foundation     40,360        40,360        -0-             *
(46)

Binoy Singh (47)               227           227          -0-             *

Varinder Singh (48)            227           227          -0-             *

John Snyder                    401           401          -0-             *

Phillip St. Germain (49)      45,385        27,885       17,500           *

Summit Trading Limited (50)   75,000        75,000        -0-             *

The Javelin Group             1,875         1,875         -0-             *

                             NUMBER
                          OF SHARES OF                 SHARES OF
                          COMMON STOCK     NUMBER     COMMON STOCK
                          BENEFICIALLY  OF SHARES OF  BENEFICIALLY   PERCENTAGE
                             OWNED      COMMON STOCK     OWNED      BENEFICIALLY
                            PRIOR TO        BEING      AFTER THE    OWNED AFTER
           NAME           OFFERING (1)     OFFERED    OFFERING (1)  OFFERING (1)
           ----           ------------  ------------  ------------  -----------
--------------------------------------------------------------------------------
Tradewinds Fund, Ltd. (51)    50,613        31,863       18,750          *

Triple Crown, LLC             4,000         4,000         -0-            *

Leonard Vignola                 35            35          -0-            *

Harlan Waksal, M.D. (52)      47,419        47,419        -0-            *

Charles Warshaw Family        79,567        79,567        -0-            *
Limited Partnership (53)

Stephen A. Weiss              1,744         1,744         -0-            *

John Winfield and The        582,313       581,980        333            *
InterGroup Corporation (54)

Wolverine Investments,        19,625        19,625        -0-            *
Inc. (55)

TOTAL SHARES REGISTERED                   2,165,142
FOR SELLING STOCKHOLDERS


----------

  *Less than one percent

      (1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the SEC, shares of common stock that an individual or group has a right to acquire within sixty (60) days pursuant to the exercise of options or warrants, or the conversion of preferred stock are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of Utix Group common stock shown as beneficially owned by him.


      (2) Includes: (i) 13,551 shares of common stock held in the name of James Betts, for which Mr. Adams is trustee, and (ii) 1,250 shares of common stock underlying stock options held by Mr. Adams. Does not include 20,000 additional shares underlying stock options, which vest over a period of three (3) years. Mr. Adams is the Co-Chairman of our Board of Directors.

(3) Includes 2,500 shares of common stock issuable upon currently exercisable warrants held by Alexander Westcott & Company, Inc.

(4) Includes 3,960 shares of common stock issuable upon currently exercisable warrants held by Mr. Apesos. Mr. Apesos was our Executive Vice President of Business Development through October 28, 2005.

(5) Includes 3,839 shares of common stock issuable upon currently exercisable warrants held by Mr. Bolender.

(6) Includes 214 shares of common stock issuable upon currently exercisable warrants held by Dr. Chaudhry.

(7) Includes 143 shares of common stock issuable upon currently exercisable warrants held by Mr. Dmitrenko.

(8) Includes 357 shares of common stock issuable upon currently exercisable warrants held by Mr. Dumaine.

(9) Includes 1,966 shares of common stock issuable upon currently exercisable warrants held by Mr. Effron.


(10) Includes: (i) 2,667 shares of common stock underlying stock options held by Mr. Fenimore, and (ii) 480 shares of common stock held by BridgeLink, LLC, a company for which William F. Fenimore, Jr. is Managing Partner. Does not include 1,333 additional shares underlying stock options, which vest over a period of three (3) years. Mr. Fenimore is a director nominee of ours.


(11) Includes 2,563 shares of common stock issuable upon currently exercisable warrants held by Mr. Fergusen.

(12) Includes 1,920 shares of common stock issuable upon currently exercisable warrants held by Mr. Friedman.


(13) Includes: (i) 10,679 shares of common stock issuable upon currently exercisable warrants held by Mr. Friend, and (ii) 31,167 shares of common stock underlying stock options held by Mr. Friend. Does not include 1,833 additional shares underlying stock options, which vest over a period of three (3) years. Mr. Friend is currently the beneficial owner of more than 5% of our common stock.


(14) Consists of 1,966 shares of common stock issuable upon currently exercisable warrants held by Mr. Gilbert.

(15) Includes: (i) 11,750 shares of common stock issuable upon currently exercisable warrants held by Mr. Goulder, and (ii) 27,500 shares of common stock underlying stock options held by Mr. Goulder. Mr. Goulder is currently the beneficial owner of more than 5% of our common stock.

(16) Includes 3,750 shares of common stock issuable upon currently exercisable warrants held by Granada Enterprises, Inc.

(17) Consists of 1,250 shares of common stock issuable upon currently exercisable warrants held by Great Court Capital, LLC.

(18) Consists of 2,500 shares of common stock issuable upon currently exercisable warrants held by Mr. Hayde.

(19) Includes 714 shares of common stock issuable upon currently exercisable warrants held by Mr. Hemming.

(20) Includes: (i) 8,204 shares of common stock issuable upon currently exercisable warrants held by Mr. Kendall, and (ii) 7,500 shares of common stock underlying stock options held by Mr. Kendall.

(21) Includes: (i) 4,940 shares of common stock issuable upon currently exercisable warrants held by Mr. Kessous, and (ii) 5,332 shares of common stock underlying stock options held by Mr. Kessous.

(22) Includes 21,801 shares of common stock issuable upon currently exercisable warrants held by Mr. Kest. An aggregate of 6,600 of the offered shares are subject to certain agreements Mr. Kest has with our company that at no time will he beneficially own more than 4.99% of our outstanding common stock. Mr. Kest disclaims beneficial ownership of these shares, subject to such agreements.

(23) Includes: (i) 8,720 shares of common stock issuable upon currently exercisable warrants held by Mr. Kornstein, and (ii) 8,000 shares of common stock underlying stock options held by Mr. Kornstein.

(24) Consists of 625 shares of common stock issuable upon currently exercisable warrants held by Laconia Capital Corp.


(25) Includes: (i) 6,976 shares of common stock issuable upon currently exercisable warrants held by Mr. Lieppe, and (ii) 13,500 shares of common stock underlying stock options held by Mr. Lieppe. Does not include 66,750 additional shares underlying stock options, which vest over a period of three (3) years. Mr. Lieppe is the Co-Chairman of our Board of Directors.


(26) Includes 30,452 shares of common stock issuable upon currently exercisable warrants held by Little Wing, L.P. Also includes: (i) 85,000 shares of common stock underlying shares of Series A convertible preferred stock held by Little Wing, L.P., and (ii) 21,250 shares of common stock issuable upon currently exercisable warrants held by Little Wing, L.P., which we previously registered in our Registration Statement on Form SB-2 (Registration No. 333-132165). Little Wing, L.P. is currently the beneficial owner of more than 5% of our common stock.

(27) Includes: (i) 8,502 shares of common stock issuable upon currently exercisable warrants held by Mr. Lowy, and (ii) 6,400 shares of common stock underlying stock options held by Mr. Lowy.

(28) Includes: (i) 8,938 shares of common stock issuable upon currently exercisable warrants held by Mr. Maloul, and (ii) 9,600 shares of common stock underlying stock options held by Mr. Maloul.

(29) Consists of 53,500 shares of common stock issuable upon currently exercisable warrants held by Maot Group Partners, Ltd.

(30) Consists of 500 shares of common stock issuable upon currently exercisable warrants held by Mathers Associates.

(31) Includes 1,250 shares of common stock issuable upon currently exercisable warrants held by Mohawk Management Company, Inc.

(32) Includes 15,625 shares of common stock issuable upon currently exercisable warrants held by Nite Capital, L.P.

(33) Includes (i) 34,881 shares of common stock issuable upon currently exercisable warrants held by NY Holdings, Ltd., and (ii) 10,668 shares of common stock underlying stock options held by NY Holdings, Ltd. An aggregate of 64,685 of the offered shares are subject to certain agreements NY Holdings, Ltd. has with our company that at no time will it beneficially own more than 4.99% of our outstanding common stock. NY Holdings, Ltd. disclaims beneficial ownership of these shares, subject to such agreements.

(34) Includes 1,429 shares of common stock issuable upon currently exercisable warrants held by Mr. Okun.

(35) Includes 3,588 shares of common stock issuable upon currently exercisable warrants held by Mr. Palmer. Also includes: (i) 25,000 shares of common stock underlying shares of Series A convertible preferred stock held by Mr. Palmer, and (ii) 6,250 shares of common stock issuable upon currently exercisable warrants held by Mr. Palmer, which we previously registered in our Registration Statement on Form SB-2 (Registration No. 333-132165). Mr Palmer was a director of ours through December 14, 2004.

(36) Includes 143 shares of common stock issuable upon currently exercisable warrants held by Paul Avery Jr. Revocable Trust.

(37) Consists of 3,750 shares of common stock issuable upon currently exercisable warrants held by Mr. Pensley. Mr. Pensley was the former President of Utix prior to the November 13, 2003 share exchange, described elsewhere in this prospectus.


(38) Includes 6,250 shares of common stock issuable upon currently exercisable warrants held by Ms. Quillan.


(39) Consists of 3,372 shares of common stock issuable upon currently exercisable warrants held by Mr. Quillan.

(40) Mr. Roth was a director of ours through January 25, 2006.


(41) Includes 10,550 shares of common stock underlying stock options held by Roth Financial Group. Does not include 163,800 additional shares underlying stock options, which vest over a period of four (4) years. Roth Financial Group is a company wholly-owned by Anthony G. Roth, our President, Chief Executive Officer and Director, and his wife, for which Mr. Roth controls the voting and investment power.

(42) Includes 20,906 shares of common stock issuable upon currently exercisable warrants held by Rubin Family Irrevocable Trust.


(43) Includes 5,000 shares of common stock issuable upon currently exercisable warrants held by Sage Capital Investments, Ltd.

(44) Includes: (i) 2,390 shares of common stock issuable upon currently exercisable warrants held by Mr. Schwenk, and (ii) 2,500 shares of common stock underlying stock options held by Mr. Schwenk.

(45) Includes 5,625 shares of common stock issuable upon currently exercisable warrants held by SD Partners, LLC.

(46) Includes 8,720 shares of common stock issuable upon currently exercisable warrants held by Shaykin Family Foundation.

(47) Includes 71 shares of common stock issuable upon currently exercisable warrants held by Mr. Singh.

(48) Includes 71 shares of common stock issuable upon currently exercisable warrants held by Mr. Singh.

(49) Includes: (i) 6,452 shares of common stock issuable upon currently exercisable warrants held by Mr. St. Germain, and (ii) 17,500 shares of common stock underlying stock options held by Mr. St. Germain.


(50) Does not include 100,000 shares underlying stock options held by Summit Trading Limited, which vest over a period of four (4) years.

(51) Includes 5,923 shares of common stock issuable upon currently exercisable warrants held by Tradewinds Fund, Ltd. Also includes: (i) 15,000 shares of common stock underlying shares of Series A convertible preferred stock held by Tradewinds Fund, Ltd., and (ii) 3,750 shares of common stock issuable upon currently exercisable warrants held by Tradewinds fund, Ltd., which we previously registered in our Registration Statement on Form SB-2 (Registration No. 333-132165). Quilcap International Corp. is the general partner of Tradewinds Fund, Ltd., and has sole voting and investment power over the shares owned by Tradewinds Fund, Ltd. Parker L. Quillen is the President of Quilcap International Corp. Mr. Quillen and Quilcap International Corp. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(52) Includes 7,813 shares of common stock issuable upon currently exercisable warrants held by Dr. Waksal.

(53) Includes 16,817 shares of common stock issuable upon currently exercisable warrants held by Mr. Warshaw. Mr. Warshaw is currently the beneficial owner of more than 5% of our common stock.

(54) Includes: (i) 229,115 shares of common stock held by Mr. Winfield, (ii) 229,115 shares of common stock held by The InterGroup Corporation, (iii) 66,875 shares of common stock issuable upon currently exercisable warrants held by Mr. Winfield, (iv) 56,875 shares of common stock issuable upon currently exercisable warrants held by The InterGroup Corporation, and (v) 333 shares of common stock underlying stock options held by Mr. Winfield. Does not include 667 additional shares underlying stock options, which vest over a period of three (3) years. Mr. Winfield has voting control and investment power over The InterGroup Corporation. An aggregate of 313,084 of the offered shares are subject to certain agreements Mr. Winfield and The InterGroup Corporation have with our company that at no time will Mr. Winfield and/or The InterGroup Corporation beneficially own more than 9.99% of our outstanding common stock. Mr. Winfield and The InterGroup Corporation disclaim beneficial ownership of these shares, subject to such agreements.

(55) Includes 3,125 shares of common stock issuable upon currently exercisable warrants held by Wolverine Investments, Inc.



                              PLAN OF DISTRIBUTION

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

      o     a combination of any such methods of sale.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                 LEGAL MATTERS

      Hodgson Russ LLP, 60 East 42nd Street, New York, New York, will opine upon the validity of the common stock offered by this prospectus.

                                    EXPERTS

      The consolidated financial statements of Utix Group, Inc. as of and for the years ended September 30, 2005 and 2004 appearing in this prospectus have been audited by Vitale, Caturano & Company, Ltd., Independent Registered Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

      On December 26, 2003, upon receipt of approval of our Board of Directors, we engaged Vitale, Caturano & Company, Ltd., to serve as our independent certified public accountants for purposes of auditing our financial statements. We retained Kirwin & Hickey, CPAs, P.C. as our independent accountants to furnish tax and consulting services through fiscal 2004. Vitale, Caturano & Company, Ltd. will provide tax services going forward. During our two most recent fiscal years prior to the date of engagement, and the subsequent interim period prior to engaging this accountant, neither we (nor someone on our behalf) consulted the newly engaged accountant regarding any matter.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


      We file reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form SB-2 (Commission file No. 333-132165), including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and our other filed reports, proxy statements, and other information at the SEC's Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of the materials filed with the SEC can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

      For further information about us and the securities being offered under this prospectus, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                                UTIX GROUP, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------
              Nine Months Ended June 30, 2006 and 2005 (unaudited)
                     Years Ended September 30, 2005 and 2004




--------------------------------------------------------------------------------


                                    CONTENTS

                                                                            PAGE

Report of Independent Registered Public Accounting Firm..................    F-2

Consolidated Financial Statements:

      Consolidated Balance Sheets as of June 30, 2006 (unaudited),
      September 30, 2005 and 2004........................................    F-3

      Consolidated Statements of Operations for the Nine Months Ended
      June 30, 2006 and 2005 (unaudited) and for the Years Ended
      September 30, 2005 and 2004........................................    F-4

      Consolidated Statements of Cash Flows for the Nine Months Ended
      June 30, 2006 and 2005 (unaudited) and for the Years Ended
      September 30, 2005 and 2004........................................    F-5

      Consolidated Statements of Stockholders' Deficit for the Nine
      Months Ended June 30, 2006 (unaudited) and for the Years Ended
      September 30, 2005 and 2004........................................    F-6

      Notes to Consolidated Financial Statements......................... F-7-39

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders of Utix Group, Inc.
Burlington, Massachusetts

We have audited the accompanying consolidated balance sheets of Utix Group, Inc. and subsidiary (the Company) (a Delaware corporation) as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and 2004, and the results of their operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


VITALE, CATURANO & COMPANY, LTD.

November 23, 2005, (except for Note 15, as to which the date is April 7, 2006) Boston, Massachusetts

UTIX GROUP, INC.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                       JUNE 30,           SEPTEMBER 30,
ASSETS                                                                                  2006           2005          2004
                                                                                    ------------   ------------   -----------
                                                                                     (UNAUDITED)

Current Assets:
     Cash and cash equivalents                                                      $  2,385,841   $    748,586   $ 2,687,342
     Restricted cash                                                                     963,430      1,155,602       712,975
     Accounts receivable, net                                                             11,843          9,139        42,987
     Inventory, net                                                                       75,230         37,035       695,956
     Prepaid expenses and other current assets                                           226,550        200,195       247,883
                                                                                    ------------   ------------   -----------
          Total current assets                                                         3,662,894      2,150,557     4,387,143
                                                                                    ------------   ------------   -----------

Property and equipment:
     Equipment and software                                                              357,080        337,345       357,615
     Furniture and fixtures                                                               52,727         51,548        74,996
                                                                                    ------------   ------------   -----------
                                                                                         409,807        388,893       432,611
     Less - accumulated depreciation                                                     308,277        206,255       108,278
                                                                                    ------------   ------------   -----------
Property and equipment, net                                                              101,530        182,638       324,333
                                                                                    ------------   ------------   -----------

Other assets                                                                              28,453        246,039        42,613

                                                                                    ------------   ------------   -----------
Total Assets                                                                        $  3,792,877   $  2,579,234   $ 4,754,089
                                                                                    ============   ============   ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Current maturities of notes payable                                            $          -      3,235,000     2,900,314
     Current maturities of notes payable to related parties                                    -        150,000       473,723
     Current maturities of capital lease obligations                                      18,362         24,108        17,510
     Accounts payable                                                                    201,833        221,603       631,081
     Accrued expenses                                                                    638,129        938,638       543,472
     Other liabilities                                                                 1,746,918              -
     Liability associated with warrants                                                  269,646              -             -
     Customer deposits                                                                   752,035        719,476     1,015,341
     Deferred revenue                                                                    626,741        784,600       913,073
                                                                                    ------------   ------------   -----------
        Total current liabilities                                                      4,253,664      6,073,425     6,494,514
                                                                                    ------------   ------------   -----------

Long-term liabilities:
     Notes payable - less current maturities                                                   -      1,600,000       395,000
     Notes payable to related parties - less current maturities                                -              -        75,000
     Capital lease obligations - less current maturities                                   5,271         19,306        26,377
                                                                                    ------------   ------------   -----------
        Total long-term liabilities                                                        5,271      1,619,306       496,377
                                                                                    ------------   ------------   -----------

Series A convertible preferred stock, $0.001 par value, 25,000,000 shares authorized; 1,081 shares issued and outstanding at June
     30, 2006                                                                          5,405,000              -             -

Stockholders' deficit:
     Common stock, $0.001 par value, 375,000,000 shares authorized;
        1,484,554, 372,135 and 259,996 shares issued and outstanding at
        June 30, 2006, September 30, 2005 and 2004, respectively                           1,485            372           260
     Additional paid in capital                                                       17,478,035     10,426,503     3,302,820
     Deferred compensation                                                              (365,341)             -             -
     Accumulated deficit                                                             (22,985,237)   (15,540,372)   (5,539,882)
     Accumulated other comprehensive income                                                    -                            -
                                                                                    ------------   ------------   -----------
        Total stockholders' deficit                                                   (5,871,058)    (5,113,497)   (2,236,802)

                                                                                    ------------   ------------   -----------
Total Liabilities and Stockholders' deficit                                         $  3,792,877   $  2,579,234   $ 4,754,089
                                                                                    ============   ============   ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

UTIX GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                         For the nine months ended     For the twelve months ended
                                                                    June 30,                  September 30,
                                                             2006        2005              2005           2004
                                                         -----------    -----------    -----------    -----------
                                                         (UNAUDITED)   (UNAUDITED)

Net revenues                                             $ 1,255,729   $ 6,272,087     $ 6,901,494    $ 2,264,862

Cost of revenues                                             980,748     6,414,948       6,740,821      1,372,310
Provision for inventory write-down                                 -       750,000         872,682              -
                                                         -----------    -----------    -----------    -----------

        Gross profit (loss)                                  274,981      (892,861)       (712,009)       892,552

Selling and administrative expenses                        3,326,711     4,222,915       5,624,883      4,068,178
Non-cash operating expenses(income)                          662,662       848,059         881,913        171,130
                                                         -----------    -----------    -----------    -----------

        Loss from operations                              (3,714,392)   (5,963,835)     (7,218,805)    (3,346,756)
                                                         -----------    -----------    -----------    -----------

Other income (expense):
    Investment income, net                                    19,571       139,267         149,203          1,683
    Interest expense                                        (126,626)     (229,729)       (397,466)      (257,881)
    Non-cash interest and other expense                   (3,623,418)   (1,668,780)     (2,493,517)      (222,016)
                                                         -----------    -----------    -----------    -----------
                                                          (3,730,473)   (1,759,242)     (2,741,780)      (478,214)
                                                         -----------    -----------    -----------    -----------

        Loss before provision (benefit) for income taxes  (7,444,865)   (7,723,077)     (9,960,585)    (3,824,970)

Provision (benefit) for income taxes                               -             -               -              -
                                                         -----------    -----------    -----------    -----------

        Net loss                                         $(7,444,865)  $(7,723,077)    $(9,960,585)   $(3,824,970)
                                                         ===========   ===========     ===========    ===========

        Series A preferred stock deemed dividend          (1,311,286)            -               -              -
                                                         -----------    -----------    -----------    -----------

        Loss applicable to common shareholders           $ (8,756,151) $(7,723,077)    $(9,960,585)   $(3,824,970)
                                                         ===========   ===========     ===========    ===========

Net loss per common share:
    Basic and diluted                                       $ (13.34)  $    (20.86)    $    (27.26)   $    (23.10)
                                                         ===========   ===========     ===========    ===========

Weighted average number of common shares
  outstanding:
    Basic and diluted                                        656,511       370,235         365,393        165,606
                                                         ===========   ===========     ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

UTIX GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
                                                                           FOR THE NINE MONTHS            FOR THE TWELVE MONTHS
                                                                              ENDED JUNE 30,                ENDED SEPTEMBER 30,
                                                                         2006                2005          2005            2004
                                                                    -------------------------------   ------------------------------
                                                                      (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
   Net loss                                                         $ (7,444,865)    $ (7,723,077)    $ (9,960,585)    $ (3,824,970)
   Adjustments to reconcile net loss to net
       cash provided by (used in) operating activities:
           Depreciation and amortization                                 102,022          106,426          136,995           59,246
           Bad debt expense                                                 -               -                -               5,000
           Loss (gain) on disposal of property and equipment                -              111                 (83)          14,452
           Fixed asset impairment charge                                    -               -              143,838           -
           Provision for inventory writedown                                -             750,000          872,682           -
           Non-cash interest and other expense                         3,421,383        1,668,780        2,493,517          222,016
           Non-cash operating expenses                                   662,662          848,059          881,913          171,130
           Amortization of financing costs and placement fees            202,035          130,206          251,637           -
           Changes in assets and liabilities
               (Increase) decrease in:
                   Accounts receivable                                    (2,704)           7,079           33,848           90,488
                   Inventory                                             (38,195)        (169,348)        (213,761)        (683,476)
                   Prepaid expenses                                      (26,355)         (24,668)          47,688         (247,883)
                   Other assets                                           15,626           (1,391)          (1,390)         (27,063)
               Increase (decrease) in:
                   Accounts payable                                      (19,771)         (98,375)        (409,478)         419,926
                   Accrued expenses                                      (75,881)         (16,789)         130,334          439,786
                   Deferred revenue                                     (157,859)          66,917         (128,473)         180,950
                   Customer deposits                                      32,559        2,904,957         (295,865)         643,254
                                                                    ------------------------------    ------------------------------
                      Net cash used in operating activities           (3,329,343)      (1,551,113)      (6,017,183)      (2,537,144)
                                                                    ------------------------------    ------------------------------

Cash flows from investing activities:
      Purchases of property and equipment                                (20,914)        (112,208)        (120,261)        (277,677)
                                                                    ------------------------------    ------------------------------
              Net cash used in investing activities                      (20,914)        (112,208)        (120,261)        (277,677)
                                                                    ------------------------------    ------------------------------

Cash flows from financing activities:
      Proceeds from notes payable                                        146,000        1,600,500        2,910,500        3,094,500
      Proceeds from related party notes payable                             -               -                -              330,000
      Repayment of notes payable                                        (200,000)        (220,000)        (220,000)          -
      Restricted cash                                                    192,172         (682,510)        (442,627)        (712,975)
      Proceeds from warrant exercise                                         125               10               10            1,325
      Proceeds from disposal of property and equipment                      -                 400            1,400           -
      Proceeds from sale of common stock                                    -           2,544,431        2,369,431        2,653,440
      Proceeds from sale of preferred stock, net                       4,893,996            -                -               -
      Payment of financing costs                                            -            (292,096)        (397,859)          -
      Repurchase of common shares                                        (25,000)          (1,500)          (1,500)          -
      Payments on capital lease obligations                              (19,781)         (14,583)         (20,667)          (9,603)
                                                                    -----------------------------     -----------------------------
              Net cash provided by financing activities                 4,987,512       2,934,652        4,198,688        5,356,687
                                                                    -----------------------------     ------------------------------

Net increase (decrease) in cash and cash equivalents                    1,637,255       1,271,331       (1,938,756)       2,541,866


Cash and cash equivalents, beginning of period                            748,586       2,687,342        2,687,342          145,476
                                                                    -----------------------------     ------------------------------

Cash and cash equivalents, end of period                            $   2,385,841    $  3,958,673     $    748,586     $  2,687,342
                                                                    =============================     ==============================
Supplemental disclosure of cash flow information:
      Cash paid for interest                                        $     217,084    $    189,800     $    368,819     $     49,284
                                                                    =============================     ==============================

Supplemental disclosure of noncash investing and financing
   activities:
      Equipment acquired under capital lease obligation             $        -       $     20,194     $     20,194     $     29,195
                                                                    =============================     ==============================
      Conversion of notes and interest to common stock              $   3,184,082    $  1,901,520     $  1,901,520     $      -
                                                                    =============================     ==============================
      Warrants issued in connection with preferred stock            $     370,141    $          -     $    778,017     $    447,479
                                                                    =============================     ==============================
      Non-cash dividends to preferred stockholders arising from
           beneficial conversion feature                            $   1,311,286    $          -     $      -         $      -
                                                                    =============================     ==============================
      Conversion of preferred stock to common stock                 $      60,000    $          -     $      -         $      -
                                                                    =============================     ==============================

The accompanying notes are an integral part of these consolidated financial statements.

UTIX GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

------------------------------------------------------------------------------------------------------------------------------------


                                                                              Additional                                   Total
                                                             Common Stock      Paid in     Deferred       Accumulated  Stockholders'
                                                          Shares     Amount    Capital   Compensation       Deficit       Deficit
                                                       -----------------------------------------------  ----------------------------
Balance, September 30, 2003                               107,926   $   108  $    29,598                $  (1,714,912)  $(1,685,206)


Net Loss                                                                                                   (3,824,970)  $(3,824,970)

Shares issued pursuant to Share Exchange Agreement         53,508        54          (54)                     -         $    -

Exercise of warrants                                       13,250        13        1,312                      -         $     1,325

Issuance of warrant exchanged for services                                       161,910                      -         $   161,910

Issuance of common stock warrants in connection with
  notes payable                                                                  447,479                      -         $   447,479

Sale of common stock, net of cash issuance costs of
  $332,480                                                 85,312        85    2,653,355                      -         $ 2,653,440

Stock based compensation                                                           9,220                      -         $     9,220

                                                       -----------------------------------------------  ----------------------------


Balance, September 30, 2004                               259,996   $   260  $ 3,302,820                $  (5,539,882)  $(2,236,802)
                                                       -----------------------------------------------  ----------------------------

Net Loss                                                     -         -            -                      (9,960,585)  $(9,960,585)

Issuance of common stock in connection with conversion
  of notes and  accrued interest                           54,330        54    1,984,265                      -         $ 1,984,319
Sale of common stock, net of cash issuance costs of
  $270,424                                                 59,916        60    2,343,247                      -         $ 2,343,307
Compensation expense for non-employee stock option
  grants                                                     -         -          67,332                      -         $    67,332
Compensation expense for warrant modification                -         -         107,433                      -         $   107,433
Repurchase and retirement of common shares                (15,000)      (15)      38,420                      (39,905)  $    (1,500)
Exercise of warrants                                          100      -              10                      -         $        10
Issuance of common stock warrants in connection with
  notes and financing                                                            857,452                      -         $   857,452
Issuance of warrants in exchange for services                -         -       1,180,716                      -         $ 1,180,716
Issuance of common stock in connection with note
  financing                                                 1,543         2       38,569                      -         $    38,571
Issuance of common stock in exchange for services          11,250        11      506,239                      -         $   506,250

                                                       -----------------------------------------------  ----------------------------


Balance, September 30, 2005                               372,135   $   372  $10,426,503 $   -          $ (15,540,372)  $(5,113,497)
                                                       ===============================================  ============================

Net Loss                                                     -         -            -        -             (7,444,865)  $(7,444,865)

Reduction of compensation expense for non-employee
  stock option grants                                        -         -         (22,655)    -               -          $   (22,655)
Repurchase and retirement of common shares                   (625)       (1)           1     -               -          $    -
Conversion of notes payable                             1,062,849     1,063    6,806,914     -               -          $ 6,807,977
Expense for exchange of warrants                             -         -         206,438     -               -          $   206,438
Compensation expense for non-employee stock option
  grants                                                     -         -         423,048     -               -          $   423,048
Compensation expense for employee stock option grants        -         -         406,023     (365,341)       -          $    40,682
Issuance of common stock                                   18,195        19      210,849     -               -          $   210,868
Conversion of Series A preferred stock                     30,000        30       59,970     -               -          $    60,000
Accretion of preferred stock to face value                   -         -      (1,039,254)    -               -          $(1,039,254)
Exercise of warrants                                        2,000         2          198     -               -          $       200

                                                       -----------------------------------------------  ----------------------------


Balance, June 30, 2006 (unaudited)                      1,484,554   $ 1,485  $17,478,035 $   (365,341)  $ (22,985,237)  $(5,871,058)
                                                       ===============================================  ============================

The accompanying notes are an integral part of these consolidated unaudited financial statements.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

1.      NATURE OF THE BUSINESS AND GOING CONCERN

        Utix Group, Inc. (and its subsidiary Corporate Sports Incentives, Inc. (the Company)) primarily provides prepaid experiences to consumers by offering gift tickets that are redeemable at golf courses, ski resorts, spas, movie theaters, bowling centers and other venues nationwide.

        The Company's products are offered through two distinct distribution channels including (1) sales of prepaid manual and magnetic strip plastic gift tickets to corporations and other business users (corporate) and (2) sales of prepaid magnetic strip gift tickets to retail consumers that purchase products at mass merchandise retail chains (retail).

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company has suffered recurring losses from operations and has a net working capital deficiency and a net stockholders' deficit, that raise substantial doubt about its ability to continue as a going concern.

        The Company is seeking and is in need of additional financing in order to provide working capital, meet escrow requirements, produce inventory and expand its marketing and selling activities. On January 21, 2006, the Company closed on an agreement to sell Series A Convertible
        Preferred Stock, for gross proceeds of $5,465,000, to convert all existing debt into common stock and warrants (subject to certain shareholder ownership limitations), and to exchange existing warrants for new warrants (see Note 15). The Company's plan indicates additional financing may be required in the next twelve months.

        However, there can be no assurance that the Company will be successful in negotiating with existing or potential investors and creditors or in obtaining the capital necessary to continue ongoing operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.      SHARE EXCHANGE TRANSACTION

        On  November  13,  2003,  the  security   holders  of  Corporate  Sports
        Incentives, Inc. (Corporate Sports) consummated the transactions contemplated by a share exchange agreement (the Share Exchange Agreement), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) (Utix), Corporate Sports, the principal shareholder of Utix, and the stockholders of Corporate Sports. As a result of the exchange, Corporate Sports became a wholly owned subsidiary of Utix and the former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix on a fully-diluted basis. The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 107,926 shares of Utix common stock, and the 27.8 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants (collectively, Share Equivalents) were exchanged for an aggregate of 27,074 Share Equivalents of Utix.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

2.      SHARE EXCHANGE TRANSACTION (CONTINUED)

        Although Utix was the legal acquirer in the transaction, Corporate Sports becomes the registrant with the Securities and Exchange Commission, as under generally accepted accounting principles, the transaction was accounted for as a reverse acquisition, whereby Corporate Sports is considered the "acquirer" of Utix for financial reporting purposes. This conclusion was based on the fact that Corporate Sports' shareholders control more than 50% of the post-transaction combined entity, the management is that of Corporate Sports after the transaction, Utix had no operations, assets or liabilities as of the transaction date and the continuing operations of the entity are those of Corporate Sports.

        Accordingly, the Company has presented in the accompanying consolidated financial statements, through the date of completion of the acquisition, prior historical financial information of Corporate Sports. It has also retroactively restated Corporate Sports historical stockholders' equity to reflect the equivalent numbers of shares of common stock received in the acquisition. All share and per share information included in the accompanying consolidated financial statements and notes give effect to the exchange and the reverse stock split discussed in Note 15.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of Utix Group, Inc. and its wholly owned subsidiary Corporate Sports Incentives, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

        The financial information as of June 30, 2006 and for the nine months ended June 30, 2006 and 2005 is unaudited and includes all adjustments consisting only of normal recurring accruals, that management considers necessary for a fair presentation of its financial position, operating results and cash flows. Results for the nine months ended June 30, 2006 are not necessarily indicative of results to be expected for the full fiscal year ended September 30, 2006 or for any future periods.

        USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        REVENUE RECOGNITION

        The Company defers revenue until the ticket is either redeemed or expires. Revenue on unused tickets is recorded following ticket expiration which is generally ten months from date of activation for golf, ski and spa, six months for bowling, and three or six months from date of activation for movie. The life of a non-magnetic strip ski ticket ranges from six to seventeen months, depending upon date of purchase.

        In order to expand its business and accommodate large volume national contracts, the Company has entered into strategic relationships with WildCard Systems, Inc. and Discover to enhance and maintain its magnetic strip product line. WildCard Systems provides product coding, processing and other services. These services include coordination of ticket manufacture, customer service (via interactive voice recognition, live agent support, and web site), data tracking and daily reporting. WildCard is reimbursed for the ticket manufacturing as well as per ticket processing fees ranging from $0.50 to $1.50, depending on the services provided and new subprogram set-up fees. Wildcard also receives a revenue share, which is calculated at 2.25% of magnetic strip ticket redemption cost. Discover provides a flexible payment system at the merchant level. Discover is paid a license fee of $0.135 per ticket number, a redemption charge of $0.075 for each ticket authorized for settlement by its payment network and annual fee per product category (i.e., golf, spa, etc.). Wildcard and Discover fees amounted to $939,608 and $82,022 for the years ended September 30, 2005 and 2004, respectively, and $71,399 (unaudited) and $906,319 (unaudited) for the nine months ended June 30, 2006 and 2005, respectively, and are recorded as a component of cost of revenues.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

        Revenues from one customer represented approximately 36.7% of net revenues for the nine months ended June 30, 2006. Revenues from a different customer for the nine months ended June 30, 2005 represented 78.5% of total net revenues. One customer represented 74% of total net revenues for the year ended September 30, 2005. Two different customers represented approximately 25% of total net revenues for the year ended September 30, 2004.

        Financial instruments that subject the Company to credit risk concentrations consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are held at financial institutions which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. The Company's trade receivables result from ticket sales and reflect a broad customer base. The Company generally requires payment up-front, or a deposit on account, prior to shipping product. For those few accounts with terms, the Company routinely assesses the financial strength of its customers and has not experienced significant losses related to accounts receivable of individual customers or groups of customers in any particular industry or geographic area. As a consequence, concentrations of credit risk are limited.

        FAIR VALUE OF FINANCIAL INSTRUMENTS

        Financial instruments held or used by the Company consist of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable, and notes payable. Management believes that their carrying value approximates fair value for all financial instruments at June 30, 2006, September 30, 2005 and September 30, 2004.

        CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments purchased with an original maturity date of 90 days or less to be cash equivalents. Cash and cash equivalents are deposited in various area banks and brokerage money market accounts, which at times may exceed federally insured limits.

        RESTRICTED CASH

        The Company had cash of $250,734 (unaudited), $250,612 and $250,733 in escrow at Discover Bank, at June 30, 2006, September 30, 2005 and 2004, respectively and $712,696 (unaudited), $904,990 and $462,242 at 5 Star Bank to cover activated magnetic strip tickets, at June 30, 2006, September 30, 2005 and 2004, respectively. In accordance with the Company's agreement with Discover, the total value of each activated magnetic strip ticket must be funded in the depository account (at 5 Star Bank) until the ticket has been redeemed or has expired. If the ticket is redeemed, the settlement cost is automatically withdrawn from the account to reimburse Discover for settling the redemption with the venue/merchant. The cash held in escrow at Discover Bank is

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        RESTRICTED CASH (CONTINUED)

        fixed at $250,000. Interest on the funds held in escrow is remitted to the Company quarterly.

        ACCOUNTS RECEIVABLE

        Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. The allowance for doubtful accounts at June 30, 2006 (unaudited), September 30, 2005 and 2004, respectively, was $5,000.

        INVENTORY

        Inventory consists of non-activated tickets, directories, holograms, booklets, golf balls and accessories valued at lower of cost or market. In the nine months ended June 30, 2005, the Company recorded a $750,000 provision on its inventory given a later than anticipated entry into the holiday retail market and Management's decision to redesign its retail packaging to improve its functionality. The Company increased the provision to $872,682 for the year ended September 30, 2005.

        PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives are as follows:

             Equipment and Software     the lesser of lease term, or useful life
                                        of asset (3 -5 years)
             Furniture and Fixtures     5 - 10 years

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        PROPERTY AND EQUIPMENT (CONTINUED)

        The Company evaluates long-lived assets such as property and equipment under Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (SFAS 144). This statement requires that long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. SFAS 144 requires (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. The Company did not record any impairment charges in the year ended September 30, 2004. In accordance with SFAS 144, given the current period operating and cash flow losses and projected future losses, the Company performed an impairment test on its long-lived assets and estimated the market value of its equipment, software and furniture. As a result, the Company recorded a non-cash charge of approximately $144,000 in the year ended September 30, 2005 to write-down its assets to estimated fair value. This charge was included in other operating expenses on the accompanying statement of operations. The Company's cost basis of computer equipment and software were written down by approximately $110,000 and its furniture was written down by approximately $34,000.

        INCOME TAXES

        The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statements and income tax basis of assets and liabilities, and net operating loss carryforwards, using the enacted tax rates. Deferred income tax expense or benefit is based on changes in the asset or liability from period to period.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

        EARNINGS (LOSS) PER COMMON SHARE

        Basic  earnings  (loss) per common share is computed by dividing  income
        (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year plus the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

        STOCK-BASED COMPENSATION

        In accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS NO.123) (as amended by SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION -TRANSITION AND DISCLOSURE), the Company has elected to account for stock-based compensation under the intrinsic value method with disclosure of the effects of fair value accounting on net income and earnings per common share on a pro forma basis. The Company's stock-based compensation plan is described more fully in Note 12. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations (APB 25).

        The assumptions used for options granted or valued are as follows:

                                                             For the Nine Months Ended June 30,
                                                                       2006               2005
               Risk-free interest rate                          3.18 - 5.10%       3.18 - 4.17%
               Expected lives                                  5 - 10 years       5 - 10 years
               Expected volatility                                       50%                50%
               Dividend yield                                             0%                 0%
               Weighted-average fair value of grants                  $2.31             $19.94
                                                             For the Years Ended September 30,
                                                                       2005               2004
               Risk-free interest rate                          3.94 - 4.17%       3.18 - 4.10%
               Expected lives                                  5 - 10 years       5 - 10 years
               Expected volatility                                       50%                50%
               Dividend yield                                             0%                 0%
               Weighted-average fair value of grants                 $19.98             $13.93

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        STOCK-BASED COMPENSATION (CONTINUED)

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost been recorded in accordance with SFAS 123, the Company's net loss and net loss per common share based upon the fair value at the grant date for stock options awarded in the nine months ended June 30, 2006 and 2005, and for the years ended September 30, 2005 and 2004 would have increased the pro-forma net loss as indicated below.

                                                        For the Nine Months Ended June 30,

                                                               2006            2005
                                                               ----            ----
Loss applicable to common shareholders                     $ (8,756,151)   $(7,723,077)
Add: employee-based stock compensation
         included in net loss                                    40,682             -
Deduct: employee-based stock compensation expense,
              determined under fair value for all awards       (231,262)      (166,627)
                                                           ------------    -----------
Pro forma loss applicable to common shareholders           $ (8,946,731)   $(7,889,704)
                                                           ============    ===========
Net loss per common share (basic and diluted)              $     (13.34)   $    (20.86)
                                                           ============    ===========
Pro forma net loss per common share (basic and diluted)    $     (13.63)   $    (21.31)
                                                           ============    ===========
                                                        For the Years Ended September 30,

                                                               2005            2004
                                                               ----            ----
Loss applicable to common shareholders                     $ (9,960,585)   $(3,824,970)
Add: employee-based stock compensation
         included in net loss                                        -               -
Deduct: employee-based stock compensation expense,
              determined under fair value for all awards       (179,849)       (42,162)
                                                           ------------    -----------
Pro forma loss applicable to common shareholders           $(10,140,434)   $(3,867,132)
                                                           ============    ===========
Net loss per common share (basic and diluted)              $     (27.26)   $    (23.10)
                                                           ============    ===========
Pro forma net loss per common share (basic and diluted)    $     (27.75)   $    (23.35)
                                                           ============    ===========

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share Based Payment (SFAS
        123R) which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires that all share-based payments to employees, including grants of stock options, be recognized in the statements of operations, based on their fair values. Pro forma disclosure will no longer be an alternative.

        Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include modified

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        STOCK-BASED COMPENSATION (CONTINUED)

        retrospective and modified prospective adoption methods. Under the modified retrospective method, prior periods may be restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for all periods presented or as of the beginning of the year of adoption.

        The modified prospective method requires that compensation expense be recognized beginning with the effective date, based on the requirements of SFAS 123R, for all share-based payments granted after the effective date, and based on the requirements of SFAS 123, for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

        The provisions of the statement are effective for Small Business Filers as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company expects to adopt the standard on October 1, 2006. The Company is evaluating the requirements of SFAS 123R and has not determined its method of adoption or the impact on its financial position or the results of operations. See above for information related to the pro forma effects on the Company's reported net loss and net loss per common share of applying the fair value recognition provisions of the previous SFAS123 to stock-based employee compensation.

        In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123R and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123R's implementation challenges for registrants and enhance the information investors receive.

        ADVERTISING

        The Company expenses advertising costs as incurred. Advertising expense was $68,272 and $242,327 for the nine months ended June 30, 2006 and 2005, respectively (unaudited), and $291,680 and $153,794 for the years ended September 30, 2005 and 2004, respectively.

        RECENT ACCOUNTING PRONOUNCEMENTS

        In March 2005, the FASB issued FIN 47, ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS, which clarifies that the term 'conditional asset retirement obligation' as used in SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

        In August 2005, the FASB issued Statement No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS ("SFAS No. 154"). This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

        In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS AN AMENDMENT OF ARB NO. 43, CHAPTER 4, INVENTORY PRICING. This standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waste material (spoilage). Such abnormal expenses must be recognized in the period in which they are incurred. In addition, SFAS No. 151 requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. The Company does not believe that this standard will have a material impact on its financial position or results from operations.

        RECLASSIFICATION

        Certain prior period amounts have been reclassified to conform to the current year presentation.

4.      PROPERTY AND EQUIPMENT

        Property and equipment at June 30, 2006, September 30, 2005 and 2004 consisted of the following:

                                           June 30,      September 30,
                                             2006       2005        2004
                                          ---------   ---------   ----------
                                         (unaudited)

        Computer equipment and software   $ 357,080   $ 337,345   $  357,615
        Furniture and fixtures               52,727      51,548       74,996
                                          ---------   ---------   ----------
                                            409,807     388,893      432,611
        Less - accumulated depreciation     308,277     206,255      108,278
                                          ---------   ---------   ----------

        Property and equipment, net       $ 101,530   $ 182,638   $  324,333
                                          =========   =========   ==========

        Depreciation expense for the nine months ended June 30, 2006 and 2005 was $102,022 and $106,426, respectively (unaudited) and the years ended September 30, 2005 and 2004 was $136,995 and $59,246, respectively.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

5.      RELATED PARTY TRANSACTIONS

        The Company paid management fees for administrative services to a related corporation. Total management fees expensed for the year ended September 30, 2004 were $20,000. These fees were based on similar arms-length transactions and approximate fair market value. During the nine months ended June 30, 2006 and 2005, and the year ended September 30, 2005, there were no more administrative services provided to the Company from the related corporation.

6.      NOTES PAYABLE TO RELATED PARTIES

        Notes payable to related parties including certain officers, members of the Board of Directors and an employee of the Company are conducted at arms-length with terms consistent with prevailing third party terms. Notes payable to related parties consisted of the following at June 30, 2006, September 30, 2005 and 2004:

                                                         June 30,              September 30,
                                                           2006            2005              2004
                                                       -----------       --------          --------
                                                       (unaudited)
        Notes payable (7% Notes),  face value of
        $70,000  and  unamortized   discount  of
        $1,424 at September  30, 2004.  Interest
        payable  quarterly  at  7%,  outstanding
        principal    and    accrued     interest
        originally  due  at  maturity,   through
        October 31, 2004, unless  accelerated by
        an equity raise  exceeding $1.5 million,
        as  defined.  $50,000 of these notes was
        repaid and  $20,000  were  converted  at
        $35.00 per common  share during the year
        ended  September  30,  2005.                   $         -       $      -          $ 68,576

        Notes  payable (7%  Convertible  Notes),
        face value of $100,000,  and $225,000 at
        September    30,    2005    and    2004,
        respectively,  and unamortized  discount
        of  $4,853  at   September   30,   2004.
        Interest   payable   quarterly   at  7%,
        outstanding    principal   and   accrued
        interest  payable on  demand.  The notes
        were  originally  convertible  at $43.00
        per common share, at the holders request
        between July 15, 2004 and July 15, 2006.
        Some of these  notes were  converted  at
        $35.00 per common  share during the year
        ended September 30, 2005.                                -        100,000           220,147

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

6.      NOTES PAYABLE TO RELATED PARTIES (CONTINUED)

                                                         June 30,              September 30,
                                                           2006            2005              2004
                                                       -----------       --------          --------
                                                       (unaudited)
        Notes  payable (9%  Convertible  Notes),
        face value of $75,000 at  September  30,
        2004. Interest payable  semi-annually at
        9%,  outstanding  principal  and accrued
        interest  originally  due July 15,  2006
        (maturity date),  collateralized  by all
        of the assets of the Company.  The notes
        were  converted  at  $35.00  per  common
        share  during the year  ended  September
        30, 2005.                                                -              -            75,000

        Notes payable (10% Notes), face value of
        $85,000 at September 30, 2004.  Interest
        payable     semi-annually     at    10%,
        outstanding    principal   and   accrued
        interest  originally  due  at  maturity,
        through   December   31,   2004   unless
        accelerated by an equity raise exceeding
        $3.5 million, as defined. The notes were
        converted  at $35.00  per  common  share
        during  the  year  ended  September  30,
        2005.                                                    -              -            85,000

        Notes payable (12% Notes), face value of
        $50,000  at   September   30,  2005  and
        $100,000   at   September    30,   2004,
        respectively. Interest payable quarterly
        at  12%,   outstanding   principal   and
        accrued  interest  payable on demand.  A
        portion of these notes was repaid during
        the year ended September 30, 2005.                       -         50,000           100,000
                                                       -----------       --------          --------
                                                                 -        150,000           548,723
        Less - current maturities                                -        150,000           473,723
                                                       -----------       --------          --------
        Notes payable to related parties - less
        current maturities                             $         -       $      -          $ 75,000
                                                       ===========       ========          ========

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================


7.      NOTES PAYABLE

        Notes payable at June 30, 2006, September 30, 2005 and 2004 consisted of the following:

                                                         June 30,              September 30,
                                                           2006           2005               2004
                                                       -----------     ----------          ---------
                                                       (unaudited)
        Notes payable (7% Notes),  face value of
        $300,000  at  September   30,  2005  and
        $530,000   at   September    30,   2004,
        respectively,  with unamortized discount
        of  $13,204  at   September   30,  2004.
        Interest   payable   quarterly   at  7%,
        outstanding    principal   and   accrued
        interest  which  was  originally  due at
        maturity,  November 30, 2005. $20,000 of
        these notes was repaid and  $210,000 was
        converted  at $35.00  per  common  share
        during  the  year  ended  September  30,
        2005.                                                    -      $ 300,000          $ 516,796

        Notes  payable (9%  Convertible  Notes),
        face value of $395,000 at September  30,
        2004. Interest payable  semi-annually at
        9%,  outstanding  principal  and accrued
        interest  originally  due July 15,  2006
        (maturity date),  collateralized  by all
        of the assets of the Company.  The notes
        were  converted  at  $35.00  per  common
        share  during the year  ended  September
        30, 2005.                                                -              -            395,000

        Notes payable (10% Notes), face value of
        $375,000 at September 30, 2004. Interest
        payable     semi-annually     at    10%,
        outstanding    principal   and   accrued
        interest  originally  due  at  maturity,
        through   December   31,   2004   unless
        accelerated by an equity raise exceeding
        $3.5 million, as defined. The notes were
        converted  at $35.00  per  common  share
        during  the  year  ended  September  30,
        2005.                                                    -              -            375,000

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

7.      NOTES PAYABLE (CONTINUED)

                                                         June 30,              September 30,
                                                           2006           2005               2004
                                                       -----------      --------           --------
                                                       (unaudited)
        Notes payable (15% Notes), face value of
        $1,250,000  at  September  30,  2005 and
        $1,534,500   at   September   30,  2004,
        respectively,   and   with   unamortized
        discount of $193,786  at  September  30,
        2004. Interest payable quarterly at 15%,
        outstanding    principal   and   accrued
        interest  originally  due  at  maturity,
        November 30,  2005.  Some of these notes
        were  converted  at  $35.00  per  common
        share  during the year  ended  September
        30, 2005.                                                -      1,250,000          1,340,714

        Notes payable (12% Notes), face value of
        $125,000 at and  September  30, 2005 and
        $330,000   at   September    30,   2004,
        respectively. Interest payable quarterly
        at  12%,   outstanding   principal   and
        accrued   interest   due  at   maturity,
        through December 31, 2005. Some of these
        notes  were   converted  at  $35.00  per
        common   share  during  the  year  ended
        September 30, 2005.                                      -        125,000            330,000

        Notes payable ($350K Notes),  face value
        of  $250,000 at  September  30, 2005 and
        $350,000   at   September    30,   2004,
        respectively,  with unamortized discount
        of  $12,196  at   September   30,  2004.
        Interest  payable  semi-annually  at 7%,
        outstanding    principal   and   accrued
        interest  originally  due  at  maturity,
        November  30,  2005.  $100,000  of these
        notes was  repaid  during the year ended
        September 30, 2005.                                      -        250,000            337,804

        Notes  payable (5%  Convertible  Notes),
        face value of  $1,600,000  at  September
        30,  2005.  Interest  payable  is at 5%,
        outstanding    principal   and   accrued
        interest   which  is  due  at  maturity,
        February   11,   2008.   The  notes  are
        convertible at $40.00 per common share.                  -      1,600,000                  -

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

7.      NOTES PAYABLE (CONTINUED)

                                                         June 30,             September 30,
                                                           2006           2005               2004
                                                       -----------      ---------          --------
                                                       (unaudited)
        Notes payable (12%  Convertible  Notes),
        issued  in  July  2005,  face  value  of
        $1,310,000   at   September   30,  2005.
        Interest payable is at 12%,  outstanding
        principal and accrued interest which was
        originally  due at  maturity,  September
        19,  2005.  The  notes  were  originally
        convertible  at $12.50 per common share.
        $200,000   of  these  notes  was  repaid
        during the quarter  ended  December  31,
        2005.                                                    -       1,310,000                 -

                                                       -----------      ----------         ---------
                                                                 -       4,835,000         3,295,314
        Less - current maturities                                -       3,235,000         2,900,314
                                                       -----------      ----------         ---------

        Notes payable - less current maturities                  -      $1,600,000         $ 395,000
                                                       ===========      ==========         =========

        Certain outstanding notes in existence at December 31, 2005 have been converted to common stock as of June 30, 2006 in accordance with the January 2006 restructuring agreement described in Note 15. Three of the note holders are contractually limited to the number of shares they can beneficially own. Therefore, the Company has recorded the amounts due to these note holders as other liabilities on the accompanying consolidated balance sheets. The remaining obligation, which is classified as a current liability June 30, 2006, will automatically convert into a fixed number of shares of common stock as ownership limitations lapse.

        In October 2004, the holders of $125,000 of 7% Convertible Notes to related parties converted to 3,571 shares at $35.00 per common share. The original conversion price was $43.00 per common share. Accordingly, the Company recorded a charge of $23,256 for the difference between the fair value of the securities issuable upon the revised conversion terms and the fair value of the securities issuable upon the original terms at the date of conversion. The remaining $100,000 was converted to a demand note, $50,000 of which was payable upon the next $500,000 equity raise, and the remaining $50,000 was payable upon the next $500,000 equity raise (see Note 15).

        In October 2004, all of the holders of the Company's 9% Convertible Notes converted their notes to an aggregate 13,429 shares of common stock at $35.00 per common share. Since the original conversion price was $43.00, the Company recorded a charge of $87,442 for the difference between the fair value of the securities issuable upon the revised conversion terms and the fair value of the securities issuable upon the original terms, at the date of conversion, during the year ended September 30, 2005.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

7.      NOTES PAYABLE (CONTINUED)

        In June 2004, the Company offered the holders of the 7% Notes the option to add a conversion feature to their notes in order to extend the maturity date of the notes to October 1, 2005. In October 2004, holders of $230,000 ($20,000 related party) converted their notes to 6,571 shares at $35.00 per common share. Although these notes were not originally convertible, there was no difference between the fair value of the securities issued upon conversion and the carrying value of the debt. Thus, the Company did not record a charge upon conversion. Also during fiscal 2005, the Company repaid $70,000 of these notes, $50,000 of which was to a related party.

        In consideration for extending the maturity date to November 30, 2005 (see Note 15) on the remaining $300,000 7% Notes to unrelated parties, the Company granted additional 5-year warrants to purchase 8,571 common shares at $35.00 per common share. All of the holders of the remaining $300,000 notes to unrelated parties accepted the terms of the extension. The fair value of the warrants was valued at $210,870 using the Black-Scholes Model and charged to non-cash interest and other expense during the nine months ended June 30, 2005.

        In June 2004, the Company offered the option to add a conversion feature to the 10% Notes, contingent upon an effective registration statement. In October 2004, all note holders converted their notes into 13,143 common shares at $35.00 per common share. Although these notes were not originally convertible, there was no difference between the fair value of the securities issued and the carrying value of the debt. Thus, the Company did not record a charge upon conversion.

        In October, 2004, the holders of $285,000 of the 15% Notes to unrelated parties converted to common stock of the Company at $35.00 per common share. As these notes were not originally convertible, the Company recorded a charge to non-cash interest and other expense of $24,606 for the difference between the fair value of the securities issued upon conversion and the carrying value of the debt upon conversion. In January 2005, the holders of the remaining $1,250,000 of 15% Notes to unrelated parties agreed to extend maturities of these notes to November 30, 2005 and eliminate the requirements to prepay the 15% Notes out of proceeds from equity financing. In return, the Company agreed to grant five-year warrants to purchase 26,042 shares at $48.00 per common share, subject to anti-dilution provisions, and agreed to eliminate any right to repurchase or cancel the original 35,714 warrants exercisable at $35.00 per common share, issued in May 2004. The warrants were valued at $537,003 using the Black-Scholes model and were charged to non-cash interest and other expense during the year ended September 30, 2005. The Company was required to file a registration statement on February 11, 2005 to register the new warrants, the original warrants and the potential conversion of the revised notes (a total of 97,500 shares). As of December 31, 2005, the Company had registered the shares underlying the warrants but had not registered the shares underlying potential conversion of the note, and accordingly has accrued the applicable penalty. As consideration for this penalty, the Company agreed to issue 33,000 shares of common stock (or common stock equivalents) subject to share ownership limitations (see Note 15).

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

7.      NOTES PAYABLE (CONTINUED)

        In October 2004, the Company repaid $100,000 of the $350K Notes and offered the remaining $250,000 unrelated party note holders new 5-year warrants to purchase 7,143 shares of common stock at $35.00 per common share in exchange for extending the maturity date of the notes to November 30, 2005 (see Note 15). The fair value of the warrants was valued at $175,725 using the Black-Scholes Model and charged to non-cash interest and other expense during the nine months ended June 30, 2005.

        Two 12% Note holders converted their notes, aggregating to $80,000, to 2,286 shares at $35.00 shares in October 2004 and another converted $125,000 in notes to 3,571 shares in December 2004. As these notes were not originally convertible, the Company recorded a charge to non-cash interest and other expense of $36,424 for the difference between the fair value of the securities issued upon conversion and the carrying value of the debt upon conversion. The holder of $100,000 of 12% Notes to related parties was converted to a demand note; $50,000 was repaid on March 31, 2005 and $50,000 remains outstanding at September 30, 2005 (see Note 15). The holder of the remaining $125,000 of 12% Notes to unrelated parties agreed to extend this note to December 31, 2005 (see
        Note 15).

        In February 2005, the Company closed on a $1.6 million, 5% Convertible Note, with principal and interest due at maturity, February 2008 (see
        Note 15). Principal and interest may be converted at any time at the option of the holder to common stock at $40.00 per common share (see
        Note 15). The Company paid $188,000 in fees related to this debt financing which is being recorded to interest expense over the life of the note. For the year ended September 30, 2005, approximately $42,000 of this deferred financing cost has been expensed. For the nine months ended June 30, 2006 and 2005, approximately $146,000 and $26,000, respectively (unaudited), of this deferred financing cost has been expensed to non-cash interest and other expense.

        In December 2005, the Company raised $146,000 through the issuance of 12% Convertible Bridge Notes. These notes are convertible into common stock at $12.50 per common share and mature on March 31, 2006 (see Note
        15). The notes are accompanied by warrants to purchase 5,840 shares at $12.50 per common share. The warrants were to expire in December 2007 (see Note 15). The fair value of these warrants was nominal therefore the Company did not record a charge.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

7.      NOTES PAYABLE (CONTINUED)

        As of September 30, 2004, the Company was in default with various covenants associated with the 15% Notes agreement. Subsequent to September 30, 2004, the Company signed a Securities Purchase Agreement with the parties involved. The Company was offered a waiver subject to certain conditions, including accelerated payment of interest accrued on the notes, documentation of the interest calculation, and payment of professional fees associated with the new Securities Purchase Agreement. The Company also agreed to provide documents evidencing the conversion of certain notes and copies of lock-up agreements or transfer agent substantiation of compliance with certain sections of the new agreement. The conditions and compliance issues were met during fiscal 2005.

        As of September 30, 2005, the Company was in default on the 12% Convertible Notes. During the nine months ended June 30, 2006, the Company repaid $200,000 plus a portion of the accrued interest. The holders of $810,000 in notes have agreed to extend the maturity of their notes and to convert principal and interest into the next equity round of financing which closed in January 2006 (see Note 15). To defer demand on $300,000 of these notes, the Company issued additional warrants to purchase 67,000 common shares at an exercise price of $12.50 per common share. The fair value of the warrants was nominal. These warrants were to expire in December 2007 (see Note 15).

        ADVISORY AGREEMENT

        During the year ended September 30, 2005, the Company terminated their Advisory Agreement with an unrelated third party (Advisory Agreement). The Company sold to the third party for $0.10 per common share, or $1,125, a total of 11,250 shares; issued additional five year warrants to purchase up to 11,250 shares of common stock at $48.00 per common share, subject to anti-dilution provisions; registered all of these shares by February 12, 2005; and paid the third party a fee of $125,000 in consideration of terminating the Advisory Agreement which was expensed as a component of selling and administrative expenses during the quarter ended December 31, 2004. The fair value of the non-cash consideration, or approximately $736,000, was expensed as a component of non-cash operating expenses during the nine months ended June 30, 2005.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

8.      WARRANTS

        In connection with the 7% Notes and the 7% Convertible Notes described above, the Company issued detachable warrants allowing for the purchase of 8,250 shares of the Company's common stock at an exercise price of $0.10. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The proceeds of the subordinated debt agreement were allocated to the debt and the warrants based on their relative fair values. The value of the warrants of $146,566 created original issue discount in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. The discount was fully amortized as of June 30, 2005 through charges to non-cash interest and other expense of $19,481 (unaudited) for the nine months ended June 30, 2005, $104,797 for the year ended September 30, 2004, and $41,769 for the year ended September 30, 2005. These warrants were exercised during fiscal 2004. In addition, the holders of 7% Convertible Notes, were issued detachable warrants allowing for the purchase of 1,089 additional shares of the Company's common stock at an exercise price of $21.00 per common share. These warrants were to expire on November 13, 2008 (see Note 15). The amount of proceeds received allocated to the warrant based on the fair value of the warrants on the date of issue was nominal.

        In connection with the 9% Convertible Notes described in Note 7, the Company issued detachable warrants allowing for the purchase of 9,099 shares of the Company's common stock at an exercise price of $52.00 per common share. The warrants were to expire on November 13, 2008 (see Note
        15). The amount of proceeds received allocated to the warrant based on the fair value of the warrants on the date of issue was nominal. In June 2004, the Company reduced the exercise price of the warrants issued in connection with the 9% Notes from $52.00 to $35.00 per common share and increased the number of common shares underlying warrants from 9,099 to 13,429, in exchange for the holders converting their notes to common stock. The Company recorded a charge to non-cash interest and other expense of $107,433 (unaudited) during the nine months ended June 30, 2005 and year ended September 30, 2005 for the difference between the fair value of the warrants under the original terms and the fair value of the warrants after the modification.

        In connection with the $350K Notes described above, the Company issued detachable warrants allowing for the purchase of 3,500 shares of the Company's common stock at $10.00 per common share, subject to anti-dilution provisions. The warrants were to expire in February 2009 (see Note 15). The warrants are subject to contingent repurchase rights held by the Company. At the date of issuance, the fair value of the warrants of $35,853 was calculated using the Black-Scholes option pricing model. The proceeds were allocated to the debt and the warrants based on their relative fair values. The value of the warrants created original issue discounts in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. The unamortized value of the discount as of September 30, 2004 was $12,196 and was fully amortized at June 30, 2005. Amortization recorded in non-cash interest and other expense was approximately $12,196 and $23,657 for the years ended September 30, 2005 and 2004, respectively. The amortization recorded in non-cash interest and other expense was approximately $12,196 (unaudited) for the nine months ended June 30, 2005.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

        8. WARRANTS (CONTINUED)

        In connection with the 15% Notes described above, the Company issued detachable warrants granting the lender the right to purchase 43,857 shares of common stock at $35.00 per common share. The warrants were to expire in June 2009 (see Note 15). The warrants were subject to contingent repurchase rights held by the Company. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The proceeds were allocated to the debt and the warrants based on their relative fair values. The value attributed to the warrants of approximately $359,500 created original issuance discounts in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. Additionally, in connection with the issuance, the Company paid a fee to an unrelated party of $114,000, issued warrants to a different unrelated party, granting the holder the right to purchase 5,000 shares of common stock at $15.00 per common share, and granted 1,543 shares of stock to other unrelated parties. At the date the financing was consummated, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The total consideration was approximately $255,000 approximately $81,000 (unaudited) of which was expensed to non-cash operating expense during the quarter ended December 31, 2004 and $174,000 of which was amortized over the (one year) life of the note. For the years ended September 30, 2005 and 2004, approximately $102,000 and $72,000, respectively (unaudited), and for the nine months ended June 30, 2005 $102,000 (unaudited),was amortized and included in the accompanying consolidated statement of operations.

        In exchange for services performed, the Company issued warrants to purchase 5,000 common shares of the Company stock at an exercise price of $0.10 and warrants to purchase 968 common shares of the Company stock at an exercise price of $21.00. The warrants were to expire on November 13, 2008. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. Compensation expense of approximately $102,000 was recorded during the year ended September 30, 2004 in the accompanying statement of operations. The warrants with an exercise price of $0.10 were exercised in the quarter ending March 31, 2004.

        In exchange for services performed by the underwriter in connection with the September 2004 stock offering, the Company issued warrants allowing for the purchase of 8,531 shares of the Company's common stock at $38.50 per common share. The warrants were valued at approximately $132,400 using the Black-Scholes option pricing model. The warrants were to expire in September 2009 (see Note 15).

        In exchange for services performed by the underwriter in connection with the December 2004 stock offering, the Company issued warrants allowing for the purchase of 4,576 shares of the Company's common stock at $49.50 per common share. At the date of grant, the warrants were valued at approximately $92,200 using the Black-Scholes option pricing model. The warrants were to expire in December 2009 (see Note 15).

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

8.      WARRANTS (CONTINUED)

        In exchange for services performed by the underwriters in connection with the February 2005 $1.6 million debt and $0.5 million equity raise, the Company issued warrants allowing for the purchase of 5,250 shares of the Company's common stock at $44.00. The warrants will expire in February 2010. The warrants were valued at $94,185 using the Black-Scholes model. Approximately $72,000 of the value was associated with the debt and was included in deferred costs and is being amortized over the life of the debt, or 36 months. For the year ending September 30, 2005, $15,947 was amortized to non-cash interest and other expense. Approximately $56,000 (unaudited) and $10,000 (unaudited) was amortized to non-cash interest and other expense during the nine months ended June 30, 2006 and 2005, respectively.

        In exchange for business development services provided, the Company issued warrants to an unrelated party allowing for the purchase of 20,000 shares of the Company's common stock at $55.00 per common share. The warrants were to expire in March 2006 (Note 15). The warrants were valued at $79,435 using the Black-Scholes model and were recorded as non-cash interest and other expense during the year ended September 30, 2005.

        In exchange for consulting services provided, the Company issued warrants to unrelated parties allowing for the purchase of 2,100 shares of the Company's common stock at $0.10 per common share. The warrants will expire in May 2010. The warrants were valued at $26,065 using the Black-Scholes model and were recorded as non-cash interest and other expense during the year ended September 30, 2005. In June 2005, 100 of these warrants were exercised. The remaining four warrant holders exercised their warrants for 2,000 common shares at $0.10 per common share during the nine months ended June 30, 2006.

        During the year ended September 30, 2005, the Company repurchased and retired 15,000 shares of common stock from an unrelated third party. In exchange, the Company issued a warrant for the purchase of 7,500 shares of common stock exercisable at $15.00 per common share. The warrants were valued at approximately $39,900 using the Black-Scholes model and were recorded as a charge to retained earnings during the year ended September 30, 2005.

        In connection with the 12% Convertible Bridge Notes issued in July described above, the Company issued detachable warrants allowing for the purchase of 104,800 shares of the Company's common stock at an exercise price of $12.50 per common share. The warrants will expire in July 2007. The warrants were valued at approximately $305,906 using the Black-Scholes model. The proceeds were allocated to the debt and the warrants based on their relative fair values. The value of the warrants created original issuance discount in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. Therefore, in accordance with EITF Issue No. 98-5, ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION FEATURES, and EITF Issue No. 00-27, APPLICATION OF ISSUE 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS, the Company recorded a beneficial conversion feature in the form of an additional discount to the notes payable. This discount is amortized as additional non-cash interest expense over the life of the notes. The amortized discount related to the beneficial conversion feature resulted in additional non-cash interest expense of $305,906 during the year

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

8.      WARRANTS (CONTINUED)

        ended September 30, 2005.

        In connection with the preferred stock offering discussed in Note 15, the Company issued detachable warrants allowing for the purchase of 683,125 shares of the Company's common stock at an exercise price of
        $4.00. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The value allocated to the warrants of $370,141 (unaudited) was recorded as a liability in accordance with EITF 00-19, "ACCOUNTING FOR DERIVATIVE
        FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK." See Note 15. Subsequent changes in the fair value of the warrants are reflected in the Consolidated Statement of Operations. The value of the warrants at June 30, 2006 was calculated at $269,646 (unaudited) and the resulting $100,496 (unaudited) reduction in value was recorded as a credit to non-cash interest and other expense

        The warrants have been valued using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used are as follows.

                                                          For The Nine Months Ended June 30,
                                                             2006                  2005
                                                             -----                 ----
                                                          (unaudited)          (unaudited)
               Risk-free interest rates                   4.31 - 5.10%          2.96-3.71%
               Expected lives                             2 - 5 years           1 - 5 years
               Expected volatility                        50%                   50%
               Dividend yield                             0%                    0%
               Weighted-average fair value of grants      $1.24                 $16.97
                                                          For The Years Ended September 30,
                                                             2005                  2004
                                                             -----                 ----
               Risk-free interest rates                   2.96 - 4.03%          2.96-3.96%
               Expected lives                             1 - 5 years           2 - 5 years
               Expected volatility                        50%                   50%
               Dividend yield                             0%                    0%
               Weighted-average fair value of grants      $9.76                 $10.25

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

        The following is a summary of warrants outstanding as of September 30, 2005.

                NUMBER    ISSUE DATE      ISSUED IN CONNECTION WITH   EXERCISE PRICE  EXPIRATION DATE
                ------    ----------      -------------------------   --------------  ---------------
                 1,089  November 2003     7% Convertible Notes             $ 21.00    November 2008
                13,429  November 2003     9% Convertible Notes             $ 35.00    November 2008
                 3,500  February 2004     $350K Notes                      $ 10.00    February 2009
                   968  November 2003     Services performed               $ 21.00    November 2008
                43,857  June 2004         15% Notes                        $ 35.00    June 2009
                 5,000  June 2004         15% Notes                        $ 15.00    June 2009
                 8,531  September 2004    Services performed               $ 38.50    September 2009
                 4,576  September 2004    Services performed               $ 49.50    December 2009
                20,000  February 2005     Services performed               $ 55.00    February 2007
                 5,250  February 2005     Services performed               $ 44.00    February 2010
                 2,000  May 2005          Services performed               $ 10.00    May 2010
                 7,500  June 2005         Repurchase of stock              $ 15.00    June 2010
                11,250  November 2004     Advisory Agreement               $ 48.00    November 2009
                26,042  November 2004     15% Notes - extension            $ 48.00    November 2009
                 8,571  November 2004     7% Notes - extension             $ 35.00    November 2009
                 7,143  November 2004     $350K Notes - extension          $ 35.00    November 2009
               104,800  July 2005         12% Convertible Notes            $ 12.50    July 2007
               -------
               273,506
               =======

         The following is a summary of warrants outstanding as of June 30, 2006 (unaudited).

            NUMBER        ISSUE DATE     ISSUED IN CONNECTION WITH    EXERCISE PRICE    EXPIRATION DATE
            ------        ----------     -------------------------    --------------    ---------------
               480,362  January 2006     Restructuring (see Note 15)          $ 4.00    January 2011
               683,125  January 2006     Preferred stock                       $4.00    January 2011
               -------
             1,163,487
             =========

9.      INCOME TAXES

        The Company did not record a provision (benefit) from federal or state income taxes for the years ended September 30, 2005 and 2004 because the Company is in a net operating loss carryforward position and the realization of any future benefit is unlikely.

        The Company's combined effective income tax provision (benefit) differed from the U.S. federal statutory income tax provision (benefit) as set forth below:

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

9.      INCOME TAXES (CONTINUED)

                                                               September 30,     September 30,
                                                                  2005               2004
                                                               ------------      -----------
           Federal income tax benefit computed
              at the statutory rate                            $(3,386,599)      $(1,300,490)
           State income tax benefit, net of
              federal benefit                                     (597,635)         (229,498)
           Other                                                   (75,124)          (26,061)
           Change in valuation allowances                        4,059,358         1,556,049
                                                               -----------       -----------
           Income tax provision (benefit)                      $         -       $         -
                                                               ===========       ===========

        Significant  components of the Company's  deferred tax assets,  deferred
        tax  liabilities,   and  deferred  tax  asset  valuation  allowances  at
        September 30, 2005 and 2004 are as follows:

                                                                  2005                2004
                                                               -----------        -----------
           Deferred tax assets:

              Deferred revenue                                 $     93,450        $   74,042
              Net operating loss carryforwards                    4,980,035         2,122,151
              Inventory reserve and accrued expenses                472,106                 -
              Non-cash interest and other expenses                  609,913                 -
              Other                                                  95,088            (4,959)
                                                               ------------       ------------
              Total deferred tax assets                           6,250,592         2,191,234
              Less - valuation allowance                         (6,250,592)       (2,191,234)
                                                               ------------       -----------
              Total deferred tax liabilities                              -                 -
                                                               ------------       -----------
              Net deferred tax asset                           $          -       $         -
                                                               ============       ===========

        For tax return purposes, the Company had approximately $12,368,000 federal and $12,352,000 state net operating loss carryforwards as of September 30, 2005, which expire in the years 2012 through 2025 and 2006 through 2010, respectively. The Company may be subject to limitations under Section 382 of the Internal Revenue Code as a result of the transaction described in Note 1 and subsequent equity transactions. A valuation allowance has been established for future income tax benefits related to income tax loss carryforwards and temporary tax adjustments based on an assessment that it is more likely than not that these benefits will not be realized.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

10.     CAPITAL LEASE OBLIGATIONS

        The Company has entered into three lease arrangements (2003 Lease, 2004 Lease, 2005 Lease) with an unrelated third-party for computer equipment. The Company accounts for the leases as capital leases over a 3-year term with final payment due May 2006, May 2007, and January 2008, respectively. The 2003 Lease is payable in monthly installments of $924 including interest at 16.8% and is collateralized by certain software and personally guaranteed by the President of the Company. The 2004 Lease is payable in monthly installments of $1,031 including interest at 16.3% and is collateralized by certain hardware and personally guaranteed by the President of the Company. The 2005 Lease is payable in monthly installments of $695 including interest at 14.5% and is collateralized by certain hardware and personally guaranteed by the President of the Company. As of June 30, 2006, September 30, 2005 and 2004, the amount of assets acquired under the lease totaled $75,389, $75,389, and $55,195, respectively. Accumulated amortization related to these assets total $44,036 (unaudited), $33,017 and $16,156 at June 30, 2006, September 30, 2005 and 2004, respectively. Amortization expense was $11,019 and $12,225 for the nine months ended June 30, 2006 and 2005, respectively (unaudited), and $16,862 and $11,100 for the year ended September 30, 2005 and 2004, respectively. Amortization of assets held under capital leases is included in depreciation expense.

10.     CAPITAL LEASE OBLIGATIONS (CONTINUED)

        Future minimum lease payments for the years ending September 30, are as follows:

               2006                                             $   29,026
               2007                                                 17,612
               2008                                                  3,467
                                                                ----------
               Net minimum lease payments under leases              50,105
               Less - amount representing interest                   6,691
                                                                ----------

               Present value of net minimum lease payments      $   43,414
                                                                ==========


11.     LEASE COMMITMENT

        The Company leased office space from an unrelated party under an operating lease expiring on September 30, 2005. The Company entered into another operating lease for additional office space in September, 2004 expiring on October 31, 2009. Total rent expense for these leases was approximately $106,700 (unaudited) and $90,600 (unaudited) for the nine months ended June 30, 2006 and 2005, and $139,000 and $46,000 for the years ended September 30, 2005 and 2004, respectively.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

        Future minimum lease payments for the years ending September 30, are as follows:

               2006                                             $   131,268
               2007                                                  131,268
               2008                                                  131,268
               2009                                                  131,268
               2010                                                   87,512
                                                                ------------
                                                                $    612,584

12.     STOCK COMPENSATION AND OPTION PLAN

        On November  13,  2003,  the  Company's  Board of  Directors  approved a stock-based equity incentive plan (the Plan) under which certain employees, directors and consultants, who significantly contribute to the success of the Company, may be granted options to purchase the Company's common stock. The Plan generally provides options (incentive and nonstatutory). The Plan is administered by the Compensation Committee of the Board of Directors, which will select participants and determine the terms and conditions of the awards. In order to preserve a recipient's rights under an award in the event of a change in control of the Company, the vesting of the outstanding options automatically accelerates relating to the exercise or payment of the award.

        Under the Plan, the options are restricted, generally vesting ratably over periods ranging from 36 to 48 months. In fiscal 2005, the Board of Directors approved and the shareholders ratified an amendment to increase in the number of options that may be granted by the Company under the Plan from 10,000,000 to 12,600,000 (pre reverse split). During the year ended September 30, 2005, 12,300 options were granted. During the year ended September 30, 2004, 78,420 options were granted. In February 2006, the Board of Directors approved an increase in the number of options that may be granted by the Company under the Plan from 12,600,000 to 75,000,000 (pre reverse split). In April 2006, the one-for-100 reverse split went effective. Accordingly, the option pool was ratified at 750,000 at the Annual Shareholders' meeting. During the nine months ended June 30, 2006, 406,025 options were granted to employees and directors. During the nine months ended June 30, 2005, 11,300 options were granted to employees and directors.

        The options granted to employees and directors in the nine months ended June 30, 2006 had an exercise price that is less than the market price of the Company's stock at date of grant. The Company has elected to account for stock options granted to employees and directors under the provisions of APB 25, using the intrinsic value method. Accordingly, the Company recorded $357,749 as deferred compensation, which will be expensed over the vesting period of the options (generally 3 to 4 years). For the nine months ended June 30, 2006, $40,682 (unaudited) was amortized to non-cash operating expenses.

        On September 8, 2004, 14,450 options were granted to non-employees in exchange for services. These options were granted at an exercise price of $35.00, have a 10 year term and vest over 3 years. In accordance with SFAS No. 123 and EITF 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING OR IN CONJUNCTION WITH SELLING

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

12.     STOCK COMPENSATION AND OPTION PLAN (CONTINUED)

        GOODS OR SERVICES, the Company measured the fair value of the option grants using the Black Scholes option pricing model along with risk-free interest rates of 4.18% and 50% volatility. The fair value of the grants was calculated as $331,937. The Company remeasured the fair value of the unearned options and recorded $30,500 (unaudited) and $40,800 as expense for the nine months ended June 30, 2005 and the year ended September 30, 2005, respectively. The Company remeasured the fair value of the unearned options at June 30, 2006 resulting in an approximately $22,655 (unaudited) reduction to non cash operating expenses for the nine months ended June 30, 2006.

        In April 2005, the Company issued 1,000 options to a non-employee in exchange for services rendered. The Company recorded a charge of approximately $26,000 to non-cash interest and other expense for the fair value of the option grant in the year ended September 30, 2005.

        In the nine months ended June 30, 2006, 233,500 options were granted to non-employees in exchange for services. These options were granted at an exercise price of $2.00, have a 10 year term and vest immediately. The Company measured the fair value of the option grants using the Black Scholes option pricing model using risk-free interest rates of 4.64% and 50% volatility, the fair value of the grants was initially calculated as $423,048 (unaudited) of which $183,593 (unaudited) and $347,558 (unaudited) was charged to non cash operating expense in the three and nine months ended June 30, 2006, respectively.

        Following is a summary of the activity for the Company's stock options for the two years ended September 30, 2005 and 2004 and the nine months ended June 30, 2006.

                                                                                                         Weighted
                                                                                                         Average
                                                      Number of                                          Exercise
                                                       Shares               Price Range                   Price
        -----------------------------------------------------------------------------------------------------------
        Outstanding at September 30, 2003                      0   $       0.00 -  $        0.00       $     0.00
              Granted                                     78,420   $      35.00 -  $       50.00       $    38.26
              Forfeited/cancelled                              0   $       0.00 -  $        0.00       $     0.00
              Exercised                                        0   $       0.00 -  $        0.00       $     0.00
                                               --------------------------------------------------------------------
        Outstanding at September 30, 2004                 78,420   $      35.00 -  $      50.00        $    38.26
                                               --------------------------------------------------------------------
              Granted                                     12,300   $      40.00 -  $      40.00        $    40.00
              Forfeited/cancelled                         13,950   $      35.00 -  $      50.00        $    36.58
              Exercised                                        0   $       0.00 -  $       0.00        $     0.00
                                               --------------------------------------------------------------------
        Outstanding at September 30, 2005                 76,770   $      35.00 -  $      50.00        $    38.83
                                               --------------------------------------------------------------------
              Granted                                    639,525   $       2.00 -  $       2.00        $     2.00
              Forfeited/cancelled                        (4,650)   $      35.00 -  $      50.00        $    39.52
              Exercised                                        0   $       0.00 -  $       0.00        $     0.00
                                               --------------------------------------------------------------------
        Outstanding at June 30, 2006                     711,645   $       2.00 -  $      50.00        $     5.73
                                               ====================================================================
        Exercisable at June 30, 2006                     261,253   $       2.00 -  $      50.00        $     6.01
                                               ====================================================================
        Exercisable at September 30, 2005                 19,650   $      35.00 -  $      50.00        $    38.29
                                               ====================================================================
        Exercisable at September 30, 2004                    200   $      40.00 -  $      40.00        $    40.00
                                               ====================================================================

        The Company had 38,355, 125,232 and 99,216 shares available for grant at June 30, 2006, September 30, 2005 and 2004, respectively.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

13.     EARNINGS PER COMMON SHARE

        Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for all periods presented. Diluted net loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the periods ended September 30, 2005 and 2004, potentially dilutive shares, representing an aggregate of 497,402 and 194,290 shares of common stock, respectively, were excluded from the calculation of diluted loss per common share because of their anti-dilutive effect. For the periods ended June 30, 2006 and 2005, potentially dilutive shares, representing an aggregate of 4,962,001 (unaudited) and 1,460,162 (unaudited) shares of common stock, respectively, were excluded from the calculation of diluted loss per common share because of their anti-dilutive effect.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

13.     EARNINGS PER COMMON SHARE (CONTINUED)

        The following table is the computation of basic earnings per common share and diluted earnings per common share:

                                        Nine Months Ended                            Year Ended
                                 June 30,             June 30,          September 30,       September 30,
                                   2006                2005                 2005                2004
                                (unaudited)        (unaudited)
Loss  applicable  to
common shareholders               $(8,756,151)       $(7,723,077)        $(9,960,585)        $(3,824,970)
                                  ============       ============        ============        ============
Weighted-average common
   shares and
   equivalents
   outstanding - basic
   and diluted                       656,511              370,235             365,393             165,606
                                  ============       ============        ============        ============

Basic and diluted net
   loss per common share           $   (13.34)        $   (20.86)         $   (27.26)         $   (23.10)
                                  ============       ============        ============        ============
Number of shares
   underlying warrants
   excluded in
   calculation of
   diluted earnings per
   common share due to
    anti-dilutive effects            1,163,487            168,706             273,506              71,850
                                   ============       ===========         ===========         ===========

Number of shares
   underlying
   contingently
   convertible debt
   excluded in
   calculation of
   diluted earnings per
   common share due to
   anti-dilutive effects                     -                  -                   -              16,163
                                  ============       ============        ============        ============

Number of shares
   underlying other
   liabilities excluded
   in calculation of
   diluted earnings per
   common share due to
   anti-dilutive effects               384,369                 -                    -
                                  ============       ============        ============        ============

Number of shares
   underlying Series A
   convertible
   preferred excluded
   in calculation of
   diluted earnings per
   common share due to
   anti-dilutive effects             2,702,500                  -                   -                   -
                                  ============       ============        ============        ============

Number of shares
   underlying
   convertible debt
   excluded in
   calculation of
   diluted earnings per
   common share due to
   anti-dilutive effects                     -            423,256             147,126              27,857
                                  ============       ============        ============        ============

Number of shares
   underlying options
   excluded in
   calculation of
   diluted earnings per
   common share due to
   anti-dilutive effects               711,645            868,200              76,770              78,420
                                  ============       ============        ============        ============
----------------------------------------------------------------------------------------------------------

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

14.     RETIREMENT PLAN

        The Company adopted a 401K plan covering substantially all employees beginning in March 2006. The plan allows participants to elect to defer up to 90% of their compensation to a maximum of the amount legally allowed. The Company matches 50% of participant deferrals, up to 3% of their salary. The employer's contribution for the nine months ended June 30, 2006 was $9,884 (unaudited).

        The Company had a Simple Retirement Plan (SRA) covering substantially all employees. The plan allowed participants to elect to defer up to 100% of their compensation to a maximum of the amount legally allowed. The Company matched 100% of participant deferrals, up to 3% of their salary. The employer's contribution for the year ended September 30, 2004 was $7,750 and for the nine months ended June 30, 2005 was $781 (unaudited). This Plan was cancelled effective December 31, 2004.

15.     PREFERRED STOCK OFFERING AND REVERSE STOCK SPLIT

        During January 2006, the Company closed a Purchase Agreement with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., Palisades Master Fund LP, SCG Capital, LLC, Trade Winds Fund Ltd., Little Wing LP, Gary Palmer and Richard Shanley (collectively, the "Investors"). Pursuant to such agreement, the Company offered up to 1,093 shares of its Series A Convertible Preferred Stock, $.001 par value ("Series A Preferred Stock"), and warrants ("Warrants") to purchase up to 683,125 shares of the Company's common stock, $.001 par value ("Common Stock") to accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506, promulgated thereunder (the "Offering"). The Company offered the Series A Preferred Stock for a per share purchase price of $5,000, for aggregate gross proceeds of $5,465,000. For each share of Series A Preferred Stock purchased investors will receive five year warrants to purchase 625 shares of Common Stock with an exercise price of $4.00 per share.

        The Company has the right to call the Warrants if, after the effective date of a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants, the closing price of the Common Stock for each of 20 consecutive trading days exceeds $12.00 per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock). At any given time, the Company may not call more than the lesser of (i) 20% of the aggregate amount of Warrants initially issued or (ii) the number of remaining Warrants held by the holders thereof.

        The stated value of the Series A Preferred Stock is $5,000 (the "Stated Value"). Upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks senior to the Common Stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Series A Preferred Stock and each holder shall be entitled to be paid an amount per share equal to the Stated Value plus any accrued and unpaid dividends (the "Liquidation Preference"). Except as

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

15.     PREFERRED STOCK OFFERING AND REVERSE STOCK SPLIT (CONTINUED)

        otherwise required by law, the Series A Preferred Stock has no voting rights. The Series A Preferred Stock is convertible at any time at the holders' option into that number of shares of Common Stock equal to the number of shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock to be converted by the Liquidation Preference per share and dividing the result by $2.00, subject to adjustment for stock dividends, stock splits, reclassifications, and similar events.

        The Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants no later than 45 days after the closing of the Offering. If such registration statement was not filed on or before 45 days after the closing of the Offering or if the registration statement is not declared effective by the Securities and Exchange Commission on or before 120 days after the closing of the Offering, then the Company must pay to each investor liquidated damages equal to 1.5% percent of the aggregate subscription amount paid by the investors for each month that such event has not occurred.

        In accordance with Emerging Issues Task Force (EITF) 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN A COMPANY'S OWN STOCK, (EITF 00-19), derivative financial instruments, including warrants are recorded at fair value as a liability and subsequent changes in fair value are reflected in the statement of operations if such instruments can be potentially net cash settled. The Company has concluded that the Registration Rights Agreement liquidated damages provision applicable to the Warrant Shares meets the definition of net cash settlement under EITF 00-19.

        In accordance with EITF 00-19, the fair value of the warrants of $370,141 was accounted for as a liability, and any subsequent changes in the fair value of the warrants at each balance sheet date are to be reflected in the Consolidated Statement of Operations as mark to market warrant adjustment. In accordance with the provisions of EITF Topic No. D-98, obtaining a declaration of a registration statement's effectiveness and maintaining such effectiveness is not solely in the control of the Company. Thus, the Series A Preferred Stock is classified as temporary equity.

        In connection with the issuance of the Series A Preferred Stock, the Company recorded a beneficial conversion feature of $370,141. A beneficial conversion feature is recorded when the consideration allocated to the convertible security, divided by the number of common shares into which the security converts, is below the fair value of the common stock into which the Series A Preferred Stock can convert at the date of issuance. As the Series A Preferred Stock was immediately convertible, the Company recorded the combined discount that resulted from the warrants, beneficial conversion feature and the approximately $571,000 in third party fees associated with the offering, or a total of $1,311,286, as a deemed dividend and as a component of net loss applicable to common shareholders on the accompanying Consolidated Statement of Operations.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

15.     PREFERRED STOCK OFFERING AND REVERSE STOCK SPLIT (CONTINUED)

        As a condition to the Investors agreeing to the terms of the Offering, the Company was required to restructure its outstanding debt and warrants as follows: (i) all of the Company's outstanding debt (the "Outstanding Debt") as of January 13, 2006 shall be paid in full to the debtholders of record (the "Debtholders") as of January 13, 2006 by (A) converting fifty (50%) percent of the principal amount of the Outstanding Debt into approximately 1,232,750 shares of Common Stock at the conversion rate of $2.00 per share; and (B) converting the remaining fifty (50%) percent of the principal amount of the Outstanding Debt into approximately 197,240 shares of Common Stock at the conversion rate of $12.50; and (C) issuing warrants (the "Debtholder Warrants") to purchase an aggregate of 308,188 shares of Common Stock at the exercise price of $4.00 per share for a period of five (5) years; and (ii) all of the holders (the "Warrantholders") of the Company's outstanding warrants (the "Original Warrants") as of January 13, 2006 shall receive amended and restated warrants (the "Restated Warrants") whereby the Warrantholders will have the right to purchase approximately 172,173 or fifty (50%) percent of the number of shares of Common Stock each Warrantholder can purchase under the Original Warrants at the exercise price of $4.00 per share for a period of five (5) years ((i) and (ii) above collectively referred to herein as the "Restructuring"). As a result of the Restructuring, the Company will issue an aggregate of 1,429,990 shares of its Common Stock and warrants to purchase 308,188 shares of its Common Stock in satisfaction of its Outstanding Debt and agreed to issue warrants to purchase an aggregate of 172,173 shares of Common Stock in satisfaction of restating of the Original Warrants. As of January 13, 2006, the Company had obtained the consent of all debt and warrant holders as to the terms of the restructuring. The percentage of shares of outstanding common stock that three of the debt and warrant holders can beneficially own are contractually limited so that they cannot convert all of their notes until the percentage of outstanding shares that they would beneficially own as a result of the conversion is reduced. Accordingly, the Company issued 1,062,849 of the 1,429,990 Common Shares associated with the Restructuring in the quarter ended June 30, 2006 (and 15,840 of 33,000 penalty shares (see Note 7)). The remaining 384,369 shares that the Company is obligated to issue upon conversion of outstanding notes will not become issuable until a later date. The Company has recorded the remaining obligation due to those note holders on the accompanying Consolidated Balance Sheets as other liabilities.

        As of January 13, 2006, the Company did not currently have a sufficient number of authorized shares of Common Stock available to issue the shares of Common Stock that the Company is required to issue pursuant to the terms of the Restructuring or the Offering. The Company filed its Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock. The Company is authorized to issue to 375,000,000 (the "Amendment") and effect a 1-for-100 reverse split of the Common Stock (the "Reverse Split") as of April 7, 2006. The Reverse Split was approved on February 22, 2006 by written consent of stockholders representing a majority of the Company's common shareholders (including shares of common stock issuable upon conversion of certain shares of the Company's Series A preferred stock). The par value of the Common Stock was not affected by the Reverse Split. As a result of the reverse stock split, each one-hundred outstanding shares of common stock automatically converted into one share of Common Stock, with cash being paid in lieu of fractional shares. All per share amounts and outstanding shares, including all Common Stock equivalents (stock options and warrants), have been effected for all periods presented to reflect the Reverse Split.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Nine Months Ended June 30, 2006 and 2005 (unaudited) and Years Ended September 30, 2005 and 2004

================================================================================

15.     PREFERRED STOCK OFFERING AND REVERSE STOCK SPLIT (CONTINUED)

        The Reverse Split and increased number of authorized shares allow the Company to effect the recapitalization described above. Upon the April 7, 2006 effective date, the Company began the process of executing the steps necessary to complete the Restructuring.

16.     RESTRUCTURING

        Upon the effectiveness of the Amendment, the Company began execution of the Restructuring. The $4,206,000 in originally convertible notes was to be converted under revised conversion terms. The Company recorded a $3,447,761 (unaudited) charge to non-cash interest and other expense in the quarter ended June 30, 2006, representing the difference between the fair value of the securities issued as compared to the fair value of securities under the original conversion terms (which ranged from $12.50 to $43 per common share). The fair value of the securities issued in connection with the remaining $725,000 not originally convertible notes as compared to the carrying value of the notes on the date of conversion, resulted in a $38,383 (unaudited) reduction to non-cash interest and other expense in the quarter ended June 30, 2006. The fair value of the Original Warrants immediately before they were modified as compared to the fair value of the Restated Warrants, resulted in a $206,438 (unaudited) charge to non-cash interest and other expense in the quarter ended June 30, 2006. The fair value of the warrants was calculated using the Black Scholes model along with risk-free interest rates of 4.92% and 50% volatility. In total, non-cash charges related to the Restructuring were $3,615,815 (unaudited).

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

      Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

      Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

      Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee                                                    $   476
Legal fees and expenses                                                 $30,000
Accountants' fees and expenses                                          $20,000
Printing expenses                                                       $ 5,000
Blue sky fees and expenses                                              $ 1,000
Transfer agent and registrar fees and expenses                          $ 5,000
Miscellaneous
                                                                       =========
                                                                       =========
   Total                                                                $61,476
                                                                       =========

      All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


      The following is a list of securities we have sold or issued during the past three years. We believe that each of these transactions was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2), or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as otherwise noted.

      On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Chantal Skin Care Corporation ("Chantal"), Corporate Sports, Joel Pensley, as the principal shareholder of Chantal, and the stockholders of

Corporate Sports. On the same day, following the exchange, the Company changed its name to Utix Group, Inc. ("Utix"). Mr. Pensley was the former president of Chantal and, at the time of the exchange, was the owner of 43,950 shares or 82.1% of the outstanding capital stock of Chantal. As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 135,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constituted 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports.

      Under the terms of the Share Exchange Agreement:

      o The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 107,926 shares of Utix common stock, and the 27.82673 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 270,074 Share Equivalents of Utix;

      o The board of directors of Corporate Sports became the board of directors of Utix;

      o Joel Pensley transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and Nexgen Holdings Corp. ("Nexgen"), in equal amounts, a total of 37,500 shares of Utix common stock, or 85.3% of the shares then owned by Mr. Pensley. The Rubin Trust and Nexgen subsequently transferred 1,000 of such shares, in equal amounts, to affiliates of Capital Access Group, LLC. In March 2004, Nexgen sold all of its equity in Utix to Mr. Pensley, and in May 2004, Utix agreed to repurchase 15,000 of the 24,700 shares then owned by Mr. Pensley for $1,500 and to issue to Mr. Pensley a five-year warrant to purchase 7,500 shares of common stock at an exercise price of $0.15 per share;

      o     Utix adopted the 2003 Stock Option Plan;

      o Robert M. Rubin (the settler of the Rubin Trust) committed to provide not less than $300,000 of financing of 7% Utix bridge notes;

      o The Rubin Trust agreed not to sell any of its Utix shares until November 13, 2005; and

      o The Rubin Trust agreed to vote its shares of Utix common stock in such manner the majority of our board of directors shall determine in appointing nominees to the board of directors.

      Between March 2003 and November 2003, we, and our subsidiary Corporate Sports, borrowed an aggregate of $1,295,000 from our executive officers, directors, principal stockholders and other third parties. In connection with these borrowings, we issued to the lenders our 7% notes due November 13, 2004 and warrants entitling them to purchase an aggregate of 8,250 shares of our common stock at an exercise price of $0.10 per share, and 9% convertible notes due 2006 and warrants entitling such persons to purchase an aggregate of 9,099 shares of our common stock at an exercise price of $52 per share.

      Pursuant to an offer we made in June 2004, the holders of $825,000 principal amount of these 7% and 9% notes agreed to convert their notes and accrued interest into an aggregate of 23,571 shares of our common stock at a conversion price of $35 per share upon effectiveness of our registration statement, the effective date of which was September 8, 2004, and $70,000 of these notes was repaid. As consideration for the conversion, we agreed to reduce the exercise price of the warrants to purchase our common stock from $52 to $35 and increase the number of shares that could be purchased from 9,099 to 13,429. Furthermore, pursuant to an offer we made in June 2004, four of the holders of the notes issued in November 2003 aggregating $300,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In August 2004, these four note holders agreed to rescind the agreement AB INITIO. In December 2004, the holder of $112,500 of these notes agreed to extend the maturity date to November 30, 2005, and we agreed to grant five-year warrants to them to purchase 3,214 shares of our common stock at $35 per share. We negotiated the extension of the other three loans totaling $187,500 on the same terms at which the holder of $112,500 extended his note, thus issuing five-year warrants to purchase 5,357 shares of our common stock at $35 per share in exchange for the extension. The remaining $100,000 was converted to a demand note, $50,000 of which was made payable upon the next $500,000 equity raise, and the remaining $50,000 was made payable upon the subsequent $500,000 equity raise.

      In February 2004 we borrowed an additional $350,000 from three persons, including certain principal stockholders. These loans were also evidenced by our 7% notes due and payable on November 30, 2004, a date subsequently extended to November 30, 2005. We also issued to the lenders five year warrants entitling them to purchase 3,500 shares of our common stock at an exercise price of $10 per share, subject to anti-dilution provisions.

      Pursuant to an agreement in June 2004, two of the holders with notes aggregating $250,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In August 2004, these two note holders agreed to rescind the agreement ab initio. In December 2004, the holder of $150,000 of these loans agreed to extend the loans to November 30, 2005, in return for our agreement to grant five-year warrants exercisable for 4,286 shares of our common stock at $35 per share. We also negotiated an extension of $100,000 of these notes on the same terms as agreed to with the holder of $150,000 of these notes, receiving five-year warrants exercisable for 2,857 shares of our common stock at $35 per share. The remaining $100,000 in loans was repaid.

      In April and May 2004, we issued secured subordinated notes for an aggregate amount of $460,000 to six persons, including certain officers, directors and other affiliates, which were due December 31, 2004. The notes bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes were subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $3.5 million. The notes were secured by a second priority security interest in all of our assets, and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes described below, each of the note holders agreed to fully subordinate his or her right to payment under the 10% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall have occurred, the note holders were entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004, the holders of $460,000 aggregate principal amount of these 10% notes converted their notes plus accrued interest into an aggregate of 13,626 shares of our common stock at a conversion price of $35 per share following effectiveness of our registration statement, the effective date of which was September 8, 2004.

      In May 2004, we issued secured 15% notes for an aggregate of $1,535,000 to eleven persons, some of whom are current shareholders of ours. The notes were originally due in May 2005 and bear interest at the rate of 15% per annum, payable quarterly. The notes were subject to mandatory prepayment prior to such maturity date out of 50% of the net proceeds, if any, in excess of $2.5 million that we may have derived from any one or more equity financings. The notes were secured by a priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, which was senior to an aggregate of $1,405,000 of the notes we issued between March 2003 and April 2004. The holders of $285,000 of these notes converted into shares of our common stock at $35 per share, leaving a balance of $1,250,000 of these 15% notes then outstanding.

      In connection with the issuance of the 15% notes in May 2004, we also issued to the lenders five year warrants entitling them to purchase 43,857 shares of our common stock at an exercise price of $35 per share, subject to anti-dilution provisions.

      As part of the sale of the 15% notes, we paid a $114,200 finders fee to Great Court Capital, LLC and issued warrants to purchase 5,000 of our shares at an exercise price of $15 per share to an unaffiliated third party in consideration for introducing us to Great Court Capital, LLC.

      We renegotiated the terms of the remaining $1,250,000 of 15% notes and accrued interest that were due in May 2005. In January 2005, we amended and restated the 15% notes to (a) eliminate the requirements to prepay the 15% notes out of proceeds of our public offering, and (b) extend the maturity date of all 15% notes to November 2005. In consideration for such financial accommodations, we issued to the remaining note holders additional warrants to purchase an aggregate of 26,042 shares of common stock exercisable at an exercise price of $48 per share (subject to anti-dilution provisions), agreed to eliminate any right to repurchase or cancel the original warrants to purchase an aggregate of 35,714 shares of common stock exercisable at $35 per share, issued to such investors in May 2004, and granted certain "cashless" exercise rights for the warrants. We also had the option to give the note holders the right to convert to shares of our common stock at $35 per share, and the note holders have 60 days to decide whether or not to convert. We also agreed to file a registration statement no later than February 11, 2005 to register shares underlying the new warrants, the original warrants, and the potential conversion of the revised notes (a total of 97,500 shares of common stock). This registration statement was declared effective by the Securities and Exchange Commission on March 8, 2005. It included the shares underlying the original and new warrants. As of June 30, 2005, we had not registered the shares underlying the potential conversion of these notes. We accrued the applicable penalty as of September 30, 2005 and are including the shares underlying potential conversion in this registration statement.

      In May 2004, we entered into a financial advisory agreement with Strategic Development Partners, LLC, an affiliate of Great Court. Under the terms of the advisory agreement, Strategic Development Partners agreed to assist us in connection with our marketing efforts and in introducing us to investment bankers and/or broker/dealers who may assist us in the sale of our securities in the United States and Europe. We agreed to issue to Strategic Development Partners, for $1,143, a total of 11,429 shares of our common stock and paid Strategic Development Partners $75,000. We had the right to cancel the agreement at any time after July 28, 2004 on 30 days notice.

      In conjunction with the renegotiation of the terms of the 15% notes, we renegotiated the Strategic Development Partners agreement under which we issued and sold to SD Partners for $1,125 a total of 11,250 shares of common stock and also issued five-year warrants to purchase up to 11,250 shares of common stock at $48 per share, subject to anti-dilution provisions. In addition, we agreed to register all of these shares by February 11, 2005 in the registration statement to be filed under the Great Court Agreement, which registration statement was declared effective on March 8, 2005. The shares underlying the original and new warrants were registered. The shares underlying the potential conversion of these notes have not been registered and we have accrued the applicable penalty. Finally, we agreed to pay SD Partners a fee of $125,000.

      In August 2004, we issued $430,000 of notes with interest at 12% to four individuals, with a sixty (60) day maturity date. The holders of $80,000 of these notes agreed to convert principal and accrued interest into common stock at $35 per share. The holder of $250,000 of these notes agreed to convert $125,000 of principal plus accrued interest into common stock at $35 per share and to extend $125,000 of these notes plus accrued interest to December 31, 2005. The remaining $100,000 note became a demand note, $50,000 of which was repaid in the quarter ending March 31, 2005.

      The Company filed an SB-2 Registration Statement with an effective date of September 8, 2004. On September 27, 2004, Gravitas, as a placement agent, completed $2,986,000 of financing at $35 per share. On December 7, 2004, Gravitas completed $990,225 of financing and $1,069,200 of financing both at $45 per share. The public offering was closed on December 7, 2004.

      On December 10, 2004, we closed a private sale of 2,222 shares of common stock at $45 per share.

      During the six months ended March 31, 2005, we closed on a sale of $1.6 million, three year, 5% convertible notes that were convertible to common stock at $40 per share, completed the private sale of $595,000 of common stock at $40 per share and the private sale of $19,485 of common stock at $45 per share, which were used to meet ongoing working capital requirements in 2005.

      In May 2005, we completed the private sale of 1,000 common shares at $40 per share.

      In February 2005, we raised $2,100,000 in a sale of our 5% convertible notes in the aggregate principal face amounts of $1,600,000 and raised $500,000 through the sale of 12,500 shares of our common stock at $40 per such share through Laconia Capital Corporation, a registered broker-dealer. The convertible notes were convertible at $40 per common share.

      In July 2005, we issued $1,310,000 of convertible notes to 12 individuals, some of whom were then shareholders of ours. The convertible notes were convertible at $12.50 per common share. In connection with the issuance of these notes, we also issued to the lenders two year warrants entitling them to purchase 104,800 shares of our common stock at an exercise price of $12.50 per share. The notes were originally due on September 18, 2005, and bore interest at the rate of 12% per annum, payable at maturity. In consideration for extending the maturities of these notes, we offered each note holder additional interest of 1%. The holders of $810,000 of these notes accepted the offer and agreed to convert their notes upon the next equity round. As of September 30, 2005, we were in default on $500,000 of these notes and accordingly the interest rate is now at 15% per annum. We repaid $200,000 plus interest in October 2005, leaving a principal balance of $300,000. In December 2005, we issued this note holder additional warrants to purchase 24,000 shares of common stock at $12.50 per share.

      In December 2005, we raised $146,000 through the issuance of 12% Convertible Notes to 5 individuals who were shareholders of ours. These notes were convertible at $12.50 per common share, and would mature on March 31, 2006. The notes were accompanied by warrants to purchase 5,840 shares at $12.50 per share. The warrants would have expired in December 2007.

      In January 2006, we issued and sold 1,093 shares of our Series A Convertible Preferred Stock, $0.001 par value ("Series A preferred stock"), and warrants ("Warrants") to purchase up to 683,125 shares of our common stock, $0.001 par value ("Common Stock"), for an aggregate purchase price of $5,465,000 (the "Series A Offering").

      The Warrants are exercisable at a price of $4.00 per share, subject to normal and customary anti-dilution adjustments, or if we sell additional securities at a purchase price lower than such exercise price. The Warrants expire, subject to certain limited exceptions, on January 20, 2011. The Warrants may be exercised for cash or, if following the first anniversary of the date of their purchase the shares underlying the Warrants may not then be freely sold to the public for any reason, pursuant to a cashless exercise feature. We have the right to call the Warrants if the closing price of our common stock equals or exceeds $12.00 for each of 20 consecutive trading days and certain other conditions are met. At any given time, we may not call more than the lesser of
(i) 20% of the aggregate amount of Warrants initially issued or (ii) the number of remaining Warrants held by the holders thereof.

      The Series A preferred stock will be entitled to such dividends as may be determined by our board of directors from time to time, provided that we may not pay cash dividends on the common stock without paying a dividend on the Series A preferred stock on an as-converted basis. Upon any liquidation, dissolution or winding up of our company, the holders of the Series A preferred stock will be entitled to a liquidation preference equal to the purchase price of the Series A preferred stock plus any accrued and unpaid dividends. The Series A preferred stock is convertible at any time at the holders' option at a conversion price of $2.00 per share, subject to adjustment in certain circumstances. Currently, each share of Series A preferred stock is convertible into 2,500 shares of common stock. In addition to any other voting rights provided by law, the Series A preferred stock has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each share of Series A preferred stock is entitled to one vote for each share of common stock into which it is then convertible. As of the date hereof, 22 shares of our Series A preferred stock have been converted into 55,000 shares of our common stock.

      We filed with the Securities and Exchange Commission a registration statement covering the resale of the common stock issuable upon conversion of the Series A preferred stock and upon exercise of the Warrants purchased in the Series A Offering, which became effective as of May 9, 2006. If we do not keep the registration statement effective until the date on which all of such shares covered by such registration statement may be sold pursuant to Rule 144(k), then we will have to pay to each Investor liquidated damages equal to 1.5% percent of the aggregate subscription amount paid by the investors for each month that such event has not occurred.

      As a condition to the Investors agreeing to the terms of the Offering, we were required to restructure our outstanding debt and warrants as follows: (i) all of our outstanding debt (the "Outstanding Debt") as of January 13, 2006 had to be paid in full to the debtholders of record (the "Debtholders") as of January 13, 2006 by (A) converting 50% of the principal amount of the Outstanding Debt into approximately 1,232,750 shares of our common stock at the conversion rate of $2.00 per share; and (B) converting the remaining 50% of the principal amount of the Outstanding Debt into approximately 197,240 shares of our common stock at the conversion rate of $12.50 per share; and (C) issuing warrants (the "Debtholder Warrants") to purchase an aggregate of 308,188 shares of common stock at the exercise price of $4.00 per share for a period of five years; and (ii) all of the holders (the "Warrantholders") of our outstanding warrants (the "Original Warrants") as of January 13, 2006 received amended and restated warrants (the "Restated Warrants") whereby the Warrantholders have the right to purchase approximately 172,173 or 50% of the number of shares of our common stock each Warrantholder could have purchased under the Original Warrants at the exercise price of $4.00 per share for a period of five years ((i) and (ii) above collectively referred to herein as the "Restructuring"). As a result of the Restructuring, we have agreed to issue an aggregate of 1,429,990 shares of our common stock in satisfaction of our Outstanding Debt and agreed to issue warrants to purchase an aggregate of 480,361 shares of our common stock in satisfaction of Outstanding Debt and restating of the Original Warrants. As of January 13, 2006, we obtained the consent of all of the Debtholders and Warrantholders as to the terms of the Restructuring.

      In addition to the foregoing, as consideration for certain defaults related to our registration obligations, we issued an aggregate of 33,000 shares of common stock (or common stock equivalents) to the holders of the obligations.

      At the time of the Offering, we did not have a sufficient number of authorized shares of common stock available to issue the shares of common stock that we were required to issue pursuant to the terms of the Restructuring or the Offering. Effective April 7, 2006, we amended our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue to 375,000,000 (the "Amendment") and to effectuate a one-for-100 reverse split of the our common stock (the "Reverse Split"). As a result of the Amendment and Reverse Split, we have sufficient authorized shares of common stock available to issue, and reserve for issuance, all of the shares of common stock required to be issued, or reserved for issuance, pursuant to the Offering and the Restructuring. As of the date hereof, all of such shares have been issued, with the exception of 384,369 shares, which are subject to certain ownership limitations.

      As of March 13, 2006, we entered into a Consulting Agreement with Investor Relations Services, Inc. and a related Payment Agreement with Summit Trading Limited (the "Agreements"). Pursuant to the Agreements, we issued 75,000 shares of our common stock (the "Shares"), and granted options to purchase an additional 100,000 shares of our common stock, to Summit Trading Limited, in consideration for certain investor relations and public relations services to be provided. Further, we granted Summit Trading Limited "piggyback registration rights" with regard to the Shares.

      In November 2006, we issued and sold 2,298,077 shares of our Series B Convertible Preferred Stock, $0.001 par value ("Series B preferred stock"), and warrants ("Warrants") to purchase up to 346,218 shares of our common stock, $0.001 par value ("Common Stock"), for an aggregate purchase price of $3,000,500.30 (the "Series B Offering").

      The Warrants are exercisable at a price of $2.60 per share, subject to normal and customary anti-dilution adjustments, or if we sell additional securities at a purchase price lower than such exercise price. The Warrants expire, subject to certain limited exceptions, on November 9, 2011. The Warrants may be exercised for cash or, in certain circumstances, pursuant to a cashless exercise feature. We have the right to call the Warrants if the closing price of our common stock equals or exceeds $5.20 for each of 20 consecutive trading days and certain other conditions are met. In any three-month period, we may not call more than the lesser of (i) 20% of the aggregate amount of Warrants initially issued or (ii) the number of remaining Warrants held by the holders thereof.

      The Series B preferred stock will be entitled to such dividends as may be determined by our board of directors from time to time, provided that we may not pay cash dividends on the common stock without paying a dividend on the Series B preferred stock on an as-converted basis. Upon any liquidation, dissolution or winding up of our company, the holders of the Series B preferred stock will be entitled to a liquidation preference equal to the purchase price of the Series B preferred stock plus any accrued and unpaid dividends. Each share of the Series B preferred stock is convertible at any time at the holder's option into one share of common stock, subject to adjustment in certain circumstances. In addition to any other voting rights provided by law, the Series B preferred stock has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each share of Series B preferred stock is entitled to one vote for each share of common stock into which it is then convertible.

      We agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants, no later than 60 days after the closing of the Series B Offering. If such registration statement is not filed on or before 60 days after the closing of the Series B Offering or if the registration statement is not declared effective by the Securities and Exchange Commission on or before 120 days after the closing of the Series B Offering, then the Company must pay to each investor liquidated damages equal to 1.5% percent of the aggregate subscription amount paid by the investors for each month that such event has not occurred.

ITEM 27.  EXHIBITS

      The following exhibits are filed as part of this registration statement.

EXHIBIT NO.     DESCRIPTION
-----------     -----------


3.1 Amended and Restated Certificate of Incorporation of Chantal Skin Care Corporation -- incorporated by reference to Exhibit
                2.1 to Form 10-SB filed on February 12, 2004.

3.2 Certificate of Amendment to Certificate of Incorporation of Utix Group, Inc., dated January 21, 2005 -- incorporated by reference to Exhibit 3.1.2 to Registration 333-1222774 filed on February 11, 2005.

3.3 Certificate of Correction, dated March 9, 2006 -- incorporated by reference to Exhibit 3.4 to Registration 333-132165 filed on May 4, 2006.

3.5 Certificate of Amendment to Certificate of Incorporation of Utix Group, Inc., dated April 7, 2006 -- incorporated by reference to
                Exhibit 3.4 to Registration 333-132165 filed on May 4, 2006.

3.5 Amended and Restated Bylaws of Utix Group, Inc. -- incorporated by reference to Exhibit 2.2 to Form 10-SB filed on February 12, 2004.

4.1 Form of Warrant -- incorporated by reference to Exhibit 10.2 to Form 8-K filed on January 26, 2006.

4.2             2003 Stock Option Plan -- incorporated by reference to Exhibit
                6.5 to Form 10-SB filed on February 12, 2004.

4.3 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock--incorporated by reference to
                Exhibit 4.1 to Form 8-K filed on January 26, 2006.

4.4 Consent dated April 7, 2006, between Utix Group, Inc. and certain Investors waiving option rights under section 2(b) of Purchase Agreement dated January 13, 2006 -- incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 12, 2006.

4.5 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock--incorporated by referenced to
                Exhibit 4.1 to Form 8-K filed on November 7, 2006.


5.1 Opinion re legality of shares issued -- to be filed by amendment.

9.1 Voting Agreement, dated as of November 13, 2003, by and between the Rubin Family Irrevocable Stock Trust and Utix Group, Inc. -- incorporated by reference to Exhibit 3.4 to Form 10-SB filed on February 12, 2004.

9.2 Voting Agreement, dated as of November 13, 2003, by and between certain stockholders of Utix Group, Inc. and Utix Group, Inc. -- incorporated by reference to Exhibit 3.5 to Form 10-SB filed on February 12, 2004.

EXHIBIT NO.     DESCRIPTION
-----------     -----------

10.1 Convertible Loan Agreement, dated October 2003, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as Guarantor, and the lenders who are signatories thereto, for an aggregate amount of $225,000 -- incorporated by reference to Exhibit 3.1 to Form 10-SB filed on February 12, 2004. 10.2 Loan Agreement, dated October 2003, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as Guarantor, and the lenders who are signatories thereto, for an aggregate amount of $600,000 (collectively with Exhibit 3.1, the "November 2003" loan) -- incorporated by reference to Exhibit
                3.3 to Form 10-SB filed on February 12, 2004.


10.2 Lock-Up Agreement, dated as of November 13, 2003, by and among Utix Group, Inc. and each of the stockholders listed on Schedule A thereto -- incorporated by reference to Exhibit 3.3 to Form 10-SB filed on February 12, 2004.

10.3 Form of Warrant issued in connection with loan agreements -- incorporated by reference to Exhibit 3.6 to Form 10-SB filed on February 12, 2004.

10.4 Form of Loan Agreement, dated July 2003, and the replacement notes issued by Utix Group, Inc. pursuant to the Share Exchange Agreement (see Exhibit 10.14) -- incorporated by reference to
                Exhibit 3.7 to Form 10-SB filed on February 12, 2004.

10.5 Loan Agreement, dated February 12, 2004, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as Guarantor, and the lenders who are signatories thereto, for an aggregate amount of $350,000 -- incorporated by reference to
                Exhibit 3.8 to Form 10-SB/A filed on April 12, 2004.

10.6 Loan Agreement, dated April 2004, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as grantor of a security interest, and the lenders who are signatories thereto, for an aggregate amount of $300,000 -- incorporated by reference to Exhibit 3.9 to Form 10-SB/A filed on April 12, 2004.

10.7 Securities Purchase Agreement, dated 21, May 2004, by and among Utix Group, Inc., Great Court Capital LLC and the purchasers who are signatories thereto -- incorporated by reference to Exhibit
                3.10 to Form 10-SB/A filed on June 17, 2004.

10.8 Development Agreement, dated April 4, 2003, by and between eFunds Prepaid Solutions/WildCard Systems, Inc. and Corporate Sports Incentives, Inc. -- incorporated by reference to Exhibit
                6.1 to Form 10-SB filed on February 12, 2004.

10.9 Ticket Issuer Agreement, dated as of January 21, 2004, by and between Discover Financial Services, Inc. and Utix Group, Inc. -- incorporated by reference to Exhibit 6.3 to Form 10-SB filed on February 12, 2004.

10.10 Employment Agreement for Anthony G. Roth -- incorporated by reference to Exhibit 6.4 to Form 10-SB filed on February 12, 2004.

EXHIBIT NO.     DESCRIPTION
-----------     -----------


10.11 Lease for principal offices located at 170 Cambridge Street, Burlington, MA -- incorporated by reference to Exhibit 6.6 to Form 10-SB filed on February 12, 2004.

10.12 Share Exchange Agreement, dated as of October 31, 2003, by and among Utix Group, Inc. (fka Chantal Skin Care Corporation), Corporate Sports Incentives, Inc., Joel Pensley, an individual, and the stockholders of Corporate Sports Incentives, Inc. -- incorporated by reference to Exhibit 12 to Form 10-SB filed on February 12, 2004.

10.13 Lease for offices at New England Executive Park -- incorporated by reference to Exhibit 10.7 to Form 10-QSB filed on May 16, 2005.

10.14 Form of Registration Rights Agreement, dated January 13, 2006, between Utix Group, Inc. and certain Investors -- incorporated by reference to Exhibit 10.3 to Form 8-K filed on January 26, 2006.

10.15 Form of Agreement, dated January 13, 2006, between Utix Group, Inc. and certain Investors -- incorporated by reference to
                Exhibit 10.4 to Form 8-K filed on January 26, 2006.

10.16 Purchase Agreement, dated January 13, 2006, between Utix Group, Inc. and certain Investors -- incorporated by reference to
                Exhibit 10.1 to Form 8-K filed on January 26, 2006.

10.17 Employment Agreement of Mark L. Pover -- incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 1, 2006.

10.18 Letter of Intent, dated July 17, 2006, by and between Utix Group, Inc. and PGA TOUR, Inc. -- incorporated by reference to
                Exhibit 10.1 to Form 8-K filed July 21, 2006.

10.19 Purchase Agreement, dated November 9, 2006, between Utix Group, Inc. and certain Investors -- to be filed by amendment.

10.20 Registration Rights Agreement, dated November 9, 2006, between Utix Group, Inc. and certain Investors -- to be filed by amendment.


21.1            Subsidiaries of the Registrant -- incorporated by reference to
                Exhibit 21.1 to Registration No. 333-112745 filed on February 12, 2004.

23.1            Consent of Vitale, Caturano & Company, Ltd. -- filed herewith.

23.2 Consent of Hodgson Russ LLP -- contained in their Opinion filed as Exhibit 5.1.

ITEM 28.  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For the purpose of determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      (3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (5) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended Registration Statement to be signed on its behalf by the undersigned, in the City of Burlington, State of Massachusetts, on November 13, 2006.


                                     UTIX GROUP, INC.


                                     By: /s/ Anthony G. Roth
                                         ---------------------------------------
                                         Anthony G. Roth
                                         President and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name                         Title                               Date
----                         -----                               ----


/s/ Anthony G. Roth          President, Chief Executive       November 13, 2006
--------------------------   Officer and Director
Anthony G. Roth

             *               Chief Financial Officer          November 13, 2006
--------------------------
Mark L. Pover

             *               Co-Chairman of the Board         November 13, 2006
--------------------------   of Directors
Jonathan Adams

             *               Co-Chairman of the Board         November 13, 2006
--------------------------   of Directors
Charles A. Lieppe

             *               Director                         November 13, 2006
--------------------------
Robert Powers

             *               Director                         November 13, 2006
--------------------------
Robert J. Corliss

/s/ William M. Fenimore, Jr. Director                         November 13, 2006
--------------------------
William M. Fenimore, Jr.


    *By: /s/ Anthony G. Roth
         -------------------
         Anthony G. Roth
         Attorney-in-fact